AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21,
   2000
                                            REGISTRATION NO. 333-________
   ======================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                       ______________________________

                                  FORM S-4
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                       ______________________________

                        MARQUETTE SAVINGS BANK, S.A.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                       ______________________________


   WISCONSIN
   (STATE OR OTHER               6036                39-0452450
   JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
   INCORPORATION)      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                         10533 WEST NATIONAL AVENUE
                         WEST ALLIS, WISCONSIN 53227
                               (414) 327-3700

             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
      INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           ______________________

                             RICHARD A. KNISBECK
                         10533 WEST NATIONAL AVENUE
                         WEST ALLIS, WISCONSIN 53227
                               (414) 327-3700

     (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                                  COPY TO:

                         CHRISTOPHER J. ZINSKI, ESQ.
                            SCHIFF HARDIN & WAITE
                              6600 SEARS TOWER
                           CHICAGO, ILLINOIS 60606
                               (312) 258-5548
                         __________________________








        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE
   SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
























































        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is
   compliance with General Instruction G, check the following box.    [_]

        If this form is being filed to register additional securities for an offering under Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
   offering.                                                          [_]

        If this form is a post-effective amendment filed under Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier
   effective registration statement for the same offering.            [_]

                       CALCULATION OF REGISTRATION FEE
   ====================================================================

        TITLE OF EACH CLASS                              PROPOSED MAXIMUM           PROPOSED
        OF SECURITIES TO BE         AMOUNT TO BE        OFFERING PRICE PER      MAXIMUM AGGREGATE           AMOUNT OF
            REGISTERED             REGISTERED<1>             SHARE<2>           OFFERING PRICE<2>      REGISTRATION FEE<2>
       Common Stock, $.01
       par value                     2,377,852                $5.4375            $12,929,570.25             $3,413.41

     ====================================================================

   <F1> Based on the maximum number of shares to be issued, in respect of the same number of shares of Marquette Savings Bank, S.A. common stock outstanding, upon consummation of the reorganization described herein.

   <F2> Estimated solely for purposes of determining the registration fee and based, in accordance with Rule 457(f), upon the average of the bid and ask prices for the common stock of Marquette Savings Bank, S.A. as quoted on the OTC electronic bulletin board on January 20, 2000.

                       ______________________________

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
   ====================================================================











                        MARQUETTE SAVINGS BANK, S.A.
                         10533 WEST NATIONAL AVENUE
                         WEST ALLIS, WISCONSIN 53227
                               (414) 327-3700
                            ___________ __, 2000
   Dear Stockholder:

        This proxy statement/prospectus and accompanying proxy card are being furnished to the stockholders of Marquette Savings Bank, S.A. in connection with the solicitation of proxies by Marquette from holders of the outstanding shares of Marquette's common stock, as of the close of business on ______ __, 2000, which is the record date, for use at the special meeting of stockholders of Marquette to be held on _______ 2000, ____ at _______________, _________, __________, at ____ _.m.,
   local time.

        At this special meeting, a vote will be taken on the proposal to approve an agreement and plan of reorganization, which provides for the establishment of Marquette Capital Holding Company, Inc., as a stock holding company parent of Marquette. This stock holding company will be majority owned by Marquette Financial, M.H.C., a federally-chartered mutual holding company. Under the reorganization agreement:

        *    Marquette will be wholly owned by the stock holding company;

        * the stock holding company will become a majority owned subsidiary of Marquette Financial; and

        * each outstanding share of common stock, par value $.01 per share, of Marquette will be converted automatically into one share of common stock, par value $.01 per share, of the stock holding company.

   Upon the consummation of the reorganization, each stockholder of Marquette will have the same ownership interest in the stock holding company as that stockholder had in Marquette immediately before the reorganization.

        THE BOARD OF DIRECTORS OF MARQUETTE HAS DETERMINED THAT THE REORGANIZATION IS IN THE BEST INTERESTS OF STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE REORGANIZATION AGREEMENT.

        Whether or not you plan to attend the meeting, please take the time to vote by completing and signing the enclosed proxy card and mailing it to us. IF YOU COMPLETE, SIGN AND MAIL YOUR PROXY WITHOUT INDICATING HOW YOU WANT TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF THE REORGANIZATION AGREEMENT. If you abstain or do not vote, this will have the effect of a vote against the reorganization agreement. This proxy statement/prospectus provides you with detailed information about the proposed reorganization.









        NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROXY/STATEMENT PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.


                            Sincerely,


                            /s/ Richard A. Knisbeck
                                Richard A. Knisbeck
                                President and Chief Executive Officer

        The date of this proxy statement/prospectus is ______ __, 2000, and it and the accompanying notice of special meeting and form of proxy card are first being mailed to Marquette stockholders on or about ______ ___, 2000.









































                        MARQUETTE SAVINGS BANK, S.A.
                         10533 WEST NATIONAL AVENUE
                         WEST ALLIS, WISCONSIN 53227
                               (414) 327-3700

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON ________ __, 2000

        NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Marquette Savings Bank, S.A. will be held at __________________, ___________________________________________, on ________ __, 2000 at
   ______.m., local time, to consider and vote upon the:

        1. Approval of the agreement and plan of reorganization providing for the establishment of Marquette Capital Holding Company, Inc. as a stock holding company parent of Marquette. This stock holding company will be majority owned by Marquette Financial, M.H.C., Marquette's mutual holding company. Under the reorganization agreement:

             * Marquette will become a wholly owned subsidiary of the stock holding company, which will become a majority owned subsidiary of Marquette Financial, and

             * each outstanding share of common stock, par value $.01 per share, of Marquette will be converted automatically into one share of common stock, par value $.01 per share, of the stock holding company; and

        2. Transaction of other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

        Only stockholders of record at the close of business on __________ ___, 2000 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting.

        Each stockholder has the right to dissent and demand payment of the fair value of the stockholder's common stock. The right of a stockholder to receive this payment is contingent upon compliance with the requirements of the dissenters' rights provisions of the Wisconsin Business Corporation Law, which are contained in Exhibit D.

                                 By Order of the Board of Directors,

                                 /s/ Richard A. Knisbeck

                                 Richard A. Knisbeck
                                 President and Chief Executive Officer
   West Allis, Wisconsin
   ____________ ____, 2000







                              TABLE OF CONTENTS
                             ------------------
                                                                     Page
                                                                     ----

   SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -1-
        THE MEETING  . . . . . . . . . . . . . . . . . . . . . . . .  -1-


   THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . .  -2-
        THE REORGANIZATION . . . . . . . . . . . . . . . . . . . . .  -3-
        RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE
             REORGANIZATION  . . . . . . . . . . . . . . . . . . . .  -3-
        DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . .  -3-
        EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . .  -3-
        REGULATORY APPROVALS . . . . . . . . . . . . . . . . . . . .  -4-
        MATERIAL PROVISIONS OF THE REORGANIZATION AGREEMENT  . . . .  -4-
        TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . .  -4-
        MARKET PRICES  . . . . . . . . . . . . . . . . . . . . . . .  -4-
        ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . .  -5-

   THE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . .  -6-
        PLACE, TIME AND DATE . . . . . . . . . . . . . . . . . . . .  -6-
        MATTERS TO BE CONSIDERED . . . . . . . . . . . . . . . . . .  -6-
        RECORD DATE AND VOTING RIGHTS  . . . . . . . . . . . . . . .  -6-
        VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . .  -7-
        VOTE BY MARQUETTE FINANCIAL AND ALL MARQUETTE DIRECTORS AND
             EXECUTIVE OFFICERS  . . . . . . . . . . . . . . . . . .  -7-
        PROXIES  . . . . . . . . . . . . . . . . . . . . . . . . . .  -7-

   VOTING SECURITIES AND PRINCIPAL HOLDERS . . . . . . . . . . . . .  -9-

   MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . -10-
        DIRECTORS AND EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS . . . -11-
        EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . -11-
        SALARY CONTINUATION AGREEMENTS . . . . . . . . . . . . . . . -14-
        EMPLOYMENT AGREEMENTS  . . . . . . . . . . . . . . . . . . . -14-
        DIRECTORS' FEES  . . . . . . . . . . . . . . . . . . . . . . -17-

   MARKET FOR THE COMMON STOCK . . . . . . . . . . . . . . . . . . . -17-

   DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . -18-

   BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
        LENDING ACTIVITIES . . . . . . . . . . . . . . . . . . . . . -18-
        INVESTMENT ACTIVITIES  . . . . . . . . . . . . . . . . . . . -36-

   DEPOSIT ACTIVITIES AND OTHER SOURCES OF FUNDS . . . . . . . . . . -38-
        SUBSIDIARY ACTIVITIES  . . . . . . . . . . . . . . . . . . . -42-
        COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . -43-
        EMPLOYEES  . . . . . . . . . . . . . . . . . . . . . . . . . -44-
        FACILITIES . . . . . . . . . . . . . . . . . . . . . . . . . -44-

        LEGAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . . -44-
        REGULATION AND SUPERVISION . . . . . . . . . . . . . . . . . -45-
        WISCONSIN SAVINGS ASSOCIATION REGULATION . . . . . . . . . . -45-
        FEDERAL REGULATORY OVERSIGHT . . . . . . . . . . . . . . . . -48-
        FEDERAL RESERVE SYSTEM . . . . . . . . . . . . . . . . . . . -58-
        GRAMM-LEACH-BLILEY ACT . . . . . . . . . . . . . . . . . . . -58-
        REGULATION OF MARQUETTE FINANCIAL  . . . . . . . . . . . . . -59-
        FEDERAL TAXATION . . . . . . . . . . . . . . . . . . . . . . -62-
        WISCONSIN TAXATION . . . . . . . . . . . . . . . . . . . . . -63-

   TRANSACTIONS WITH RELATED PERSONS . . . . . . . . . . . . . . . . -63-

   THE REORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . -65-
        GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . -65-
        REASONS FOR THE REORGANIZATION . . . . . . . . . . . . . . . -65-
        STOCK HOLDING COMPANY POWERS . . . . . . . . . . . . . . . . -65-
        CORPORATE GOVERNANCE MATTERS . . . . . . . . . . . . . . . . -66-
        RECOMMENDATION . . . . . . . . . . . . . . . . . . . . . . . -66-
        REGULATORY APPROVALS . . . . . . . . . . . . . . . . . . . . -66-
        REORGANIZATION AGREEMENT . . . . . . . . . . . . . . . . . . -66-
        EFFECTIVE DATE . . . . . . . . . . . . . . . . . . . . . . . -69-
        OPTIONAL EXCHANGE OF STOCK CERTIFICATES  . . . . . . . . . . -69-
        DISSENTERS' RIGHTS . . . . . . . . . . . . . . . . . . . . . -69-
        TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . . . -72-
        CONSEQUENCES UNDER FEDERAL SECURITIES LAWS . . . . . . . . . -73-
        CONDITIONS TO THE REORGANIZATION . . . . . . . . . . . . . . -74-
        AMENDMENT, TERMINATION OR WAIVER . . . . . . . . . . . . . . -74-
        BUSINESS OF THE STOCK HOLDING COMPANY  . . . . . . . . . . . -75-
        MANAGEMENT OF THE STOCK HOLDING COMPANY  . . . . . . . . . . -75-
        COMPARISON OF STOCKHOLDERS RIGHTS AND ANTI-TAKEOVER
             PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . -77-
        REGULATION OF THE STOCK HOLDING COMPANY  . . . . . . . . . . -82-
        DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY  . -85-
        ACCOUNTING TREATMENT . . . . . . . . . . . . . . . . . . . . -86-

   STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . -86-

   WHERE YOU CAN FIND MORE INFORMATION . . . . . . . . . . . . . . . -87-

   FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . -87-

   EXHIBITS

   A.   Agreement and Plan of Reorganization
   B.   Federal Stock Charter of Marquette Capital Holding Company, Inc.
   C.   Bylaws of Marquette Capital Holding Company, Inc.
   D.   Dissenters' Rights Provisions of the Wisconsin Business
        Corporation Law

        THIS DOCUMENT INCORPORATES BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT.

        THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS UPON WRITTEN OR ORAL REQUEST TO MR. GARY J. SPARZA, SECRETARY OF MARQUETTE SAVINGS BANK, S.A., AT 10533 WEST NATIONAL AVENUE, WEST ALLIS,
   WISCONSIN 53227, TELEPHONE (414) 327-3700.

        TO OBTAIN TIMELY DELIVERY OF THE INFORMATION, STOCKHOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN 5 BUSINESS DAYS BEFORE DATE THEY MUST MAKE THEIR INVESTMENT DECISION.

                                   SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It does not contain all the information that you should consider. Therefore, you also should read the more detailed information contained elsewhere in this proxy statement/prospectus, including the exhibits.

   THE MEETING

        MEETING AND RECORD DATE. A special meeting of the stockholders of Marquette Savings Bank, S.A. will be held on ______________, 2000, at __________, at _____________, local time. Only holders of record of common stock at the close of business on the record date, __________, 2000, are entitled to notice of, and to vote at, the meeting. See "The Meeting - Place, Time and Date" and "- Record Date and Voting Rights."

        MATTERS TO BE CONSIDERED. At the meeting, stockholders will vote on the approval of the agreement and plan of reorganization, dated as of December 14, 1999, by and among Marquette, Marquette Capital Holding Company, Inc., the stock holding company, and Marquette Interim Federal Savings Bank, under which Marquette will become a wholly owned subsidiary of the stock holding company, which will become a subsidiary of Marquette Financial, M.H.C., Marquette's mutual holding company. In addition, each share of Marquette common stock will be converted automatically into one share of common stock of the stock holding company. Stockholders will also consider and vote upon other matters as may properly be brought before the meeting. See "The Meeting - Matters to be Considered."

        VOTE REQUIRED. Approval of the reorganization agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Marquette common stock. As of the record date, there were _______ shares of Marquette common stock entitled to be voted at the meeting. See "The Meeting - Vote Required." Approval of the reorganization agreement by the Marquette stockholders is a condition to, and required for, consummation of the reorganization. See "The Reorganization - Conditions to the Reorganization."

        VOTING SECURITIES. As of November 30, 1999, Marquette Financial held 1,329,531 shares or approximately 56 percent of the outstanding common stock of Marquette. As of November 30, 1999, all directors and executive officers of Marquette held 101,615 shares or approximately
   4.3 percent of the outstanding shares of common stock of Marquette. Marquette Financial and all directors and executive officers of Marquette have indicated that they intend to vote their shares of
   common stock for approval of the reorganization agreement.   See "The
   Meeting - Vote by Marquette Financial and All Marquette Directors and Executive Officers" and "Voting Securities and Principal Holders."










   THE PARTIES

        MARQUETTE. Marquette is a Wisconsin-chartered capital stock savings association headquartered in West Allis, Wisconsin. Marquette's deposits are insured by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund. Marquette is regulated by the Wisconsin Department of Financial Institutions and the Office of Thrift Supervision. Effective January 21, 1998, Marquette completed its conversion from a mutual to a stock institution and formed Marquette Financial as its federally-chartered mutual holding company. This conversion involved the sale of shares of Marquette's common stock. As of November 30, 1999, Marquette Financial owned 1,329,531 shares, or 56 percent, of Marquette's common stock. Marquette's common stock is quoted on the OTC electronic bulletin board under the symbol "MRQT."

        The principal business of Marquette is attracting retail deposits from the general public in Milwaukee, Waukesha and Racine counties and adjacent counties in Wisconsin and investing those deposits, together with funds generated from its operations, in one-to four-family and multi-family mortgage loans, U.S. government and agency securities, and to a lesser extent, commercial real estate loans, home equity and improvement loans and investment grade corporate debt instruments. Marquette primarily originates residential mortgage loans for investment; however, from time to time, Marquette will sell fixed-rate residential mortgage loans in the secondary market to other financial institutions and their affiliates and private investors, generally on a servicing released basis. Marquette's revenues are derived principally from interest on its mortgage loans and other loans and interest and dividends on its investment securities and, to a lesser extent, loan transaction fees, service charges and joint venture activities. Marquette's primary sources of funds are deposits, principal and interest payments on loans and investment securities and Federal Home Loan Bank advances. At September 30, 1999, Marquette had total assets of $82,420,268, total deposits of $58,024,716, and stockholders' equity of $20,931,225.

        Marquette's principal executive office is located at 10533 West National Avenue, West Allis, Wisconsin 53227 and its telephone number is (414) 327-3700.

        THE STOCK HOLDING COMPANY. Marquette Capital Holding Company, Inc., a federally-chartered stock corporation, will be the stock holding company which will be formed in the reorganization. The stock holding company will be incorporated solely for the purpose of becoming a savings and loan holding company and has no prior operating history. Upon the completion of the reorganization, Marquette will become a wholly owned subsidiary of the stock holding company and each stockholder of Marquette will become a stockholder of the stock holding company with the same ownership interest as the stockholder's ownership interest in Marquette immediately before the reorganization. Immediately after the reorganization, it is expected that the stock holding company will not engage in any business activity other than to hold all of the voting stock of Marquette. The stock holding company's principal executive office, address and telephone number will be the same as those of Marquette.

        MARQUETTE INTERIM. Marquette Interim Federal Savings Bank, a soon to-be-formed interim federal stock savings bank, which initially will be a wholly owned subsidiary of the stock holding company, and will not conduct any ongoing operations. Its sole purpose will be to facilitate the reorganization.

   THE REORGANIZATION

        Each Marquette stockholder is being asked to consider and vote upon a proposal to approve the reorganization agreement, under which Marquette will become a wholly owned subsidiary of the stock holding company, which, in turn, will become a subsidiary of Marquette Financial, and each share of Marquette common stock will be converted automatically into one share of common stock of the stock holding company. See "The Reorganization - Reorganization Agreement," "- Comparison of Stockholders Rights and Anti-takeover Provisions" and "- Description of Capital Stock of the Stock Holding Company."

   RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE
   REORGANIZATION

        Marquette's board of directors has unanimously approved the reorganization agreement and has determined that the reorganization will provide greater operating flexibility than Marquette's existing mutual holding company structure and that the reorganization is in the best interests of Marquette and its stockholders. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT. For a discussion of the reasons for the reorganization, see "The Reorganization - Reasons for the Reorganization."

   DISSENTERS' RIGHTS

        The Wisconsin Business Corporation Law governs the dissenters' rights of Marquette stockholders. Under the WBCL, Marquette stockholders may assert dissenters' rights and demand payment of the fair value of their common stock. To assert dissenters' rights, Marquette stockholders cannot vote their shares of common stock in favor of the reorganization agreement and must take other actions required by the WBCL. However, the valid exercise of dissenters' rights by a stockholder could result in the reorganization being abandoned. See "The Reorganization - Dissenters' Rights."

   EFFECTIVE DATE

        The effective date of the reorganization will be the date upon which the articles of combination are endorsed by the WDFI and the OTS. See "The Reorganization - Effective Date."

   REGULATORY APPROVALS

        Completion of the reorganization is conditioned upon receiving the approval of the OTS and the WDFI. The OTS must approve the formation of the stock holding company, including its charter, the stock company's acquisition of 100 percent of the common stock of Marquette and the merger between Marquette and Marquette Interim. The WDFI must approve the merger between Marquette and Marquette Interim. See "The Reorganization - Regulatory Approvals."

   MATERIAL PROVISIONS OF THE REORGANIZATION AGREEMENT

        The reorganization agreement is attached as Exhibit A. You should read the reorganization agreement because it is the legal document that governs the reorganization. The reorganization agreement includes many material terms and provisions which are described in detail elsewhere in this proxy statement/prospectus, including provisions that:

        * require that conditions, in addition to the regulatory approvals and the stockholder approval already discussed, be satisfied or waived before the reorganization may be consummated, see "The Reorganization - Conditions to the Reorganization;" and

        * regulate the ability of the parties to amend, terminate or waive provisions of the reorganization agreement, see "The Reorganization - Amendment, Termination or Waiver."

   TAX CONSEQUENCES

        In general, the reorganization will be deemed to constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, and no gain or loss will be recognized by the stockholders of Marquette upon the exchange of Marquette common stock solely for the stock holding company common stock. Because tax consequences may vary depending upon the particular circumstances of a stockholder, each Marquette stockholder should consult his own tax counsel concerning the specific tax consequences of the reorganization to that stockholder, including the applicability and effect of federal, state and local tax laws. See "The Reorganization - Tax Consequences."

   MARKET PRICES

        The following table shows the high and low prices of the common stock of Marquette on July 27, 1999 and ________ ___, 2000. July 27, 1999 was the trading date preceding public announcement of the proposed reorganization. _______ ___, 2000 was the most recent practicable trading date preceding the date of this proxy statement/prospectus. See "Market for the Common Stock."

                                             HIGH         LOW
                                             ----         ---
           July 27, 1999                    $6.563      $6.563
           ____________ ___, 2000        $__________  $_________

   ACCOUNTING TREATMENT

        The reorganization will be treated similar to a pooling of interests for financial accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the stock holding company immediately following the reorganization will be substantially the same as those of Marquette immediately before the consummation of the reorganization, all of which will be shown on the stock holding company's books at their historical recorded values. See "The Reorganization - Accounting Treatment."

                                 THE MEETING

   PLACE, TIME AND DATE

        A special meeting of the stockholders of Marquette will be held on ___________, 2000, at ____, at _____ _.m. local time. This proxy statement/prospectus is being sent to stockholders and accompanies a form of proxy which Marquette is soliciting for use at the meeting and at any adjournment or postponement of the meeting.

   MATTERS TO BE CONSIDERED

        Stockholders of Marquette are being asked to approve the reorganization agreement, which the board of directors unanimously approved on December 14, 1999. Under the reorganization agreement, Marquette will become a wholly owned subsidiary of the stock holding company, which will be majority owned by Marquette Financial. Also, each outstanding share of Marquette's common stock will be converted automatically into one share of common stock of the stock holding company. Stockholders also will consider and vote upon other matters as may properly be brought before the meeting. As of the date of this proxy statement/prospectus, Marquette knows of no business to be presented for consideration other than the matters described in this proxy statement/prospectus.

   RECORD DATE AND VOTING RIGHTS

        Marquette has fixed the close of business on ________ __, 2000 as the record date for the determination of Marquette's stockholders entitled to notice of, and to vote at, the special meeting. Only holders of record of shares of Marquette common stock at the close of business on this date will be entitled to notice of, and to vote at, the special meeting. As of the record date, there were _________ shares of Marquette common stock outstanding and entitled to be voted. The presence, in person or by proxy, of the holders of at least a majority of the shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. In the absence of a quorum, it is expected that the meeting will be adjourned or postponed by stockholders entitled to vote at the meeting in person or by proxy to solicit additional proxies. Abstentions and broker non-votes will be treated as shares present at the meeting for determining the presence of a quorum. Brokers holding shares of record for customers are not entitled to vote on the reorganization agreement proposal unless they receive voting instructions from their customers. "Broker non-votes" means the votes that could have been cast on the reorganization agreement by brokers regarding uninstructed shares if the brokers had received their customers' instructions.

        Each stockholder will be entitled to one vote for each share held of record on the reorganization agreement at the special meeting and at any adjournment or postponement.

   VOTE REQUIRED

        The affirmative vote of the holders of two-thirds of the outstanding shares of Marquette common stock is required for the approval of the reorganization agreement. ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST THE APPROVAL OF THE REORGANIZATION AGREEMENT.

   VOTE BY MARQUETTE FINANCIAL AND ALL MARQUETTE DIRECTORS AND EXECUTIVE
   OFFICERS

        As of November 30, 1999, Marquette Financial owned approximately 56 percent and all directors and executive officers of Marquette owned approximately 4.3 percent of the shares of common stock entitled to vote at the special meeting. Marquette Financial and all directors and executive officers of Marquette have indicated to Marquette that they intend to vote these shares FOR the approval of the reorganization agreement, ensuring a quorum at the special meeting, and increasing the likelihood of the approval of the reorganization agreement.

   PROXIES

        Shares of common stock represented by properly executed proxies received by Marquette before or at the meeting will, unless these proxies have been revoked, be voted at the meeting and any adjournment or postponement, according to the instructions indicated in the proxies. IF NO INSTRUCTIONS ARE GIVEN ON A PROPERLY EXECUTED PROXY, THE SHARES WILL BE VOTED FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

        A proxy may be revoked at any time before it is voted by:

        * filing a written notice of revocation of the proxy bearing a later date than the date of the proxy or a later dated proxy relating to the same shares with Mr. Gary J. Sparza, Secretary of Marquette, at 10533 West National Avenue, West Allis, Wisconsin 53227; or

        *    attending the special meeting and voting in person.

   Attendance at the meeting will not in itself constitute the revocation of a proxy.

        If any other matters are properly presented at the meeting for consideration, the persons named in the proxy or acting under the proxy will have discretion to vote on these matters according to their best judgment. If a proposal to adjourn the meeting is properly presented, however, the persons named in the enclosed form of proxy will not have discretion to vote in favor of the adjournment proposal any shares which have been voted against the approval of the reorganization agreement. As of the date of this proxy statement/prospectus, Marquette knows of no other matters to be presented at the meeting.

        In addition to solicitation by mail, directors, officers and employees of Marquette, who will not be specifically compensated for these services, may solicit proxies from the stockholders of Marquette, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending this material to beneficial owners. Firstar Trust Company, Marquette's transfer agent, will perform some of these functions. Marquette will bear its own expenses in connection with the solicitation of proxies for the meeting.

        HOLDERS OF COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS

        Stockholders of record as of the close of business on the record date, which is ________ __, 2000, are entitled to one vote for each share of common stock then held. As of the record date, Marquette had _________ shares of common stock issued and outstanding.

        The following table sets forth, as of November 30, 1999, information as to the number of shares of common stock beneficially owned by each person or entity known by Marquette to beneficially own in excess of 5 percent of the outstanding shares of common stock and all directors and executive officers of Marquette as a group.

                        NAME AND ADDRESS OF                           AMOUNT AND NATURE OF
                          BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP<1>               PERCENT
                        -------------------                          ----------------------                -------
     PRINCIPAL STOCKHOLDER:
     Marquette Financial, M.H.C.                                            1,329,531                       56.00
     10533 West National Avenue
     West Allis, Wisconsin 53227

     ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP                          101,615                        4.30
     (7 PERSONS):



















     __________________________

     <F1> Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.

                                 MANAGEMENT

        The table below describes, as of November 30, 1999, the name and age of, and information regarding the number of shares of common stock beneficially owned by, each Marquette director and executive officer.

                                                                                                 Amount and
                                                                                    Current       Nature of
                                                 Positions Held        Director      Term        Beneficial
                       Name<1>        Age         at Marquette           Since     to Expire     Ownership<2>   Percent
                       -----          ---        --------------        --------    ---------   -------------    -------
                                            President, Chief
                  Richard A.          59    Executive Officer,           1982        2001       10,434 (0.44)      *
                  Knisbeck<3>               Chairman of the Board
                                            and Director

                  Rhody J.            60    Director                     1977        2002       18,227 (0.77)      *
                  Megal<4>
                  Joseph H.           67    Director                     1989        2002       14,215 (0.60)      *
                  Morgan<5>

                  Don M. Janke        73    Director                     1967        2000       27,427            1.15


                  Frederick L.        69    Director                     1974        2001       25,427            1.07
                  Berndt<6>

                                                 EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
                  Gary J. Sparza      41    Senior Vice President         N/A         N/A        5,031 (0.21)      *
                                            and Secretary

                  Thomas X. Gatlin    56    Treasurer and                 N/A         N/A          854 (0.04)      *
                                            Controller

     _________________________
     *    Less than 1 percent.
   <F1> The mailing address for each person listed is 10533 West National
        Avenue, West Allis, Wisconsin 53227. Each director and each executive officer of Marquette also is a director and executive of the same office of Marquette Financial.
   <F2> See definition of "beneficial ownership" in the table in "Voting
        Securities and Principal Holders."
   <F3> Mr. Knisbeck also is an executive officer.  Of the 10,434 shares beneficially owned by Mr. Knisbeck, 5,000 are held jointly with his wife, Rosalie H. Knisbeck and 1,200 are held individually by Rosalie H. Knisbeck.
   <F4> Of the 18,227 shares beneficially owned by Mr. Megal, 14,675 are held jointly with his wife, Carolyn Megal and 3,125 are held individually by Carolyn Megal.
   <F5> The 14,215 shares reported as beneficially owned by Mr. Morgan are held jointly with his wife, Joan V. Morgan.

   <F6> The 25,427 shares reported as beneficially owned by Mr. Berndt are held jointly with his wife, Alberta Berndt.

   DIRECTORS AND EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

        The business experience for the past five years of each of the current directors and executive officers who are not directors is as follows.

        DIRECTORS. Mr. Knisbeck has been affiliated with Marquette since October, 1965, and assumed the position of President and Chief
   Executive Officer of Marquette in January, 1991. He was elected as Chairman of the Board in August, 1998.

        Mr. Megal has been President of Megal Development Corp., a real estate development company, and Megal Construction Co., a general contractor, for more than the past five years.

        Mr. Morgan is Director of International Marketing of Wixon Industries, a manufacturer of spices, seasonings, chemicals, and flavors of pharmaceuticals. Before becoming director of International Marketing, he was President of Wixon Industries for more than the past five years.

        Mr. Janke has been retired for more than the past five years. Mr. Janke retired in 1991 as President of Marquette after 32 years with Marquette.

        Mr. Berndt has been retired since November, 1997. From 1953 through November, 1997, he was President of Berndt Buick Co., an auto dealership.

        EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS. Gary J. Szpara has held the positions of Senior Vice President and Secretary of Marquette since January, 1991.

        Thomas X. Gatlin has held the positions of Treasurer and Controller of Marquette since November, 1995. Mr. Gatlin served as Vice President, Administration - Commercial Real Estate for Firstar Bank in Milwaukee, Wisconsin for more than three years before November, 1995. He also served as Treasurer and Secretary of Firstar Mortgage Corp.

   EXECUTIVE COMPENSATION

        The table below shows the total amount of cash compensation awarded to, earned by or paid to the person who held the position of Chief Executive Officer of Marquette during the fiscal years ended March 31, 1999, 1998, 1997. No other officers of Marquette received compensation in excess of $100,000 during the fiscal year ended March 31, 1999.

                                                    Annual Compensation                 Long-Term Compensation
                                           ----------------------------------           ----------------------

                                                                                       Restricted     Securities
               Name and                                              Other annual        stock        underlying       All other
          Principal Position       Year      Salary       Bonus      compensation        award        options(#)     compensation
          ------------------       ----      ------       -----      ------------      ----------     ----------      -----------
      Richard A. Knisbeck          1999      $118,575     $14,100       $16,250<1>     $110,754<2>     26,680<3>     $24,284<4><5>
      President and Chief          1998       113,225      25,680        15,825<1>         -              -           26,838<5>
      Executive Officer            1997       108,000      18,360        13,275<1>         -              -              231<5>

     -------------------------------

   <F1> Consists solely of directors' fees.

   <F2> Consists of an award on August 12,1998 of 10,670 shares of common stock at $10.38 per share, the average price of Marquette's common stock for the 20 business day period before the award, under Marquette's Management Development and Recognition Plan. These shares vest over a five year period from the date of grant with 20 percent vesting on each anniversary date of the initial grant date.

   <F3> Consists of a grant of 26,680 options granted on August 12, 1998 at an exercise price of $10.38 per share, the average price of Marquette's common stock for the 20 business day period before the award, under Marquette's 1998 Stock Option and Incentive Plan. These options vest over a five year period from the date of grant with 20 percent vesting on each anniversary date of the initial grant date.

   <F4> Includes an ESOP allocation of 1,244 shares having a market value of $7.50 per share or approximately $9,330 at the date of allocation.

   <F5> Contributions by Marquette to the Profit Sharing Plan on Mr.
        Knisbeck's behalf.

        The following table indicates information regarding the fiscal year end values of Marquette's option grants under its stock option plan.

                                                                                                  Potential realizable
                                                                                                  value at assumed annual
                                                                                                  rates of stock price
                                                                                                  appreciation for option
                                                      Individual Grants                           term<1>
                               ---------------------------------------------------------------    -----------------------

                                                    Percent of total     Exercise
                             Number of              options granted      or base
                             securities             to employee in       price      Expiration
       Name                  underlying options     fiscal year          ($/sh)     date            5% ($)        10% ($)
       -----                 ------------------     ----------------     --------   ----------      ------       --------
       Richard A. Knisbeck          26,680                  25%          $10.38     8/12/08        $451,103      $718,307
       President and Chief
       Executive Officer

     <F1>  Options were granted on August 12, 1998 at the average price of
   Marquette's common stock for the 20 business day period before the award, $10.38. The options have a 10-year term. The amounts included assume that the market price of the common stock underlying the option appreciates annually in value from the date of the grant to the end of the option term at a compounded rate of either 5 percent or 10 percent as indicated in the columns. There can be no assurance that the common stock will appreciate annually at a compounded rate of 5 percent or 10 percent.

        The following table shows information regarding the fiscal year end values of unexercised options under Marquette's stock option plan.

                                                             Number of Securities            Value of Unexercised In-the-
                                                             Underlying Unexercised          Money Options at
                                                             Options at Fiscal Year End      Fiscal Year End<1>
                                                             --------------------------      ----------------------------

                                Shares
                                acquired        Value
       Name                     on exercise     received      Exercisable    Unexercisable    Exercisable    Unexercisable
       -----                    -----------     --------      -----------    -------------    -----------    -------------
       Richard A. Knisbeck            0              0             0            26,680             0               0
       President and Chief
       Executive Officer

     <1>  This amount represents the difference between the market value of one share of Marquette common stock on March 31, 1999, $7.50, and the option exercise price, $10.38, multiplied by the total number of shares relating to exercisable or unexercisable options.

   SALARY CONTINUATION AGREEMENTS

        Marquette has entered into executive employee salary continuation agreements with each of Richard A. Knisbeck, President and Chief Executive Officer and current Chairman of the Board, Gary J. Szpara, Senior Vice President and Secretary, and Don M. Janke, a former officer of Marquette. These agreements provide benefits upon retirement, death, disability or other termination of employment. Marquette commenced payments under Mr. Janke's agreement on April 1,1991 under its terms.

        Under the terms of each agreement, the executives or their beneficiaries are entitled to receive annual payments from Marquette after retirement at age 65 or a reduced benefit if the executive elects early retirement at any time between age 60 and age 65. If the executive terminates his employment because of a disability, his agreement continues and, if the executive dies while disabled and during the disability, the executive or his beneficiary will receive benefits under the agreement and is entitled to retirement benefits under the agreement at retirement or early retirement. If the executive dies while employed or disabled, or before receiving payments for 180 months, or 120 months for Mr. Janke, the executive's beneficiaries are entitled to the death benefits under the agreement.

        Each agreement also provides for continuing benefits if the executive is terminated, other than for "just cause" - willful and continued failure to substantially perform his duties, other than as a result of physical or mental illness, after demand has been made, willful misconduct, criminal conviction involving the business or affairs of Marquette or a felony or removal from office by a regulatory agency. In these instances, the executive, or his beneficiary, will receive a minimum of 180 monthly payments, or 120 monthly payments for Mr. Janke, under the agreement.

        The estimated value of benefits to be derived under the agreements is being charged to the expense of Marquette over the normal retirement dates of the executives. The amount expensed was approximately $67,956 in fiscal year 1999 and Marquette included approximately $457,857 in accrued expense at March 31,1999 to provide for future benefits under the agreements. Some benefits under the agreements are intended to be funded from death benefits from life insurance policies owned by Marquette insuring the lives of the executives. The cash surrender value of these policies of $1,724,762 was recorded as an asset of Marquette at March 31, 1999.

   EMPLOYMENT AGREEMENTS

        Marquette has entered into employment agreements with Richard A. Knisbeck, President and Chief Executive Officer, Gary J. Szpara,

   Senior Vice President and Secretary, Thomas X. Gatlin, Treasurer and Controller, each of which was effective as of January 21, 1998. Each employment agreement provides that the individual will be employed for a three-year term. This term may be extended for additional one-year periods by action of the board of directors taken on each successive anniversary of the effective date of the employment agreement. In January 1999, the board extended each employment agreement for an additional year. Each of Messrs. Knisbeck, Szpara and Gatlin may terminate their employment agreements at any time upon 90 days prior written notice to the board of directors. Under each employment agreement, the base annual salary for the executive may be increased from time to time during the term of the employment agreement in the sole discretion of the board, but the executive's salary shall not be reduced below the level then in effect. In addition, the executive will be entitled to participate in incentive compensation plans or arrangements as may from time to time be established by Marquette on a basis consistent with the treatment of other executive officers of Marquette, but recognizing differences in responsibilities among executive officers. The executive also shall be entitled to receive any other bonus or discretionary compensation payments as the board of directors may determine from time to time. Under the employment agreements, each executive also will be provided other benefits, including medical, health, life and other insurance coverage, and will be entitled to participate in Marquette's retirement plans, as are generally made available to its other executive officers. During his employment, each executive also will be entitled to customary vacations under vacation policies and practices of Marquette prevailing from time to time, and to reimbursement for reasonable expenses incurred on behalf of Marquette under its then prevailing policies and practices.

        The employment agreements with Messrs. Knisbeck and Szpara are coordinated with their salary continuation agreements as described above. Each employment agreement provides for continuing benefits if the executive is terminated by Marquette other than for "cause," if the executive voluntarily terminates employment for "good reason," or if, within one year after a "change of control" of Marquette, the executive is terminated other than for cause, or if the executive terminates his employment for "good reason." "Cause" and "good reason" are defined in the same manner as in the salary continuation agreements. If the executive is terminated without cause, or if he terminates for good reason, he receives:

        * all benefits due him under the salary continuation agreements,

        * his unpaid base salary and pro-rated incentive compensation for the period of employment up to the date of termination,

        * medical and other insurance coverage through the remaining term of the employment agreement,

        * any other benefit to which the executive is entitled by law or the specific terms of Marquette's policies in effect at the time of termination, and

        * an amount equal to the product of Marquette's annual aggregate contribution for the benefit of the executive in the year preceding termination to all qualified retirement plans in which the executive participated, multiplied by three, calculated as if the executive's employment had not been terminated.

   If the executive is terminated by Marquette without cause or he terminates voluntarily with good reason within one year after a change of control, he will receive the benefits to which he is entitled under the salary continuation agreement and, for the purposes of all employee benefit plans, including health and life insurance and incentive, pension and retirement plans, he will be given service credit for and be deemed an employee of Marquette during the remaining term of the employment agreement. If the aggregate payments and benefits under the employment agreements and the salary continuation agreements would constitute an "excess parachute payment" under
   Section 280G of the Internal Revenue Code for either of Messrs. Knisbeck and Szpara, the executive may have a 20 percent excise tax on the "excess parachute payment" and Marquette would not be entitled to a tax deduction on this amount.

        The employment agreement with Mr. Gatlin provides for continuing benefits if he is terminated by Marquette, other than for "just cause," or if he voluntarily terminates the employment agreement for "good reason." Under this employment agreement, "just cause" would include personal dishonesty, incompetence, willful misconduct or breach of a fiduciary duty involving personal profit in the performance of his duties under the employment agreement, intentional and continued failure to perform stated duties, willful violation of any law, rule or regulation other than traffic violations or similar offenses, final cease-and-desist order or material breach of any provision of the employment agreement. Under this employment agreement, "good reason" would be deemed to exist if the executive terminated his employment because, without his express written consent, Marquette breached any of the terms of the employment agreement. If the executive is terminated within one year after a "change of control" of Marquette, other than for "just cause" or if the executive terminates his employment for "good reason," then Marquette will pay to the executive a lump sum equal to 2.99 times the "base amount," as that term is defined in Section 280G(b)(3) of the Code, and will continue to provide coverage for the executive and his dependents, beneficiaries and estate under all employment benefit plans of Marquette for the remainder of the term of the employment agreement. If payments and benefits under this employment agreement would constitute an "excess parachute payment" under Section 280G, then the payments and benefits will be reduced to one dollar less than the maximum amount that Marquette may pay under Section 280G without losing its ability to deduct these payments for tax purposes.

        In general, for purposes of the employment agreements and the salary continuation agreements, a "change of control" will be deemed to occur when:

        * Marquette stockholders approve a reorganization, merger or consolidation, except in particular instances when majority equity ownership interest would not change,

        * a person or group of persons acting in concert acquires all or substantially all of the assets of Marquette or beneficial ownership of 20 percent or more of any class of equity security, including Marquette common stock,

        *    a liquidation of Marquette occurs, or

        * any event which results in a change in control of the majority of the board of directors of Marquette occurs.

   DIRECTORS' FEES

        Directors of Marquette receive a fee of $1,200 per meeting attended or excused absence for their services as directors at 14 regularly scheduled board meetings. Board members attend up to two additional special meetings without compensation and then receive $250 per meeting for attending any additional special meetings. Committee members who are not employees of Marquette receive $200 for each committee meeting attended.

        On August 12, 1998, non-employee directors of Marquette each were granted 2,134 shares of common stock under Marquette's Management Development and Recognition Plan and each were granted 5,336 stock options to purchase Marquette common stock at an exercise price per share of $10.38. Both the common stock grants and the stock option grants vest over a five-year period, commencing on the first anniversary of the grant date. In addition, Richard A. Knisbeck, the Chairman of the Board, and the President and Chief Executive Officer, was granted 10,670 shares of common stock under the management recognition plan and was granted 26,680 stock options to purchase Marquette common stock at an exercise price per share of $10.38.

        Marquette directors may participate in Marquette's Director's Deferred Compensation Plan, and defer meeting fees under its terms.

                         MARKET FOR THE COMMON STOCK

        At the record date, Marquette had _____________shares of common stock outstanding, of which Marquette Financial held ______ shares. At the record date, there were approximately ______ holders of record of Marquette common stock. There is no established market for

   Marquette's common stock, excluding occasional quotations, although Marquette's common stock is quoted on the OTC electronic bulletin board under the symbol "MRQT." The table below reflects the dividend payment frequency and the price range of the common stock of Marquette from the quarter ended March 31, 1998 to the quarter ended December 31, 1999 and through ______ __, 2000. Stock prices reflect inter-dealer prices, without retail markups, markdowns or commissions, and may not represent actual transactions.


                      Quarter Ended                         Dividend                  High                    Low
                      -------------                         --------                  ----                    ---
       _________ ___, 2000 . . . . . . . . . . . .                $0               $ __.__                $__.___
       December 31, 1999 . . . . . . . . . . . . .                 0                 5.125                   4.875

       September 30, 1999  . . . . . . . . . . . .                 0                 7.500                   6.250
       June 30, 1999 . . . . . . . . . . . . . . .                 0                 7.500                   6.625
       March 31, 1999  . . . . . . . . . . . . . .                 0                 8.500                   7.500
       December 31, 1998 . . . . . . . . . . . . .                 0                10.000                   7.250

       September 30, 1998  . . . . . . . . . . . .                 0                11.922                   8.000
       June 30, 1998 . . . . . . . . . . . . . . .                 0                14.250                  11.359
       March 31, 1998  . . . . . . . . . . . . . .                 0                15.000                  11.750

                               DIVIDEND POLICY

        Marquette has never paid any cash dividends on its capital stock. If Marquette were to pay cash dividends in the future, Marquette Financial could elect to waive the right to receive all dividends paid by Marquette. OTS regulations would require Marquette Financial to notify the OTS of any proposed waiver of the right to receive dividends, and the right to waive any dividend would be conditioned upon non-objection by the OTS.

                                  BUSINESS

   LENDING ACTIVITIES

        COMPOSITION OF THE LOAN PORTFOLIO. Marquette's historical lending strategy has focused primarily on the origination of residential mortgage loans secured by one- to four-family homes and multi-family properties. During the past five years, Marquette has not actively pursued the origination of commercial business loans.
   The lending area is comprised principally of the Wisconsin counties of Milwaukee, Waukesha, Washington, Ozaukee and Racine, with the majority of its loans originated by customers from or secured by property located in these counties.

        The following table shows the composition of the loan portfolio by type of loan as of the dates indicated:

                                                                            At March 31,
                                            -----------------------------------------------------------------------------
                                                     1999                        1998                       1997
                                                                       (Dollars in Thousands)
                                            -----------------------------------------------------------------------------

                                              Amount       Percent       Amount        Percent       Amount       Percent
                                              ------       -------       ------        -------       ------       -------
       Mortgage loans:
           One-to-four family<1>               $27,049         41.8%      $24,633         42.2%       $24,670         42.6%
           Multi-family                         26,703         41.3        22,559         38.7         23,018         39.8
           Commercial                            6,195          9.6         7,048         12.1          6,225         10.8
                                               -------        -----       -------        -----        -------       ------
           Total mortgage loans                 59,947         92.7        54,240         93.0         53,913         93.2
       Home equity and improvement               2,768          4.3         3,067          5.3          2,752          4.8
       loans

       Other loans                               1,981          3.1         1,015          1.7          1,210          2.0
                                               -------        -----       -------       ------        -------       ------
       Total loans                              64,696        100.0%       58,322        100.0%        57,875        100.0%
       Due to borrowers on construction
          loans                                 (1,728)                    (1,050)                     (1,022)
       Accrued interest income                     194                        158                         179
       Allowance for possible loan
          losses                                  (233)                      (223)                       (209)
                                              --------                    -------                     -------
       Total loans receivable, net             $62,930                    $57,207                     $56,823
                                              ========                    =======                     =======

     <F1>  Includes construction loans converted to permanent loans.

        ONE- TO FOUR-FAMILY RESIDENTIAL LENDING. One of the primary lending activities of Marquette historically has been the extension of first mortgage residential loans to enable borrowers to purchase existing one- to four-family homes or to construct new one- to four-family homes located in the Milwaukee metropolitan area and Racine County. This type of lending includes both loans secured by detached single-family residences and condominiums and loans secured by individually owned residences in attached housing containing not more than four separate dwelling units. At March 31, 1999, $20.6 million or 31.8 percent, of Marquette's gross loan portfolio consisted of loans secured by single-family homes and $6.5 million, or 10.1 percent, consisted of loans secured by two- to four-unit properties. Management believes that its policy of focusing on residential mortgage lending has been successful in contributing to interest income while keeping delinquencies and losses to a minimum. At March 31, 1999, 1998 and 1997, approximately $27.1 million, $24.6 million, and $24.7 million or 41.9 percent, 42.2 percent, and 42.6 percent of the gross loan portfolio consisted of loans secured by one- to four-family homes. Management estimates that the average size of a new single-family residential first-mortgage loan in its market area is approximately $130,000. Virtually all of these first mortgage loans were secured by properties located in Milwaukee, Waukesha and Racine counties in Wisconsin.

        Because of the highly competitive mortgage market in which Marquette originates loans, Marquette offers a variety of mortgage products with a variety of interest rates, maturities, fees or other origination terms. Of Marquette's one- to four-family mortgage loans outstanding at March 31, 1999, $10.2 million, or 37.8 percent, were fixed-rate loans, $15.6 million, or 57.6 percent, were adjustable-rate loans and $1.2 million, or 4.6 percent, were balloon loans.

        Marquette's fixed-rate residential mortgage loans are competitively priced based on market conditions and its cost of funds. At March 31, 1999, Marquette offered fixed-rate residential mortgage loans with terms of 10, 15 and 30 years. To manage interest rate risk, Marquette may sell fixed-rate residential mortgage loans with amortizations greater than 10 years in the secondary market to private investors. For the fiscal year ended March 31, 1999, originations of fixed-rate mortgage loans with amortizations greater than 10 years constituted all fixed-rate mortgage loans originated.

        Marquette offers ARMs with an initial adjustment period of one, two, three or five years, an additional one-year adjustment period, and maturities of up to 30 years. Its current emphasis is on the three-year ARM. Interest rates on ARMs currently offered are adjusted at the beginning of each adjustment period based upon a fixed spread above the National Monthly Median Costs of Funds. ARMs generally have limitations on interest rate increases of 1.5 percent per adjustment period and an approximate aggregate adjustment of 6 percent over the life of the loan.

        The volume and types of ARMs originated by Marquette have been affected by market factors, including the level of interest rates, competition, consumer preferences and the availability of funds. In general, consumers show a preference for ARMs in periods of high interest rates and for fixed-rate residential mortgage loans in periods of low interest rates. During periods of falling interest rates, Marquette may experience refinancing activity from ARMs to fixed-rate residential mortgage loans.

        ARMs generally involve credit risks different from those inherent in fixed-rate mortgage loans, primarily because if interest rates rise, the underlying payments of the borrower rise, increasing the potential for default. Management has attempted to minimize this risk by qualifying borrowers at the fully indexed rate of interest payable under the terms of the ARM at the time of the loan application.

        Marquette also offers loans that provide for balloon payments, commonly called balloon loans, under which the interest rate and monthly payments are fixed for the first three to ten years of the mortgage loan and then the loan adjusts according to the ARM terms of its contractual note at the end of the third to tenth year, and then annually until the maturity date of the balloon note. Typically, these balloon loans provide for a fifteen year term with an amortization period of up to 25 years. Additionally, Marquette may provide shorter term balloon financing with similar features as the balloon type but the loan has a term of two or three years when the loan becomes due and payable in full. Typically, shorter term balloon loans are reserved for subdivision construction loans in which interest only is paid until the due date. All balloon loans are extendable or renewable at Marquette's discretion.

        Marquette continues to originate and retain ARM loans, and to a lesser extent, balloon loans. Due to the changing rate environment, however, Marquette is retaining more fixed rate mortgage loans in its portfolio. In an environment of stable interest rates, customer interest shifts from adjustable rate mortgage products to fixed rate products, with demand shifting to the 15 year term, and away from the 30 year term.

        Residential mortgage loans are generally underwritten to Federal Home Loan Mortgage Corporation guidelines. The loan-to-value ratio for first mortgage residential loans made by Marquette is typically 80 percent to 95 percent. If the loan-to-value ratio exceeds 80 percent, Marquette requires private mortgage insurance to cover the excess over 80 percent. If private mortgage insurance is obtained, the mortgage is limited to 95 percent of the appraised value. Marquette requires title insurance and hazard insurance coverage of the property securing any mortgage loan originated. All of Marquette's mortgage loans contain due-on-sale clauses which provide that if the mortgagor sells, conveys or alienates any interest in the property underlying the mortgage note, Marquette has the right at its option to declare the note immediately due and payable without notice. Marquette's practice is to enforce due-on-sale clauses to the extent permitted by law.

        Marquette actively solicits construction loans on owner occupied one- to four-family residences. Residential construction loans are underwritten simultaneously with the permanent first mortgage loan and terminate once the dwelling is completed. Marquette makes construction loans primarily for the construction of owner-occupied single family dwellings. Construction loans have a set term for construction of the dwelling and are converted automatically to long term mortgage loans when the dwelling is completed. Construction loans are generally made with construction terms of nine months or less and with adjustable interest rates that are tied to a market index. One loan of this type aggregating $567,000 was outstanding at March 31, 1999. Loan to value ratios on construction loans generally do not exceed 90 percent at the time of origination as determined by an appraisal of the collateral as if the improvements were complete.

        Construction lending is generally considered to involve a higher degree of credit risk than residential mortgage lending. Marquette's risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost, including interest, of construction. If the estimate of value proves to be inaccurate, Marquette may be confronted with, at or before the maturity of the loan, loan security with a value which is insufficient to assure full repayment. In addition, construction lending entails the risk that the project may not be completed due to cost overruns or changes in market conditions.

        MULTI-FAMILY RESIDENTIAL LENDING. At March 31, 1999, 1998 and 1997, approximately $26.7 million, $22.6 million, and $23.0 million, or 41.4 percent, 38.7 percent, and 39.8 percent of Marquette's gross loan portfolio consisted of loans secured by multi-family residential real estate. At March 31, 1999, Marquette had a total of 90 multi-family loans, substantially all of which were secured by properties located within its market area. Marquette's multi-family loans had an average principal balance of $297,000 at March 31, 1999, and the largest multi-family loan held in its portfolio had a principal balance of $1.3 million. Multi-family loans are generally offered with adjustable rates tied to a market index. The interest rates on these loans are adjustable annually, after an initial minimum one year, at periods for up to ten years, following origination during which a fixed interest rate applies. Multi-family loans also may have balloon terms. Under Marquette's current lending policies, multi-family real estate loans are generally limited to 80 percent of the appraised value of the property.

        In addition to originating multi-family loans, Marquette also purchases and sells participation interests in these loans. Marquette only purchases participation interests in multi-family loans that meet its underwriting standards. It believes that the purchase of these interests results in a greater diversification of its loan portfolio and overall lower credit risk. Marquette also sells participation interests in multi-family loans which it has originated. Its business strategy in selling these interests is to spread any credit risk associated with the loan among several institutions. Often, participation interests are sold to permit Marquette to originate loans in excess of its loans-to-one borrower limit.

        Loans secured by multi-family real estate are generally larger and involve a greater degree of risk than one- to four-family residential mortgage loans. The increased credit risk is a result of several factors, including the concentration of principal in a smaller number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty in evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family properties is typically dependent upon the successful operation of the related property. If the cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired. Marquette generally attempts to mitigate the risks associated with multi-family residential lending by lending only in its market area and lending only to individuals who have an established relationship with Marquette and/or substantial ties to the local community. In addition, Marquette requires rent assignments and personal guarantees.

        COMMERCIAL REAL ESTATE LENDING. In recent years, Marquette has originated commercial real estate loans on a limited basis. For the years ended March 31, 1999, 1998, and 1997, its commercial real estate loan originations were $319,000, $1,250,000, and $518,000. At March 31, 1999, 1998 and 1997, its commercial real estate loan portfolio amounted to $6.2 million, $7.0 million, and $6.2 million, or 9.6 percent, 12.1 percent, and 10.8 percent of its gross loan portfolio as of those dates, consisting primarily of loans secured by office buildings, small warehouses and small industrial/manufacturing buildings. At March 31, 1999, substantially all of Marquette's commercial real estate loans were secured by properties located within its market area, and in management's opinion, consisted primarily of seasoned loans. Commercial real estate loans are generally offered with adjustable rates tied to a market index for terms of 10 to 25 years, with adjustment periods from 1 to 7 years.

        Marquette's practice has been to underwrite these loans based primarily on its analysis of the amount of cash flow generated by the business in which the real estate is used and the resulting ability of the borrower to meet its payment obligations. Although these loans are secured by a first mortgage on the underlying property, Marquette also generally seeks to obtain a personal guarantee of the loan by the owner of the business in which the property is used and/or the owner of the real estate, if not the same. Generally, Marquette makes commercial real estate loans up to 75 percent of the appraised value of the property securing the loan.

        Marquette also purchases and sells participation interests in commercial real estate loans for the same reasons it engages in the practice regarding multi-family loans. Commercial real estate loans, like multi-family loans, generally entail significant additional risks as compared to one- to four-family residential mortgage lending and carry larger loan balances.

        MULTI-FAMILY AND COMMERCIAL REAL ESTATE CONSTRUCTION AND LAND DEVELOPMENT LOANS. Marquette provides construction loans secured by multi-family projects and commercial real estate and land development loans. As of March 31, 1999, 1998 and 1997, Marquette had multi-family and commercial construction and land development loans totaling $319,000, $504,000, and $2,100,000 or 0.5 percent, 0.9 percent and 2.1 percent of the gross loans.

        Construction loans secured by multi-family projects generally involve the construction of 8 to 30 unit apartment complexes. The construction loans secured by commercial real estate properties normally include office and small office warehouse/light industrial buildings. Marquette will originate land development loans to local developers for development of the land. Construction loans secured by multi-family projects or commercial real estate and land development loans typically are made to existing customers and involve developers and contractors known to Marquette. Marquette also may purchase theses loans in the form of a participation interest from local financial institutions. The multi-family and commercial real estate construction loans generally are originated as two to seven year ARM loans, whereas land development loans are generally originated as two or three year balloon loans, with the interest rate fixed for the loan term.

        Interest only payments are made during the construction period term, which is typically 9 to 18 months, depending on size and complexity of the project, for multi-family and commercial real estate construction loans. Interest only is collected during the construction phase with amortization beginning when complete. These loans may have balloon payments due in typically a 5 to 10 year term with amortization calculated on a 15 to 30 year basis. Generally, these loans are made in amounts not exceeding 80 percent of an independent appraisal for multi-family or commercial real estate loans and 75 percent of independent appraisal for land development loans. Marquette generally engages a title insurance company to monitor draws, disbursements and inspections for these loans to ensure that work has progressed sufficiently to warrant disbursement of funds and proper lien waivers have been secured. A Phase I environmental assessment before commitment is generally requested for multi-family and commercial real estate construction loans and land development loans.

        HOME EQUITY AND IMPROVEMENT LOANS. Marquette originates loans secured by second liens on residential real estate. At March 31, 1999, 1998 and 1997 its portfolio of home equity and improvement loans totaled approximately $2.8 million, $3.1 million, and $2.8 million, or
   4.3 percent, 5.3 percent, and 4.8 percent of the gross loan portfolio. Home equity and improvement loans are generally offered as adjustable-rate "home equity lines of credit" or may also be offered as fully amortizing fixed-rate loans for terms up to 10 years. The maximum total loan-to-value ratio, taking into account all liens on the property securing the loan, for second mortgage loans secured by one- to four-family residential properties, is 90 percent. The net decrease in Marquette's home equity lines of credit was $299,000 for the fiscal year ended March 31, 1999, and a net increase of $315,000, and $119,000 for the fiscal years ended March 31, 1998 and 1997. The underwriting standards for home equity and improvement loans are substantially the same as those for residential mortgage loans.

        OTHER LENDING ACTIVITIES. At March 31, 1999, 1998 and 1997, approximately $2,000,000, $1,000,000, and $1,200,000, or 2.8 percent,
   1.7 percent, and 2.0 percent, of Marquette's gross loan portfolio consisted of loans secured by joint home and business, land acquisition and development, unimproved land, savings accounts, motor vehicles, and commercial loans.

        LOAN SOLICITATION AND PROCESSING. Marquette receives loan applications from a number of sources, including existing or past customers, residents of the communities located in the its primary market area, and prospective borrowers who have been referred by real estate brokers or builders. Marquette's officers routinely provide real estate brokers with mortgage rate sheets and generally stay in contact with brokers regarding potential new residential mortgage loans. In the past four years, Marquette has also employed a loan officer to call on individuals, brokers and other related professionals to obtain loans. Marquette advertises its products and services in local newspapers circulated in its primary market area and solicits its present customer base through statement stuffers and from walk-in traffic through brochures and lobby signs.

        On receipt of a completed loan application from a prospective borrower, Marquette obtains a credit report from a credit reporting agency and, depending on the type of loan, verifies employment, income and other financial information received from the prospective borrower and requests additional financial information, if necessary. For all of its one- to four-family mortgage loans, Marquette requires an internal estimate of value prepared by its officers for loans with low loan to value ratios or requires an appraisal of the real estate securing the loan conducted by an outside appraiser approved by the board of directors. Marquette maintains a list of qualified appraisers approved by its board. For loans other than one- to four-family mortgage loans in amounts of $75,000 or less secured by real estate, which would generally include home equity and improvement loans, Marquette only requires an internal estimate of value prepared by its officers. Once this information and the appraisals are complete, the application is submitted for underwriting by designated staff. The application, together with the underwriter's recommendations, is then forwarded for review and action to the appropriate loan officer or the loan committee of the board, depending on the size and nature of the loan. The loan committee meets on a monthly basis.

        Normally, upon approval of a residential mortgage loan application, Marquette gives a commitment to the applicant that it will make the approved loan at a stipulated rate at any time within a 30-day period from the date the application is approved. The loan is typically funded at a rate of interest and on other terms based on market conditions as of the date of the commitment.

        LOAN ORIGINATIONS, PURCHASES AND SALES. For the past five years, Marquette has not purchased whole loans originated by other financial institutions and has sold whole loans on a limited basis. Its general policy is to retain for its portfolio all ARMs, balloon loans and one- to four-family fixed-rate mortgage loans with maturities of 10 years or less that it originates. To manage interest rate risk, from time to time, Marquette may sell one- to four-family fixed-rate mortgage loans with maturities over 10 years that it originates in the secondary market to private investors. It generally does not retain the servicing rights on sold loans.

        During the past three years, Marquette has actively purchased participation interests in loans originated by other local financial institutions. Collateral has included multi-family and commercial real estate. The maximum interest that it will purchase under current policy is $1,500,000; however, the purchases generally do not exceed $1,000,000. Marquette has also been active in the sale of participation interests in its multi-family and commercial real estate loans. It generally maintains at least a 25 percent interest in the underlying loan relative to the participation. Marquette's strategy in selling participation interests is to spread any credit risk associated with the loan among several institutions, and, often, participation interests are sold to permit it to originate loans in excess of its loans-to-one borrower limit.

        The following table shows total loans originated, sold and repaid during the periods indicated. Marquette did not convert any loans to mortgage-backed securities during these periods.

                                                                             For the Fiscal Year Ended March 31,
                                                                    -----------------------------------------------------
                                                                         1999                1998               1997
                                                                         ----                ----               ----
                                                                                   (Dollars in Thousands)
       Total loans at beginning of period                                 $58,322            $57,875             $57,079

       Loans originated:
           Mortgage loans:
               One-to-four-family<1>                                       12,560              6,954               5,201
               Multi-family                                                 7,782              4,281               4,527
               Commercial                                                     319              1,250                 518
                                                                          -------            -------             -------
               Total mortgage loans originated                             20,661             12,485              10,246

       Home equity and improvement loans                                      458                730               1,817
       Other loans                                                            294                224                  36
                                                                          -------            -------             -------
       Total loans originated                                              21,413             13,439              12,099

       Loans purchased:
           Mortgage loans:

               One-to-four-family<1>                                            -                  -                   -
               Multi-family                                                   400                  -                   -
               Commercial                                                       -                  -                 250
                                                                          -------            -------             -------
               Total mortgage loans originated                                400                  -                 250
       Home equity and improvement loans                                        -                  -                   -

       Other loans                                                              -                  -                   -
                                                                          -------            -------             -------
       Total loans purchased                                                  400                  -                 250

       Loans sold:
           Total whole loans sold                                           1,941              1,924               1,963
           Participation loans                                                  0                660               1,213

           Total other loans                                                    -                  -                   -
                                                                          -------            -------             -------
           Total loans sold                                                 1,941              2,584               3,176

       Loan principal repayments                                           13,498             10,378               8,377
                                                                          -------            -------             -------

       Net loan activity                                                    6,374                447                 796


       Total gross mortgage loans at the end of period                    $64,696            $58,322             $57,875
                                                                          =======            =======             =======

     <F1>  Includes construction loans converted to permanent loans.

        CONTRACTUAL PRINCIPAL REPAYMENTS. The following table indicates the scheduled contractual amortization of loans at March 31, 1999 and the dollar amount of the loans then that are scheduled to mature after one year that have fixed or adjustable interest rates. Demand loans, loans having no stated schedule of repayment and no stated maturity and overdraft loans are reported as due in one year or less.

                                                                         At March 31, 1999
                                          --------------------------------------------------------------------------------
                                        One-to Four-
                                           Family      Multi-Family   Commercial    Home Equity
                                          Mortgage       Mortgage      Mortgage     and Improve-     Other         Total
                                            Loans         Loans          Loans       ment Loans      Loans         Loans
                                        ------------   ------------   ----------    ------------     -----         -----
      Amounts due within one year             $2,279        $1,248           $362        $2,104        $1,107       $6,950


      Amounts due:
          After one year through three
              years                            2,054         2,563            809           265           201        5,892
          After three years through
              five years                       2,067         2,557            882           166           122        5,794
          After five years through ten
              years                            5,157         5,584          1,274           219           321       12,555
          After ten years through
              fifteen years                    6,050         6,442          1,930            12           178       14,612

          After fifteen years                  9,443         8,309            938             2            51       18,743
                                             -------       -------         ------        ------        ------      -------
      Total due after one year                24,771        25,455          5,833           664           873       57,596
                                             -------       -------         ------        ------        ------      -------
      Total amounts due, gross               $27,050       $26,703         $6,195        $2,768        $1,981      $64,696
                                             =======       =======         ======        ======        ======      =======

      Amounts due after one year:
          Fixed                               $9,705          $962         $1,603          $664          $263      $13,197

          Adjustable                          15,066        24,493          4,230             0           610       44,399

              As of March 31, 1999, the average remaining term to maturity of Marquette's residential mortgage loans was 212 months. While most of its one- to four-family residential mortgage loan at March 31, 1999 were originated with 30-year terms, the loans customarily remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property securing the loan or upon refinancing the original loan. Average loan maturity is a function of the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans. As a general rule, when interest rates decline, borrowers refinance their existing residential mortgage loans.

        LOAN COMMITMENTS. Normally, upon approval of a residential mortgage loan application, Marquette gives a written commitment to the applicant that it will make the approved loan at a stipulated rate at any time within a 30-day period from the date the application is approved if specified conditions are satisfied. Marquette had outstanding loan commitments of approximately $552,000 at March 31, 1999. At March 31, 1999, it also had commitments under unused lines of credit, including home equity lines of credit, of $1,900,000. In the opinion of management, these loan commitments, including undisbursed proceeds on loans in process, represent no more than normal lending risk and will be funded from normal sources.

        LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, Marquette receives income through fees charged relating to loan modifications, late payments, prepayments, loan originations and miscellaneous services related to its loans. The fees vary and depend on the supply of funds, the volume of loan originations and other competitive conditions in the mortgage market.

        Marquette does not charge origination fees regarding one- to four-family residential loans. A one half to one point origination fee, however, is generally quoted on its non-owner occupied multi-family loans. A "point" is equal to 1 percent of the principal amount of the loan. The point structure offered may vary, depending upon the type of residential mortgage loan being made, the interest rate offered and other competitive factors. A borrower is also required to reimburse Marquette for some out-of-pocket expenses incurred for processing and closing a loan, including the cost of independent appraisals, credit reports, title insurance, and private mortgage insurance.

        LOANS TO ONE BORROWER. Marquette generally has the same loans-to-one borrower limits as national banks. With some exceptions, loans and extensions of credit outstanding at one time to one borrower, including related entities, may not exceed 15 percent of the its unimpaired capital and surplus, plus 10 percent of unimpaired capital and surplus for loans fully secured by readily marketable collateral. At March 31, 1999, its lending limit for loans to one borrower was approximately $3.0 million. At March 31, 1999, its three largest outstanding loans to single borrowers consisted of multi-family loans in the amounts of $1,241,969, $1,138,160 and $1,050,119 secured by a
   77-unit apartment building on the near northside of Milwaukee, Wisconsin, a 67-unit apartment building located on the near north side of Milwaukee, Wisconsin and a 32-unit apartment building located in Watertown, Wisconsin. Each loan was current as of that date and within the lending limit.

        DELINQUENCIES. Marquette's collection procedures for delinquent loans include written notice of delinquency and contact by letter or telephone by its personnel. Most loan delinquencies are cured within 90 days and no legal action is taken. Regarding residential mortgage loans and home equity and improvement loans, if the delinquency exceeds 90 days, Marquette institutes measures to enforce its remedies resulting from the default, including mailing a 30 day notice of the commencement of a foreclosure action. Marquette handles delinquencies involving its multi-family and commercial real estate loans on a case-by-case basis.

        Mortgage loan delinquencies at March 31, 1999, for loans 60 to 89 days delinquent included five loans of less then $73,000 each, and those loans 90 to 179 days delinquent included one loan of $330,000. No loss on these loans is expected.

        At March 31, 1999, 1998 and 1997, delinquencies in the loan portfolio were as follows. Marquette discontinues the accrual of interest on loans when the borrower is delinquent as to a contractually due principal or interest payment by 90 days or more.

                                                                             At March 31, 1999
                                                   ----------------------------------------------------------------------
                                                        60-89 Days               90-179 Days           180 Days or More
                                                        ----------               -----------           ----------------
                                                    Number     Principal     Number     Principal     Number     Principal
                                                      of       Balance of      of        Balance        of        Balance
                                                    Loans        Loans        Loans     of Loans      Loans       of Loans
                                                    ------     ----------    ------     ---------     ------     ---------

                                                                           (Dollars in Thousands)
       Mortgage loans:
               One-to-four-family<1>                       5         $257           3        $331            0           $0

               Multi-family                                2           13           -           -            0            0
               Commercial                                  -            -           -           -            -            -
                                                        ----         ----        ----       -----         ----         ----
               Total mortgage loans                        7          270           3         331            0            0
       Home equity and improvement loans                   -            -           -           -            -            -

       Other loans                                         -            -           -           -            -            -
                                                        ----         ----        ----       -----         ----         ----
       Total delinquent loans                              7         $270           3        $331            0           $0
                                                        ====         ====        ====       =====         ====         ====
       Total gross loans                                 807      $64,546

       Delinquent loans to gross loans                     9        0.93%


                                                                              At March 31, 1998
                                                   ----------------------------------------------------------------------
                                                        60-89 Days               90-179 Days           180 Days or More
                                                        ----------               -----------           ----------------
                                                    Number     Principal     Number     Principal     Number     Principal
                                                      of        Balance        of        Balance        of        Balance
                                                    Loans       of Loans      Loans     of Loans      Loans       of Loans
                                                    ------      --------      -----     --------      -----       --------

                                                                           (Dollars in Thousands)
       Mortgage loans:
               One-to-four-family<1>                       3          $29           3        $141            4          $17

               Multi-family                                1            2           -           -            3            7
               Commercial                                  -            -           -           -            -            -
                                                       -----        -----       -----       -----        -----        -----
               Total mortgage loans                        4           31           3         141            7           24
       Home equity and improvement loans                   -            -           -           -            -            -

       Other loans                                         -            -           -           -            -            -
                                                       -----        -----       -----       -----        -----        -----
       Total delinquent loans                              4          $31           3        $141            7          $24
                                                       =====        =====       =====       =====        =====        =====
       Total gross loans                                 831      $58,322
       Delinquent loans to gross loans                    13        0.33%



                                                             -31-





                                                                              At March 31, 1997
                                                   ----------------------------------------------------------------------
                                                        60-89 Days               90-179 Days           180 Days or More
                                                        ----------               -----------           ----------------
                                                    Number     Principal                Principal     Number     Principal
                                                      of        Balance      Number      Balance        of        Balance
                                                    Loans       of Loans    of Loans    of Loans      Loans       of Loans
                                                    ------      --------    --------    --------      ------      --------

                                                                           (Dollars in Thousands)
       Mortgage loans:
               One-to-four-family<1>                       1           $3           4        $221            -           $-

               Multi-family                                1          118           1          14            1           20
               Commercial                                  -            -           -           -            -            -
                                                       -----        -----       -----       -----        -----        -----
               Total mortgage loans                        2          121           5         235            1           20
       Home equity and improvement loans                   -            -           -           -            -            -

       Other loans                                         -            -           -           -            -            -
                                                       -----        -----       -----       -----        -----        -----
       Total delinquent loans                              2         $121           5        $235            1          $20
                                                       =====        =====       =====       =====        =====        =====
       Total gross loans                                 849      $57,875

       Delinquent loans to gross loans                     7        0.58%

     <1>  Includes construction loans converted to permanent loans.

        NON-PERFORMING ASSETS. Non-performing assets include loans placed on non-accrual status, loans that are 90 or more days past due, troubled debt restructurings and real estate owned. Marquette places loans that are 90 days or more past due on non-accrual status unless the loans are adequately collateralized and in the process of collection. Accrual of interest on a non-accrual loan is resumed only when all contractually past due payments are brought current and management believes that the outstanding loan principal and contractually due interest are no longer doubtful of collection. As of March 31, 1999, loans in the total amount of $331,000 had been placed on non-accrual status. During the years ended March 31, 1999, 1998 and 1997, the amounts of additional interest income that would have been recorded on non-accrual loans, had they been current, totaled $63, $63, and $616. These amounts were not included in its interest income for the given periods.

        Property acquired as a result of a foreclosure, property upon which a judgment of foreclosure has been entered but for which no foreclosure sale has yet taken place and property which is in substance foreclosed are classified as foreclosed property or "real estate owned." Foreclosed properties are recorded at the lower of the unpaid principal balance of the related loan or fair market value.
   The amount by which the recorded loan balance exceeds the fair market value at the time the property is classified as foreclosed property is charged against the allowance for loan losses. Any subsequent reduction in the carrying value of a foreclosed property, along with expenses to maintain or dispose of a foreclosed property, is charged against current earnings. At March 31, 1999, Marquette had no properties acquired as a result of foreclosures.

        The following table shows information regarding non-performing assets for the periods indicated.

                                                                                                 At March 31,
                                                                                    --------------------------------------
                                                                                      1999           1998          1997
                                                                                      ----           ----          ----
                                                                                            (Dollars in Thousands)
       Loans accounted for on a nonaccrual basis:

           Mortgage Loans:
               One-to-four-family<1>                                                   $331          $141           $221
               Multi-family                                                               -             -             14
               Commercial                                                                 -             -              -
                                                                                       ----          ----           ----
               Total mortgage loans                                                     331           141            235
       Home equity and improvement loans                                                  -             -              -

       Other loans                                                                        -             -              -
                                                                                       ----          ----           ----
       Total                                                                            331           141            235
       Accruing loans which are contractually
           past due 90  days or more:
           Mortgage Loans:
               One-to-four-family<1>                                                      -             -              -
               Multi-family                                                               -             -              -

               Commercial                                                                 -             -              -
                                                                                       ----          ----           ----
               Total mortgage loans                                                       -             -              -
       Home equity and improvement loans                                                  -             -              -
       Other loans                                                                        -             -              -
                                                                                       ----          ----           ----
       Total                                                                              -             -              -
                                                                                       ----          ----           ----

       Total of nonaccrual and accruing loans 90 days or more past due                  331           141            235
       Real estate owned                                                                  0           114             17
                                                                                       ----          ----           ----
       Total non-performing assets                                                     $331          $255           $252
                                                                                       ====          ====           ====

       Total non-performing assets to total assets                                    0.42%         0.33%          0.38%

     <F1>  Includes construction loans converted to permanent loans.

        CLASSIFIED ASSETS. OTS regulations and Marquette's policy require the review and classification its assets on a regular basis. In addition, for examinations of insured institutions, regulatory examiners have the authority to identify problem assets and, if appropriate, require them to be classified. Marquette reviews and classifies its assets at least quarterly. Problem assets are classified as substandard, doubtful or loss. Substandard assets must have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets, with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values, questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of so little value that continued treatment of the asset as an asset on the books of the institution is not warranted. Marquette establishes general allowances for loan losses for assets classified as substandard or doubtful and either charges off assets classified as loss or establishes a specific allowance for all of the portion of the asset classified as loss. As of March 31, 1999, Marquette's classified assets totaled $353,000, or .44 percent, of total assets and 1.76 percent of tangible capital, all of which were classified as substandard.

        ALLOWANCE FOR LOAN LOSSES. The determination of the allocation of the allowance for loan losses is based upon an analysis of the loan portfolio, including past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. In addition to the general valuation allowances, Marquette may establish specific loss reserves against specific assets against which a loss may be realized.

        Marquette's management evaluates the amount of its allowance for loan losses at least quarterly. This evaluation includes a review of all loans for which full collectibility may not be reasonably assured. Its determination as to its classification of assets and the amount of its specific and general valuation allowances may be reviewed by the OTS and the WDFI, which can require the establishment of additional general or specific loan loss allowances. Provisions for losses are charged against earnings in the year they are established and added to the allowance. Loan losses are charged against the allowance.

        Marquette established provisions for loan losses for the years ended March 31, 1999, 1998 and 1997, of $14,000, 16,000, and $8,000.
   At March 31, 1999, 1998 and 1997, Marquette had an allowance for loan losses of $233,000, $223,000, and $209,000, .36 percent, .38 percent, and .36 percent of gross loans, and 70.39 percent, 87.45 percent, and
   82.94 percent of total non-performing assets. Management believes that the loan loss reserves were adequate at March 31, 1999. There can be no assurance, however, that the allowance for loan losses will be adequate to cover losses which may be realized in the future and that additional provisions for loan losses will not be required. Any material increase in reserves or material loss for which an adequate reserve has not been established may adversely affect Marquette's financial condition and earnings.

        The following table is an analysis of Marquette's gross allowance for possible loan losses for the periods indicated. Where specific loan loss reserves have been established, any difference between the loss reserve and the amount of loss realized has been charged off or credited to current income.

                                                                                For the Fiscal Year Ended
                                                               -----------------------------------------------------------
                                                                                      At March 31,
                                                               -----------------------------------------------------------

                                                                1999         1998         1997         1996         1995
                                                                ----         ----         ----         ----         ----
                                                                                 (Dollars in Thousands)
       Allowance at beginning of period                            $223         $209         $209         $206         $199
       Provision for loan losses                                     15           16            8            6            7
       Charge-offs:
          One-to-four-family mortgage loans <1>                       5            2            8            3            -
                                                                   ----         ----         ----         ----         ----

       Balance at end of period                                    $233         $223         $209         $209         $206
                                                                   ====         ====         ====         ====         ====
       Ratio of allowance to total loans outstanding
               at the end of the period                           0.36%        0.38%        0.36%        0.37%        0.37%
       Ratio of net charge offs to average loans
               outstanding during the period                      0.01%            *        0.01%        0.01%            *
       Allowance for loan losses to total non-performing
               assets                                            70.39%       87.45%       82.94%       49.06%       38.29%

     <1>  Includes construction loans converted to permanent loans.

   * Insignificant.

        The following table shows the breakdown of the allowance for loan losses by loan category for the periods indicated.

                                                                               At March 31,
                                         ----------------------------------------------------------------------------------------
                                                    1999                           1998                           1997
                                                    ----                           ----                           ----

                                                    Loan                           Loan                           Loan
                                        Amount of  Amounts    % of    Amount of   Amounts    % of    Amount of   Amounts    % of
                                        Loan Loss    by       Total   Loan Loss     by       Total   Loan Loss     by      Total
                                        Allowance Category    Loans   Allowance  Category    Loans   Allowance  Category   Loans
                                        --------- --------   ------   ---------  --------   ------   ---------  --------   ------
                 Mortgage loans:
                         One-to-four-         $63   $27,049     41.8%       $39   $24,633    42.2%       $58    $24,670     42.6%
                         family<1>


                         Multi-family          80    26,703     41.3         68    22,559    38.7         65     23,018     39.8
                         Commercial            37     6,195      9.6         37     7,048    12.1         14      6,225     10.8
                 Home equity and                7     2,768      4.3          8     3,067     5.3          7      2,752      4.8
                         improvement
                         loans

                 Other loans                    -     1,981      3.0          -     1,015     1.6          -      1,210      2.0
                 Unallocated                   46         -        -         71         -       -         65          -        -
                                             ----   -------    -----       ----   -------   -----       ----    -------    -----
                 Total allowance for         $233   $64,546    100.0%      $223   $58,322   100.0%      $209    $57,875    100.0%
                 loan losses

     <F1>  Includes construction loans converted to permanent loans.

   INVESTMENT ACTIVITIES

        GENERAL. Marquette is authorized to invest in obligations issued or fully guaranteed by the United States, federal agency obligations, time deposits, savings accounts, or other accounts of any institution the accounts of which are insured by the FDIC, investment grade corporate obligations and other specified investments. The investment activities consist primarily of investments in U.S. Treasury obligations, securities of various federal agencies and investment grade corporate debt instruments. During periods of interest rate uncertainty, excess funds are generally invested in federal funds.

        Marquette purchases investment securities under an investment policy established by and under the supervision of the board of directors. The objectives of the investment policy are to provide and maintain required liquidity and generate a favorable return on investments without incurring undue interest rate or credit risk. Its asset/liability management committee is responsible for implementing the investment policy, and its Chief Executive Officer is responsible for managing the securities portfolio.

        Marquette does not currently engage in the purchase or sale of futures, options, interest rate swaps, floors or caps or other derivatives or securities with the purpose of hedging interest rate risk.

        OTS guidelines regarding investment portfolio policy and generally accepted accounting principles require Marquette to categorize its investment securities and other assets as "held-to-maturity," "trading" or "available-for-sale." At March 31, 1999, all of the its securities were classified as held-to-maturity and were reported at historical cost.

        COMPOSITION OF MARQUETTE'S INVESTMENT SECURITIES PORTFOLIO. The following table shows Marquette's investment securities portfolio at carrying and market values at the dates indicated.

                                                                    At March 31
                          ------------------------------------------------------------------------------------------------
                                      1999                              1998                               1997
                                      -----                            ------                              ----
                                     Percent                           Percent                           Percent
                        Carrying       of       Market    Carrying       of        Market    Carrying       of       Market
                          Value     Portfolio    Value     Value      Portfolio    Value      Value     Portfolio     Value
                        --------    ---------   ------    --------    ---------    ------    --------   ---------    ------
                                                      (Dollars in Thousands)
       Fixed
       Maturities:
       U.S.
         Government
         and other
         agency
         obligations       $6,498       68.5%    $6,495     $4,507        69.3%    $4,507      $1,500        76.8%    $1,496

       All other
         corporate
         bonds              2,529       26.6      2,535      1,539         23.7     1,525           -            -         -
                           ------       ----      -----      -----         ----     -----       -----        -----     -----
       Total fixed                                                                  6,032       1,500         76.8     1,496
         maturities         9,027       95.1      9,030      6,046         93.0
       Federal Home
         Loan Bank
         stock                466        4.9        466        456          7.0       456         453         23.2
                           ------       ----      -----      -----         ----     -----       -----        -----       453
                                                                                                                      ------

       Total               $9,493      100.0%    $9,496     $6,502         100%    $6,488      $1,953       100.0%    $1,949
                           ======      ======    ======     ======         ====    ======      ======       ======    ======

        The following table indicates the maturities and weighted average yields of the investment securities portfolio at March 31, 1999.

                                                At March 31, 1999
                      ____________________________________________________________________
                        Less Than One    One to Five        Five to Ten
                             Year           Years              Years       Over Ten Years          Investment Securities Totals
                      ----------------   -------------  ---------------   ----------------         -------------------------------
                                                                                                               Approx-
                      Carry-  Weighted  Carry-  Weighted  Carry  Weighted   Carry-  Weighted          Carry-    imate     Weighted
                       ing    Average    ing     Average   -ing   Average    ing    Average             ing     Market     Average
                      Value    Yield    Value     Yield   Value    Yield    Value    Yield             Value    Value       Yield
                      ------  -------   -----    -------  -----   -------   ------  --------          ------   -------    --------
      Fixed
      maturities:
      U.S.
        Government
        and
        other
        agency
        obligations   $2,004      6.1%  $4,495       6.0%     -          -       -         -    1.9    $6,498    $6,495        6.0%

      All other
        corporate
        bonds          1,000      5.7    1,529       6.4      -          -       -         -    1.8     2,529     2,535        6.1
                      ------     ----   ------      ----  -----      -----   -----    ------  -----    ------    ------     ------
      Total fixed      3,004      6.0    6,024       6.1                                        1.9%    9,027     9,030        6.3
      Federal Home
        Loan Bank
        stock              -        -        -         -      -          -     466      6.3%      -       466       466        6.3
                      ------    -----    -----     -----  -----     ------   -----    -----   -----    ------    ------     ------

      Total           $3,004      6.0%  $6,024       6.1%     -          -    $466      6.3%    1.9%   $9,493    $9,496        6.1%
                      ======    =====   ======     =====  -----     ------   =====    =====   =====    ======    ======     ======

   DEPOSIT ACTIVITIES AND OTHER SOURCES OF FUNDS

        GENERAL. Marquette's primary sources of funds for use in lending and investing and for other general purposes are deposits and proceeds from principal and interest payments on loans and investment securities, and, to a lesser extent, FHLB advances. Contractual loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for general operational purposes.

        The following table shows deposit activities for the periods indicated.

                                                                   At or For the Fiscal Year Ended March 31
                                                        -----------------------------------------------------------------

                                                                         1999                   1998                   1997
                                                                         ----                   ----                   ----
       Total deposits at beginning of period                          $54,402                $53,012                $50,725
       Net deposits (withdrawals)                                        (408)                (1,309)                  (104)

       Interest credited on deposits                                    2,671                  2,699                  2,391
       Net increase (decrease) in savings deposits                      2,263                  1,390                  2,287
                                                                      -------                -------                 ------
       Total deposits at end of period                                $56,665                $54,402                $53,012
                                                                      =======                =======                =======

              DEPOSIT ACCOUNTS. Marquette attracts deposits within its primary market area by offering a variety of deposit accounts, including non-interest bearing checking accounts, negotiable order of withdrawal accounts, passbook savings accounts and certificates of deposit which range in maturity from three months to five years. Deposit terms vary according to the minimum balance required, the length of time the funds must remain on deposit and the interest rate. The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition. Management generally reviews on a weekly basis the interest rates set for its deposit accounts.

        Marquette relies on customer service and long-standing relationships with customers to attract and retain deposits. It competes for deposits with other institutions in its market area by offering deposit instruments that are competitively priced and by providing customer service through convenient and attractive offices, knowledgeable and efficient staff and hours of service that meet customers' needs. Marquette does not currently solicit or accept brokered deposits.

        The following table shows the distribution of deposit accounts at the dates indicated and the weighted average nominal rates on each category of deposits presented.

                                                                           At March 31
                                 -----------------------------------------------------------------------------------------------
                                             1999                              1998                             1997
                                             ----                              ----                             ----
                                                      Weighted                          Weighted                         Weighted
                                           Percent     Average               Percent    Average               Percent     Average
                                           of Total    Nominal              of Total    Nominal               of Total    Nominal
                                Balance    Deposits     Rate      Balance   Deposits      Rate     Balance    Deposits     Rate
                                -------    --------   --------    -------   --------    --------   -------    --------   --------
                                                                      (Dollars in Thousands)
    Demand accounts:
           Non-interest
           bearing              $1,584         2.8         N/A    $1,648        3.0%    N/A        $1,364        2.6%     N/A
           NOW accounts          1,937         3.5       1.74%     1,940        5.1    2.00%        2,288        4.3     2.02%
           Money market
           accounts              4,276         7.5       4.22      2,052        2.3    4.32         2,459        4.6     3.66
           Regular savings
           account              11,634        20.5       2.96     12,262       22.5    3.00        11,631       22.0     3.05
                               -------       -----                ------      -----                ------       ----
    Total demand accounts       19,431        34.3                17,902       33.0                17,742       33.5

    Certificates of deposit
    accounts:
           Less than 13
           months               30,469        53.8       5.29     26,982        49.6   5.81        28,905       54.5     5.15
           13 to 36 months       4,772         8.4       5.25      8,436        15.5   5.76         5,710       10.8     5.65
           37 to 60 months       1,993         3.5       5.72      1,082         2.0   5.73           656        1.2     5.72
    Total Certificates of
    deposit                     37,234        65.7                36,500        67.1               35,270       66.5
                               -------      ------               -------      ------              -------      ------
    Total deposit accounts<1>  $56,665      100.0%               $54,402      100.0%              $53,012      100.0%
                               =======      ======               =======      ======              =======      ======

     <F1>  Includes accrued interest.

        The following table indicates the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of March 31, 1999.

                                      Certificates of Deposit
        Maturity Period               -----------------------
        -----------------------       (Dollars in Thousands)
        Three months or less               $1,252
        Three through six months              777
        Six through twelve months           1,604
        Over twelve months                  1,219
                                           ------
        Total                              $4,852
                                           ======

        The following table shows, by various rate categories, the total amount of certificate of deposit accounts outstanding as of the dates indicated.

                                                                                    At March 31
                                                          ---------------------------------------------------------------
                                                                 1999                   1998                   1997
                                                                 ----                   ----                   ----
                                                                               (Dollars in Thousands)
       Below 5.0%                                                  $9,073                   $397                   $608

       5.00 - 6.00%                                                26,918                 26,222                 28,760
       6.01 - 7.00%                                                 1,243                  9,881                  5,902

              The following table includes the amount and maturities of certificates of deposit at March 31, 1999.

                                                                             Amount Due
                                           Less Than              13 to 36             More Than
                                           13 Months               Months              36 Months               Total
                                           ---------             ---------             ---------               -----
                                                                      (Dollars in Thousands)
       Below 5.00%                             $7,581                $1,492                    $0                $9,073

       5.00 - 6.00%                            22,140                 3,023                 1,755                26,918
       6.01 - 7.00%                               748                   257                   238                 1,243

        BORROWINGS. Marquette is a member of the FHLB of Chicago, which functions as a central reserve bank providing credit for savings and loan associations and other member financial institutions. As a member, Marquette is required to own capital stock in the FHLB of Chicago and is authorized to apply for advances on the security of this stock and some of its mortgage-based loans and other assets if standards relating to creditworthiness have been met. Advances are made under several different programs, each of which has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution's assets or on the FHLB's assessment of the institution's creditworthiness. The FHLB of Chicago determines specific lines of credit for each member institution.

        The following tables show information regarding short-term borrowings at the end of and during the periods indicated.

                                                                                    At March 31
                                                          ---------------------------------------------------------------
                                                                 1999                   1998                   1997
                                                                 ----                   ----                   ----
                                                                               (Dollars in Thousands)
       Amount outstanding regarding:
          FHLB advances                                           $5                     $8                    $11

       Weighted average rate paid on:
          FHLB advances                                         6.70%                  6.70%                  6.70%


                                                                         For the Fiscal Year Ended March 31
                                                          ---------------------------------------------------------------
                                                                 1999                   1998                   1997
                                                                 ----                   ----                   ----
                                                                               (Dollars in Thousands)
       Maximum amount of borrowings
          outstanding at any month end:
          FHLB advances                                           $8                    $11                    $14
       Approximate average short-term
          borrowings outstanding with
          respect to:
          FHLB advances                                           5                      8                      11
       Approximate weighted average rate
          paid on:<1>
          FHLB advances                                         6.70%                  6.70%                  6.70%

     <F1>  Computed using the weighted rates of each individual transaction.

   SUBSIDIARY ACTIVITIES

        Marquette owns all of the outstanding capital stock of Marquette Financial Services, Inc., a Wisconsin corporation. MFS holds Marquette's interest in a joint venture entered into in 1989 with a local developer for the development and management of residential real estate in the Milwaukee area. At March 31, 1999, the joint venture's sole investment was in Hunter's Ridge Apartments, a 130 unit apartment complex located in Pewaukee, Wisconsin, approximately 15 miles west of Milwaukee. Marquette and the developer share equally in the profits and losses of the joint venture; however, distributions from the joint venture are not made on an equal basis, which results in the joint venture partners having equity balances which differ substantially from each partner's ownership interest in the joint venture's profits
   and losses.   At March 31, 1999, Marquette's investment in the joint
   venture was $559,000. The joint venture has made no new investments in the past three years and none are currently under consideration. Marquette has no other subsidiaries.

   COMPETITION

        Marquette has been, and intends to continue to be, a community-oriented savings institution offering a wide variety of financial services to meet the needs of the communities it serves. It is headquartered in West Allis, Wisconsin, in the Milwaukee metropolitan area. It currently operates out of its main office and two branch offices located in Milwaukee and one branch office located in Union Grove, Wisconsin. Union Grove is approximately 25 miles south of Milwaukee. Its deposit and lending area is concentrated in the Wisconsin counties of Milwaukee, Waukesha, Washington, Ozaukee and Racine.

        Marquette faces intense competition both in making loans and in attracting deposits. Its market area has a large number of financial institutions, many of which have greater financial resources, name recognition and market presence than Marquette, and all of which are competitors to varying degrees. Particularly intense competition exists for deposits and in all of the lending activities engaged in by Marquette. Its competition for loans comes principally from commercial banks, other savings and loan associations, savings banks, mortgage banking companies, insurance companies, finance companies and credit unions. No assurances can be made that it will be able to maintain its current level of loans. Marquette's most direct competition for deposits historically has come from other savings and loan associations, commercial banks, savings banks and credit unions. In addition, it faces increasing competition for deposits from non-bank institutions, including brokerage firms and insurance companies in money market funds, other mutual funds, and annuities. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for smaller institutions, like Marquette, to compete effectively with large, national and regional banking institutions.

        On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act, which modernizes the laws governing the financial services industry. See "Gramm-Leach-Bliley Act." This Act eliminates many federal and state law barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. This Act is likely to result in an increase in the number of large financial service conglomerates providing banking, insurance and securities products through one organization. This may further increase competition for the types of products and services offered by Marquette.

        Smaller institutions like Marquette will be forced either to compete with larger institutions on pricing of products and services, or to identify and operate in a "niche" that will allow for operating margins to be maintained at profitable levels. As a locally-based financial institution, Marquette's strategy has been to position itself as a community-oriented financial institution that provides high quality products and personalized services to meet the retail banking needs of its local customer base. Marquette is managed with an intense focus on meeting the personal service needs of its customers. This strategy is designed to identify a niche in its market where it can effectively compete against much larger institutions.

   EMPLOYEES

        As of March 31, 1999, Marquette had a total of 20 full-time and 8 part-time employees. Its employees are not represented by a union or collective bargaining group. Marquette considers its relationship with employees to be satisfactory.

   FACILITIES

        Marquette conducts its business through four full-service offices. It owns these offices in fee and they are unencumbered.

                                                                               Date              Net Book Value at
                                                                              Opened              March 31, 1999
                                                                             -------             -----------------
                                                                                              (Dollars in Thousands)
                           MAIN OFFICE
                           10533 West National Avenue
                           West Allis, Wisconsin 53227                         1971                          $612
                           BRANCH OFFICES
                           2539 West Greenfield<1>
                           Milwaukee, Wisconsin 53204                          1947                           $56

                           10600 West Silver Spring Drive
                           Milwaukee, Wisconsin 53225                          1981                          $192

                           1101 Main Street
                           Union Grove, Wisconsin 53182                        1974                          $295

    ______________________

   <F1> In 1971, Marquette moved its main office from this location to its present location in West Allis.

   LEGAL MATTERS

        Marquette is, from time to time, a party to legal proceedings arising in the ordinary course of its business, including legal proceedings to enforce its rights against borrowers. It is not currently a party to any legal proceedings which could reasonably be expected to have a material adverse effect on the financial condition or operations of Marquette.

   REGULATION AND SUPERVISION

        Marquette is chartered as a Wisconsin capital stock savings and loan association under Chapter 215 of the Wisconsin Statutes, and is regulated by the WDFI. In addition, as a state-chartered savings association, Marquette also is regulated by the OTS. It is a member of the FHLB System, and its deposit accounts are insured up to legal limits by the FDIC under the SAIF. Marquette derives its powers from the State of Wisconsin, and the WDFI has the authority to regulate its activities and supervise its financial condition. In addition, Marquette must comply with applicable federal law and OTS regulations governing all savings associations. As Marquette's primary federal regulator, the OTS is charged with overseeing and regulating Marquette's activities and monitoring its financial condition. This regulatory framework sets parameters for its activities and operations and grants the WDFI and the OTS extensive discretion regarding their supervisory and enforcement powers and examination policies.
   Marquette files periodic reports with the WDFI and the OTS concerning its activities and financial condition, must obtain WDFI approval before entering into some transactions or initiating new activities, and may be periodically examined by the WDFI and the OTS to evaluate Marquette's compliance with various regulatory requirements.

        Marquette Financial is a federally-chartered mutual holding company under the Home Owners' Loan Act. The OTS has exclusive jurisdiction over Marquette Financial's operations. As part of this supervision, Marquette Financial is required to file reports with, and may be periodically examined by, the OTS.

   WISCONSIN SAVINGS ASSOCIATION REGULATION

        AUTHORITY OF THE WDFI. The WDFI has the authority to restrict or prohibit any investment or activity of a Wisconsin-chartered savings association upon determining that an investment activity threatens or may threaten the safety and soundness of the institution. The WDFI also may require an institution to correct any violation by it or by any of its subsidiaries if the association or subsidiaries are found to violate any statute, rule or directive of the WDFI. The WDFI may require corrective action when it determines that an association's lending practices or procedures are imprudent, even though individual loans may comply with applicable statutes and rules. Moreover, an association can be required by the WDFI to maintain a higher liquidity level than the requirements of the federal banking regulators or to establish additional loan loss reserves.

        BRANCHING. Upon the approval of the WDFI, a Wisconsin-chartered savings association may establish and maintain one or more branch offices anywhere in Wisconsin, Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri and Ohio. In the WDFI's approval of the branch location, the WDFI may limit the powers of the branch.

        LENDING AND INVESTMENT AUTHORITY. Wisconsin-chartered savings associations may originate loans secured by residential and commercial properties, vacant land, with limitations, and savings accounts, and may originate property improvement and consumer loans. Wisconsin associations may invest in, sell, purchase, participate or otherwise deal in mortgage loans or interests in mortgage loans without geographic restrictions. Mortgage loans originated by a Wisconsin-chartered association may not exceed a 90 percent loan-to-value ratio, unless the part of the loan that exceeds 90 percent of the value is insured or guaranteed by a mortgage insurance company or a government agency or the loan is secured by various cash-equivalent instruments.

        Wisconsin-chartered savings associations may invest in, sell, purchase, participate in, make or otherwise deal in consumer loans. This authority includes issuing credit cards, extending credit regarding credit cards and otherwise engaging in or participating in credit card operations. A savings association also may make loans for the payment of education expenses and mobile home loans on mobile homes to be used as the borrower's residence.

        A Wisconsin-chartered savings association may invest in, sell, purchase, participate in, make or otherwise deal in commercial loans. Commercial loans may include consumer-related loans made to dealers in consumer goods to finance inventory, including floor planning loans, as well as commercial leases for commercial, corporate, business and agricultural purposes. Commercial lending is limited to 10 percent of a Wisconsin association's assets, unless the WDFI authorizes a greater amount.

        A Wisconsin-chartered savings association may invest in real estate upon the approval of the WDFI. Authorized real estate investments include advancing funds for the purchase, development and operation of real estate, making partnership and joint venture capital contributions, originating mortgage loans, commercial loans, loan guarantees and letters of credit related to underlying real estate in which the association has invested and assuming obligations for direct or contingent payment of debt relating to real estate projects. Wisconsin associations also may invest in real estate development loans; however, the terms of these loans may generally not exceed five years.

        SUBSIDIARY INVESTMENTS.   A Wisconsin-chartered savings
   association can invest in subsidiaries under broad authority for securities investments generally under the Wisconsin Statutes; however, the investment must be preapproved by the WDFI. Moreover, the subsidiary must agree to restrict its activities to those authorized in writing by the WDFI. An association may make an investment in a subsidiary in which it has less than a majority and controlling interest only if the WDFI gives prior written approval. When the WDFI considers approving an application to invest in a subsidiary, it is required by regulation to assess:

        *    the effect on the safety and soundness of the association,

        * the compliance with applicable Wisconsin statutes and regulations,

        * the anticipated benefit to the association and its depositors and other customers, and

        * the managerial capabilities and expertise of the personnel of the association and its subsidiaries.

        SALE OF UNINSURED FINANCIAL PRODUCTS. A Wisconsin-chartered savings association may sell, either directly or through a subsidiary, insurance products, including annuities and life, credit-life, health, property and casualty, unemployment compensation and mortgage guaranty insurance, equity securities, including preferred and common stock, and interests in mutual funds, as agents for the accounts of customers, real estate investment trust interests, corporate and municipal bonds and shares in uninsured brokered deposits if regulatory requirements are met.

        CAPITAL REQUIREMENTS. Wisconsin-chartered savings associations are required by regulation to maintain a net worth ratio in an amount not less than 6 percent of total assets. Net worth in a stock association means the aggregate of capital stock, additional paid-in capital, retained earnings and other accounts designated as components of net worth by the WDFI, determined according to generally accepted accounting principles or an accounting standard or practice approved by the WDFI. The WDFI may require an association to maintain a net worth ratio higher than 6 percent if it determines that the nature of the association's operations otherwise entails a risk requiring a greater net worth ratio to assure the association's stability. If an association's net worth ratio falls below 6 percent, the WDFI may direct the association to adhere to a specific written plan established by the WDFI to correct the association's net worth ratio deficiency. In addition to any other provisions, the plan may:

        * require the association to maintain an increased level of liquidity specified by the WDFI,

        * require the association to cease or limit specified expenditures,

        * prevent the association from originating or purchasing loans of one or more types,

        *    prevent the association from making specified investments,

        * prevent the association from filing applications for branch offices,

        * prevent the association from opening customer savings accounts of any specified class, category or amount, or any specified interest rate, and

        * prevent the association from accepting additions to existing savings accounts, except under conditions as may be specified by the WDFI.

        WISCONSIN CAPITAL DISTRIBUTION LIMITATIONS. The WDFI has promulgated regulations that establish net worth to total assets requirements. Unless a Wisconsin savings association receives the WDFI's prior written approval, it may not pay a dividend or otherwise distribute any profits when its net worth ratio is, or upon payment or distribution would be, below the WDFI's net worth requirements.

   FEDERAL REGULATORY OVERSIGHT

        BUSINESS ACTIVITIES. The activities of savings associations are governed by the HOLA, and, in some respects, the Federal Deposit Insurance Act. The HOLA and the FDI Act were amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the Federal Deposit Insurance Corporation Improvement Act of 1991. FIRREA was enacted for the purpose of resolving problem savings associations, establishing a new thrift insurance fund, reorganizing the regulatory structure applicable to savings associations, and imposing bank-like standards on savings associations. FDICIA requires that federal banking regulators intervene promptly when a depository institution experiences financial difficulties, mandates the establishment of a risk-based deposit insurance assessment system and requires imposition of numerous additional safety and soundness operational standards and
   restrictions.   FIRREA and FDICIA both contain provisions affecting
   numerous aspects of the operations and regulations of federally-insured savings associations and empower the OTS and the FDIC to promulgate regulations implementing their provisions.

        QUALIFIED THRIFT LENDER TEST. In September 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 became law. In the past, savings associations were required to satisfy a qualified thrift lender test by maintaining 65 percent of their portfolio assets, all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 20 percent of total assets, in "qualified thrift investments," primarily residential mortgages and related investments, including mortgage-backed securities, on a monthly basis in nine out of every twelve months.

        The Economic Growth Act of 1996 liberalized the QTL test for savings associations by permitting them to satisfy a similar-but-different 60 percent asset test under the Internal Revenue Code. Alternatively, savings associations may meet the QTL test by satisfying a more liberal 65 percent asset test that allows an institution to include small business, credit card, agriculture and education loans as qualified investments for purposes of the test. Furthermore, consumer loans now count as qualified thrift investments up to 20 percent of portfolio assets. On April 3, 1997, the OTS issued a final rule that implements provisions of the Economic Growth Act of 1996, including the amended QTL test.

        If a savings association fails the QTL test, it must convert to a bank or conform its activities to those permitted for a national bank but which activities also are not inconsistent with the powers permitted to a savings association, particularly as they relate to investments, branching and dividends. It also shall not be eligible for new advances from any FHLB. A savings association that fails the QTL test may requalify.

        LOANS TO ONE BORROWER. Under the HOLA, savings associations generally have the same limits as national banks regarding loans to one borrower. Generally, savings associations may not make a loan or extend credit to a single or related group of borrowers in excess of 15 percent of the association's unimpaired capital and surplus, where the borrowing is not fully secured by readily-marketable collateral. An additional amount may be lent, equal to 10 percent of the association's unimpaired capital and surplus, if additional borrowing is secured by readily-marketable collateral at least equal to the amount of additional funds. At March 31, 1999, Marquette had no outstanding loans or commitments that exceeded the loans to one borrower limit at the time made or committed.

        BROKERED DEPOSITS. Well-capitalized savings associations that are not troubled do not have brokered deposit limitations. Adequately-capitalized associations are able to accept, renew or roll over brokered deposits but only with a waiver from the FDIC and with the limitation that they do not pay an effective yield on any deposit that exceeds by more than 75 basis points the effective yield paid on deposits of comparable size and maturity in the association's normal market area for deposits accepted in its normal market area or 120 basis points of the current yield on similar maturity U.S. Treasury obligations or, in the case of any deposit at least half of which is uninsured, 130 percent of the Treasury yield. Undercapitalized associations are not permitted to accept brokered deposits and may not solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the association's normal market area or in the market area in which the deposits are being solicited. Marquette does not solicit brokered deposits.

        ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings associations and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured association. Civil penalties cover a wide range of violations and actions. Criminal penalties for most financial association crimes include fines and imprisonment. In addition, regulators have substantial discretion to impose enforcement action on an association that fails to comply with its regulatory requirements, particularly regarding amounts of capital. Possible enforcement action ranges from requiring the preparation of a capital plan or imposition of a capital directive to receivership, conservatorship or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken regarding a particular savings association. If action is not taken by the Director, the FDIC has authority to take enforcement action under particular circumstances.

        ASSESSMENTS. Savings associations are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment paid on a semi-annual basis is computed based upon the savings association's total assets, including consolidated subsidiaries, as reported in the association's latest quarterly thrift financial report.

        FEDERAL HOME LOAN BANK SYSTEM. Marquette is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member associations. Marquette, as a member of the FHLB of Chicago, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1 percent of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances, borrowings, from the FHLB of Chicago, whichever is greater. Marquette is in compliance with this requirement, with an investment in FHLB of Chicago stock at March 31, 1999, of $466,000. FHLB advances must be secured by specified types of collateral and may be obtained only for the purpose of purchasing or funding new residential housing finance assets.

        OTS CAPITAL REQUIREMENTS. The OTS capital regulations require savings associations to meet three capital standards: a 1.5 percent tangible capital standard, a 3 percent leverage ratio or core capital ratio, and an 8 percent risk-based capital standard.

        Tangible capital is defined as common stockholders' equity, including retained earnings, noncumulative perpetual preferred stock and related earnings, nonwithdrawable accounts and pledged deposits of mutual savings associations, and minority interests in equity accounts of fully consolidated subsidiaries, less intangible assets other than mortgage servicing rights and equity and debt investments in nonqualifying subsidiaries. Core capital is defined as common stockholders' equity, including retained earnings, noncumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries, nonwithdrawable accounts and pledged deposits of mutual savings associations, amounts of goodwill resulting from prior regulatory accounting practices, less intangible assets other than mortgage servicing rights and equity and debt investments in nonincludable subsidiaries.

        OTS capital regulation requires that in meeting the leverage ratio, tangible and risk-based capital standards, savings associations must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. At March 31, 1999, MFS constituted a nonincludable subsidiary.

        In April 1991, the OTS issued a proposal to amend its regulatory capital regulation to establish a 3 percent leverage ratio, the ratio of core capital to adjusted total assets, for associations in the strongest financial and managerial condition, with a 1 CAMEL rating, the highest rating of the OTS for savings associations. For all other associations, the minimum core capital leverage ratio would be 3 percent plus at least an additional 100 to 200 basis points. In determining the amount of additional capital under the proposal, the OTS would assess both the quality of risk management systems and the level of overall risk in each individual association through the supervisory process on a case-by-case basis. Associations that failed the new leverage ratio would be required to file with the OTS a capital plan that details the steps they would take to reach compliance. If enacted in the final form as proposed, management does not believe that the proposed regulation would have a material effect on Marquette. Although the OTS has not adopted this regulation in final form, generally a savings association that has a leverage capital ratio of less than 4 percent will be deemed to be "undercapitalized" under the OTS prompt corrective action regulations and consequently can have various limitations on its activities.

        Since the date of this proposal, the OTS has amended its regulations to refer to the Uniform Financial Institutions Rating System established by the Federal Financial Institutions Examination Council rather than the traditional CAMEL rating system. The UFIRS is a supervisory rating system used by the OTS and other agencies represented on the FFIEC to evaluate the soundness of depository institutions on a uniform basis. The agencies have implemented UFIRS through CAMEL ratings, which are a series of five factors for assessing a depository institution - capital adequacy, asset quality, management, earnings and liquidity. Accordingly, where OTS regulations before referred to "CAMEL" ratings, the regulations now refer to UFIRS as it may exist from time to time, or a comparable rating system that the OTS may adopt rather than UFIRS. References to UFIRS also refer to a comparable rating system that the OTS may adopt rather than UFIRS.

        The OTS' risk-based capital standard requires that savings associations maintain a ratio of total capital, core capital and supplementary capital, to risk-weighted assets of 8 percent. In calculating total capital, a savings association must deduct reciprocal holdings of depository institution capital instruments, all equity investments and that portion of land loans and nonresidential construction loans in excess of 80 percent loan-to-value ratio and its interest rate risk component, in addition to the assets that must be deducted in calculating core capital. In determining the amount of risk-weighted assets, all assets, including off-balance sheet assets, are multiplied by a risk-weight of 0 percent to 100 percent, as assigned by OTS capital regulations based on the risks OTS believes are inherent in the type of asset.

        The components of core capital are equivalent to those discussed above under the 3 percent leverage standard. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mutual capital certificates, nonwithdrawable accounts and pledged deposits, net worth certificates, income capital certificates, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, mandatorily redeemable preferred stock and allowance for loan and lease losses, up to 1.25 percent of risk-weighted assets, and unrealized gains on equity securities. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of
   1.25 percent. Overall, the amount of capital counted toward supplementary capital cannot exceed 100 percent of core capital. At March 31, 1999, Marquette met each of its capital requirements.

        FDICIA required that the OTS and other federal banking agencies revise risk-based capital standards, with appropriate transition rules, to ensure that they take account of interest rate risk, concentration of risk and the risks of nontraditional activities.

        On December 1, 1998, the OTS adopted comprehensive guidance, in the form of Thrift Bulletin 13a, covering interest rate risk, investment securities and use of financial derivatives. TB 13a replaces seven prior OTS thrift bulletins covering these and related topics. The OTS also updated its regulations with a new rule, effective January 1, 1999, on forward commitments, futures transactions and financial options transactions. The new rule, which is designed to work with TB 13a, establishes general requirements applicable to all derivative instruments, describes responsibilities of the board of directors and management concerning financial derivatives and makes clear that reducing risk exposure should be the primary reason for entering into a derivatives transaction. TB 13a provides guidelines for evaluating an institution's risk management, identifies a set of "sound practices" for consideration of management and describes the qualitative and quantitative guidelines the OTS will use in assessing an institution's current exposure to interest rate changes and its ability to manage that exposure effectively. The OTS will use the results of its net portfolio value model to measure an institution's current exposure. Under TB 13a, an institution's board of directors should establish interest rate risk limits in terms of its capital position, which is its economic capital-to-assets ratio. Investment securities and derivatives, especially those with the potential to alter significantly an institution's risk profile, should be evaluated on the basis of their impact on the institution's economic capital. Institutions with greater capacity to absorb potential losses will have greater latitude in using derivatives and other complex financial instruments.

        LIQUIDITY. Marquette is required to maintain an average daily balance of liquid assets, for example, cash, accrued interest on liquid assets, time deposits, savings accounts, bankers' acceptances, specified United States government, state or federal agency obligations, shares of mutual funds and corporate debt securities and commercial paper, equal to not less than a specified percentage of the average daily balance of its net withdrawal deposit accounts plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4 percent to 10 percent, depending upon economic conditions and the savings flows of member associations. This requirement is currently 4 percent. The OTS requires that the average daily balance of liquid assets be determined using the amount of the institution's liquidity base at the end of the preceding calendar quarter or the average daily balance of its liquidity base during the preceding quarter. The OTS may determine the adequacy of an institution's liquidity on a case-by-case basis, using as a standard that level of liquidity necessary to ensure that the institution operates on a "safe and sound" basis. The OTS may initiate enforcement actions for failure to meet these liquidity requirements. At March 31, 1999, Marquette complied with the regulatory liquidity requirements.

        INSURANCE OF DEPOSIT ACCOUNTS AND DEPOSIT INSURANCE PREMIUMS. FDICIA required the FDIC to establish a risk-based assessment system for insured depository associations that takes into account the risks attributable to different categories and concentrations of assets and liabilities. Under the rule, the FDIC assigns an association to one of three capital categories consisting of "well capitalized," "adequately capitalized," or "undercapitalized," and one of three supervisory subcategories. The supervisory subgroup to which an association is assigned is based on a supervisory evaluation provided to the FDIC by the association's primary federal regulator and information which the FDIC determines to be relevant to the association's financial condition and the risk posed to the deposit insurance funds, which may include, if applicable, information provided by the association's state supervisor. An association's assessment rate depends on the capital category and supervisory category to which it is assigned. There are nine assessment risk classifications or combinations of capital groups and supervisory subgroups to which different assessment rates are applied. Assessment rates range from an association in the highest category - well-capitalized and healthy - to an association in the lowest category - undercapitalized and of substantial supervisory concern.

        The SAIF and the BIF were required by law to achieve and maintain a ratio of insurance reserves to total insured deposits equal to 1.25 percent. The BIF reached this required reserve ratio during 1995, while some predictions indicated the SAIF would not reach this target until the year 2002. The SAIF had not grown as quickly as the BIF for many reasons, but in large part because almost half of SAIF premiums had to be used to retire bonds issued by the Financing Corporation in the late 1980s to recapitalize the Federal Savings and Loan Insurance

   Corporation. Until 1995, the SAIF and BIF deposit insurance premium rate schedules had been identical. But in mid-1995, the FDIC issued final rules modifying its assessment rate schedules for SAIF and BIF member institutions, which required SAIF-insured institutions to pay a significantly higher deposit premium than their BIF-insured counterparts. Thrift industry representatives argued that this significant premium differential caused savings associations to operate at a competitive disadvantage to their BIF-insured bank counterparts.

        On September 30, 1996, President Clinton signed the Deposit Insurance Funds Act of 1996 that was part of the omnibus spending bill enacted by Congress at the end of its 1996 session. DIFA mandated that the FDIC impose a special assessment on the SAIF-assessable deposits of each insured depository institution at a rate applicable to all institutions that the FDIC determined would cause the SAIF to achieve its designated reserve ratio of 1.25 percent as of October 1, 1996. In response to this legislation, to recapitalize the SAIF, on October 10, 1996, the FDIC adopted a final rule governing the payment of a SAIF special assessment in the amount of 65.7 basis points. SAIF-insured institutions were required to pay the assessment by November 27, 1996. In response to the recapitalization of the SAIF, the FDIC announced on December 11, 1996 that deposit insurance rates for most savings associations insured under the SAIF would be lowered to zero effective January 1, 1997, thereby equalizing SAIF insurance premiums with those paid by BIF-insured institutions.

        DIFA mandates the merger of the SAIF and the BIF, effective January 1, 1999, but only if no insured depository institution is a savings association on that date. The combined deposit insurance fund, if the funds are merged, will be called the "Deposit Insurance Fund", or "DIF." Since legislation has not been enacted to eliminate savings associations, the SAIF and the BIF have not been merged.

        Before DIFA, federal regulators and thrift industry trade groups were predicting that a default would occur on the FICO Bonds as early as 1998, as SAIF-assessable deposits continued to decline. DIFA amends the Federal Home Loan Bank Act to impose the FICO assessment against both SAIF and BIF deposits beginning after December 31, 1996. But the assessment imposed on insured depository institutions concerning any BIF-assessable deposit will be assessed at a rate equal to one-fifth of the rate, approximately 1.3 basis points, of the assessments imposed on insured depository institutions with respect to any SAIF-assessable deposit, approximately 6.7 basis points. BIF-insured banks will pay the same FICO assessment as SAIF-insured institutions beginning as of the earlier of December 31, 1999 or the date as of which the last savings association ceases to exist.

        LIMITATIONS ON CAPITAL DISTRIBUTIONS. See "The Reorganization - Comparison of Stockholders Rights and Anti-takeover Provisions."

        COMMUNITY REINVESTMENT. Under OTS regulations, an institution's performance in meeting the credit needs of its entire community, including low- and moderate-income areas, as required by the Community Reinvestment Act, will generally be evaluated under three tests: the "lending test," the "investment test," and the "service test."

        The lending test analyzes lending performance using five criteria:

        * the number and amount of loans in the institution's assessment area,

        * the geographic distribution of lending, including the proportion of lending in the assessment area, the dispersion of lending in the assessment area, and the number and amount of loans in low-, moderate-, middle-, and upper-income areas in the assessment area,

        * borrower characteristics, including the income level of individual borrowers and the size of businesses or farms,

        * the number and amount of community development loans, and their complexity and innovativeness, and

        * the use of innovative or flexible lending practices in a safe and sound manner to address the credit needs of low- or moderate-income individuals or areas.

   The investment test analyzes investment performance using four criteria:

        *    the dollar amount of qualified investments,

        *    the innovativeness or complexity of qualified investments,

        * the responsiveness of qualified investments to credit and community development needs, and

        * the degree to which the qualified investments made by the institution are not routinely provided by private investors.


   The service test analyzes service performance using six criteria:

        * the institution's branch distribution among low-, moderate-, middle-, and upper-income areas,

        * its record of opening and closing branches, particularly in low- and moderate-income areas,

        * the availability and effectiveness of alternative systems for delivering retail banking services,

        * the range of services provided in low-, moderate-, middle- and upper-income areas and extent to which those services are tailored to meet the needs of those areas,

        * the extent to which the institution provides community development services, and

        * the innovativeness and responsiveness of community development services provided.

        An independent financial institution with assets of less than $250 million or a financial institution with assets of less than $250 million that is a subsidiary of a holding company with assets of less than $1 billion, is evaluated under a streamlined assessment method based primarily on its lending record. The streamlined test considers an institution's loan-to-deposit ratio adjusted for seasonal variation and special lending activities, its percentage of loans and other lending related activities in the assessment area, its record of lending to borrowers of different income levels and businesses and farms of different sizes, the geographic distribution of its loans, and its record of taking action, if warranted, in response to written complaints. Instead of being evaluated under the three assessment tests or the streamlined test, a financial institution can adopt a "strategic plan" and elect to be evaluated on the basis of achieving the goals and benchmarks outlined in the strategic plan.

        TRANSACTIONS WITH RELATED PARTIES. See "Transactions with Related Persons."

        PROMPT CORRECTIVE REGULATORY ACTION. FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized associations. Under this system, the OTS is required to take supervisory actions against undercapitalized associations, the severity of which depends upon the association's degree of undercapitalization. Generally, with a narrow exception, FDICIA requires the OTS to appoint a receiver or conservator for an association that is critically undercapitalized. FDICIA authorizes the OTS to specify the ratio of tangible equity to assets at which an association becomes critically undercapitalized and requires that ratio to be no less than 2 percent of assets.

        Under OTS regulations, a savings association is considered to be undercapitalized if it has risk-based capital of less than 8 percent or has a Tier 1 risk-based capital ratio that is less than 4 percent or has a leverage ratio that is less than 4 percent or has a leverage ratio less than 3 percent if the savings association is rated composite 1 under the UFIRS rating system in the most recent examination of the association. A savings association that has risk-based capital less than 6 percent or a Tier 1 risk-based capital ratio that is less than 3 percent or a leverage ratio that is less than 3 percent would be considered to be "significantly undercapitalized." A savings association that has a tangible equity to total assets ratio equal to or less than 2 percent would be deemed to be "critically undercapitalized." Generally, a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. In addition, numerous mandatory supervisory actions become immediately applicable to the association, including restrictions on growth, investment activities, capital distributions, and affiliate transactions. In addition, the OTS could issue a capital directive to the savings association that includes additional discretionary restrictions on the savings association.

        REAL ESTATE LENDING STANDARDS. The OTS and the other federal banking agencies have uniform regulations prescribing real estate lending standards. OTS regulations require each savings association to establish and maintain written internal real estate lending standards consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The policy must also be consistent with accompanying OTS guidelines, which include maximum loan-to-value ratios for the following types of real estate loans: raw land, 65 percent, land development, 75 percent, nonresidential construction, 80 percent, improved property, 85 percent and one- to four-family residential construction, 85 percent. Owner-occupied one- to four-family mortgage loans and home equity loans do not have maximum loan-to-value ratio limits, but those with a loan-to-value ratio at origination of 90 percent or greater are to be backed by private mortgage insurance or readily marketable collateral. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as the exceptions are appropriately reviewed and justified. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standard are justified.

        STANDARDS FOR SAFETY AND SOUNDNESS. As required by FDICIA and subsequently amended by the Riegle Community Development and Regulatory Improvement Act of 1994, the federal banking regulators adopted interagency guidelines establishing standards for safety and soundness for depository institutions on matters, including internal controls, loan documentation, credit underwriting, interest-rate risk exposure, asset growth, compensation and other benefits and asset quality and earnings. The agencies expect to request a compliance plan from an institution whose failure to meet one or more of the standards is of severity to the extent that it could threaten the safe and sound operation of the institution. FDIC regulations enacted under FDICIA also require all depository institutions to be examined annually by the banking regulators and depository institutions having $500 million or more in total assets to have an annual independent audit, an audit committee comprised solely of outside directors, and to hire outside auditors to evaluate the institution's internal control structure and procedures and compliance with laws and regulations relating to safety and soundness. The FDIC, in adopting the regulations, reiterated its belief that every depository institution, regardless of size, should have an annual independent audit and an independent audit committee.

        FINANCIAL MANAGEMENT REQUIREMENTS. FDICIA imposes new financial reporting requirements on all depository institutions with assets of more than $500 million, their management, and their independent auditors. It also establishes new rules for the composition, duties and authority of the institutions' audit committees and boards of directors. These depository institutions will be required to prepare and make available to the public annual reports on their financial condition and management, including statements of managements' responsibility for the financial statements, internal controls and compliance with federal banking laws and regulations relating to safety and soundness, and an assessment by management of the effectiveness of the institution's internal controls and procedures and the institution's compliance with these laws and regulations. The institution's independent public accountants are required to attest to these management assessments. Each institution is also required to have an audit committee composed of independent directors.

   FEDERAL RESERVE SYSTEM

        The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts, primarily NOW and regular checking accounts, non-personal time deposits transferable or held by a person other than a natural person, with an original maturity of less than one and one-half years and money market accounts. The Federal Reserve Board regulations generally require that reserves of 3 percent must be maintained against aggregate transaction accounts of $52 million or less, as may be adjusted by the Federal Reserve Board, and an initial reserve of $1.6 million plus 10 percent, as may be adjusted by the Federal Reserve Board between 8 percent and 14 percent, against that portion of total transaction accounts in excess of $52 million. The first $4.3 million of otherwise reservable balances, as may be adjusted by the Federal Reserve Board, are exempted from the reserve requirements. Marquette is in compliance with these requirements.

        The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements by the OTS. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Marquette's interest-earning assets.

        FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

   GRAMM-LEACH-BLILEY ACT

        On November 12, 1999, President Clinton signed into law S. 900, the Gramm-Leach-Bliley Act, which modernizes the laws governing the financial services industry. This Act eliminates many federal and state law barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. This legislation provides financial organizations with flexibility in structuring these new affiliations through a holding company structure or a financial subsidiary with prudent limitations on activities and appropriate safeguards. This legislation preserves the Federal Reserve Board as the umbrella supervisor for holding companies, but it incorporates a system of functional regulation designed to utilize the strengths of the various federal and state financial supervisors. It establishes a mechanism for coordination between the Federal Reserve Board and the Secretary of the Treasury regarding approval of new financial activities for both holding companies and national bank financial subsidiaries. The federal bank regulatory agencies, including the OTS, will be promulgating regulations under this Act in the near future.

   REGULATION OF MARQUETTE FINANCIAL

        GENERAL. Marquette Financial is a federal mutual holding company within the meaning of Section 10(o) of the HOLA. Marquette Financial is required to register with and may be examined by, is supervised by and has reporting requirements with the OTS. In addition, the OTS has enforcement authority over Marquette Financial and its non-savings association subsidiaries, if any. This authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness, or stability of a subsidiary savings association. Unlike bank holding companies, federal mutual holding companies do not have any regulatory capital requirements and are not supervised by the Federal Reserve Board.

        RESTRICTIONS APPLICABLE TO ACTIVITIES OF MUTUAL HOLDING
   COMPANIES. Under Section 10(o) of the HOLA, a mutual holding company may engage only in the following activities:

        *    investing in the stock of a savings association;

        * acquiring a mutual association through the merger of the association into a savings association subsidiary of the holding company or an interim savings association subsidiary of the holding company;

        * merging with or acquiring another holding company, one of whose subsidiaries is a savings association;

        * investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations have their home offices;

        * furnishing or performing management services for a savings association subsidiary of the holding company;

        * holding, managing, or liquidating assets owned or acquired from a savings association subsidiary of the company;

        * holding or managing properties used or occupied by a savings association subsidiary of the company:

        *    acting as trustee under a deed of trust;

        * any other activity that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act, unless the Director of the OTS, by regulation, prohibits or limits the activity for savings and loan holding companies, or in which multiple savings and loan holding companies were authorized by regulation to directly engage on March 5, 1987; and

        * purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of this stock by the holding company is approved by the Director of the OTS.

   If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from the merger or acquisition may only invest in assets and engage in the activities listed above, and it has a period of two years to cease any nonconforming activities and divest any nonconforming investments.

        GRAMM-LEACH-BLILEY ACT. On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act. This Act permits mutual holding companies to engage in new authorized financial activities, including securities underwriting, dealing, and market making, insurance underwriting and agency activities, and merchant banking. The federal bank regulatory agencies, including the OTS, will be promulgating regulations under this Act in the near future.

        RESTRICTIONS APPLICABLE TO ALL SAVINGS AND LOAN HOLDING
   COMPANIES. The HOLA prohibits a savings and loan holding company, including a federal mutual holding company, directly or indirectly, from acquiring:

        * control, as defined under the HOLA, of another savings association or a holding company parent without prior OTS approval,

        * more than 5 percent of the voting shares of another savings association or holding company parent that is not a subsidiary, with some exceptions,

        * through merger, consolidation, or purchase of assets, another savings association or a holding company or acquiring all or substantially all of the assets of the institution or a holding company without prior OTS approval, or

        * control of any depository institution not insured by the FDIC except through a merger with and into the holding company's savings institution subsidiary that is approved by the OTS.

        A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has a principal office outside of the state where the principal office of its subsidiary institution is located, except:

        * in the case of emergency acquisitions, as defined under the HOLA, approved by the FDIC,

        * if the holding company controls a savings association subsidiary that operated a home or branch office in the additional state as of March 5, 1987, and

        * if the laws of the state in which the savings association to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings association chartered by the state where the acquiring savings association or savings and loan holding company is located or by a holding company that controls a state chartered association.

   The conditions imposed upon interstate acquisitions by those states that have enacted authorizing legislation vary. Some states impose conditions of reciprocity, which have the effect of requiring that the laws of both the state in which the acquiring holding company is located, as determined by the location of its subsidiary savings association, and the state in which the association to be acquired is located, have each enacted legislation allowing its savings associations to be acquired by out-of-state holding companies on the condition that the laws of the other state authorize the transactions on terms no more restrictive than those imposed on the acquirer by the state of the target association. Some of these states also impose regional limitations, which restrict the acquisitions to states within a defined geographic region. Other states allow full nationwide banking without any condition of reciprocity. Some states do not authorize interstate acquisitions of savings associations. In evaluating an application by a holding company to acquire a savings association, the OTS must consider the financial and managerial resources and future prospects of the company and savings association involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community, and competitive factors.

        If the savings institution subsidiary of a federal mutual holding company fails to meet the QTL test in Section 10(m) of the HOLA and regulations of the OTS, the holding company must register with the Federal Reserve Board as a bank holding company under the BHC Act within one year of the savings institution's failure to qualify.

   FEDERAL TAXATION

        Savings institutions are governed by the provisions of the Internal Revenue Code in the same general manner as other corporations. However, savings institutions, like Marquette, which meet definitional tests and other conditions prescribed by the Code, may benefit from favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution may claim regarding additions to its reserve for bad debts has limitations. Marquette reviews the most favorable way to calculate the deduction attributable to an addition to its bad debt reserve on an annual basis.

        In August 1996, the Code was revised to equalize the taxation of thrifts and banks. Thrifts, like Marquette, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may use the experience method, while larger thrifts must use the specific charge off method regarding bad debts. Any additions to tax bad reserves added after 1987 will be recaptured and taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not recaptured. An institution may delay recapturing its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on Marquette. At March 31, 1999, Marquette had no post-1987 bad-debt reserves.

        Under the experience method, the bad debt deduction may be based on a six-year moving average of actual losses on qualifying and non-qualifying loans, or a fill-up to the institution's base year reserve amount, which is the tax bad debt reserve determined as of December 31, 1987. Marquette used the experience method for the tax year ended March 31, 1999.

        Earnings appropriated to Marquette's bad debt reserve and claimed as a tax deduction, including its supplemental reserves for losses, will not be available for the payment of cash dividends or for distribution to stockholders, including distributions made on dissolution or liquidation, unless Marquette includes the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. As of March 31, 1999, Marquette had approximately $3.9 million of accumulated earnings, representing its base year tax reserve, for which federal income taxes have not been provided. If this amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, there may be federal income taxation at the then current rate.

        Generally, for taxable years beginning after 1986, the Code also requires most corporations, including savings institutions, to utilize the accrual method of accounting for tax purposes. Further, for taxable years ending after 1986, the Code disallows 100 percent of a savings association's interest expense deemed allocated to non-qualified tax-exempt obligations acquired after August 7, 1986. Tax-exempt obligations acquired after 1982 but before August 8, 1986, and qualified tax-exempt obligations acquired after August 7, 1986, are governed by the rule which applied before the Code disallowing the deductibility of 20 percent of the interest expense.

        The Code imposes an alternative minimum tax on alternative minimum taxable income at a rate of 20 percent. Only 90 percent of AMTI can be offset by net operating loss carryovers of which Marquette currently has none. AMTI is also adjusted by determining the tax treatment of items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Marquette's AMTI is increased by an amount equal to 75 percent of the amount by which Marquette's adjusted current earnings exceeds its AMTI, determined without regard to this adjustment and before reduction for net operating losses.

        Marquette Financial may exclude from its income 80 percent of dividends received from Marquette as a member of the same affiliated group of corporations if Marquette Financial owns more than 20 percent but less than 80 percent of the stock of the corporation, Marquette, paying a dividend.

        Marquette's federal income tax returns for the last five tax years have not been examined by the IRS.

   WISCONSIN TAXATION

        The State of Wisconsin imposes a tax on the Wisconsin taxable income of corporations, including savings institutions, at the rate of
   7.9 percent. Wisconsin taxable income is generally similar to federal taxable income, except that interest from state and municipal obligations is taxable, no deduction is allowed for state income taxes, and net operating losses may be carried forward but not back. Wisconsin law does not provide for the filing of consolidated state income tax returns.

                      TRANSACTIONS WITH RELATED PERSONS

        Marquette's authority to engage in transactions with related parties or "affiliates," any company that controls or is under common control with a savings association, including Marquette Financial, or to make loans to insiders, is limited by Sections 23A and 23B of the Federal Reserve Act. A subsidiary of a savings association generally is exempted from the definition of "affiliate." Section 23A limits the aggregate amount of transactions with any individual affiliate to 10 percent of the capital and surplus of the savings association and also limits the aggregate amount of transactions with all affiliates to 20 percent of the savings association's capital and surplus. Some transactions with affiliates are required to be secured by collateral in an amount and of a type described in the FRA and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that particular transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the savings association as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, the transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies. FIRREA prohibits any savings association from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the BHC Act. Also, no savings association may purchase the securities of any affiliate other than a subsidiary.

        Marquette's authority to extend credit to executive officers, directors and 10 percent shareholders, as well as the entities these persons control are currently governed by Section 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. These regulations require that the loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans that Marquette may make to the persons based, in part, on its capital position, and require approval procedures to be followed. OTS regulations, with the exception of minor variations, apply Regulation O to savings associations. On April 1, 1997, a final rule by the Federal Reserve Board, which changes the exemptions from Regulation O available to bank affiliate insiders, became effective. Under the new rule, Regulation O will not apply to loans made by Marquette to officers and directors of an affiliate, if the officer or director is not engaged in a policy-making capacity relative to Marquette and the affiliate does not account for more than 10 percent of the consolidated assets of Marquette's holding company.

        Marquette makes loans to executive officers and directors of Marquette and their affiliates in the ordinary course of its business. These loans to executive officers, directors and their affiliates are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons and do not, in the opinion of Marquette's management, involve more than the normal risk of collectibility or present any other unfavorable features. As of November 30, 1999, approximately $1,143,609 of loans were outstanding from Marquette to executive officers and directors of Marquette and their affiliates.

                             THE REORGANIZATION

   GENERAL

        The reorganization into the "two-tier" mutual holding company structure will be accomplished under the reorganization agreement, which the board unanimously approved on December 14, 1999. Under the reorganization agreement, Marquette will become a wholly owned subsidiary of the stock holding company, which will be majority owned by Marquette Financial. In the reorganization, each outstanding share of Marquette common stock will be converted automatically into one share of common stock of the stock holding company. As a result of the reorganization, Marquette's stockholders will become stockholders of the stock holding company. The reorganization will have no effect on the operations of Marquette or Marquette Financial. Marquette will continue its operations at the same locations, with the same management, and with all the rights, obligations and liabilities of Marquette existing immediately before the reorganization. The reorganization agreement attached as Exhibit A is incorporated by reference in this proxy statement/prospectus.

   REASONS FOR THE REORGANIZATION

        Marquette has determined to undertake the reorganization for several business purposes. As a savings association, Marquette cannot repurchase its stock in the open market without incurring significant adverse tax consequences. By reorganizing under a stock holding company structure, the stock holding company, unlike Marquette, can repurchase its stock in the open market without suffering adverse tax consequences. The board of directors of Marquette has determined that having the ability to repurchase shares in the open market is important because it provides liquidity for the shares, since the stock holding company would be making a market in its shares, provides Marquette with the opportunity to take advantage of the current price for its stock in the marketplace and gives Marquette another technique for managing its capital. In addition, having the stock holding company gives Marquette added flexibility in structuring mergers and acquisitions and conducting its operations.

   STOCK HOLDING COMPANY POWERS

        There will be restrictions on the stock holding company, including activity limitations applicable to Marquette Financial under
   Section 10(o)(5) of the HOLA, and related regulations. The stock holding company will be permitted to engage in activities, including making investments in up to 5 percent of the common stock of another financial institution. The stock holding company generally would be permitted to engage in the activities that are closely related to banking and permissible for bank holding companies under the BHC Act, and activities permitted for service corporations of a federally-chartered savings association. See "- Regulation of the Stock Holding Company."

   CORPORATE GOVERNANCE MATTERS

        The federal charter under which the stock holding company is to be incorporated was only recently created by the OTS, and there is no well-formed body of judicial interpretations regarding corporate governance matters relating to this charter. The OTS has stated that the corporate governance of the stock holding company would be governed by corporate governance matters that are precedents applicable to a federal savings association. However, there can be no assurance that any court would apply this law or as to what other sources of precedent a court may look to.

   RECOMMENDATION

        The board of directors of Marquette has determined that the reorganization will provide greater operating flexibility than Marquette's existing mutual holding company structure and that the reorganization is in the best interests of Marquette and its stockholders. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

   REGULATORY APPROVALS

        Completion of the reorganization is conditioned upon receiving the approval of the OTS and the WDFI. The OTS must approve the formation of the stock holding company, including its charter, the stock company's acquisition of 100 percent of the common stock of Marquette and the merger between Marquette and Marquette Interim. The WDFI must approve the merger between Marquette and Marquette Interim. Based on recent OTS approvals of similar transactions, Marquette believes that the OTS approval of the reorganization will include conditions that the reorganization agreement be approved by a majority of the total votes eligible to be cast at a meeting of Marquette's stockholders called to vote on the transaction. Marquette does not expect that the WDFI approval will include any conditions that would materially affect the terms of the transaction. Although the reorganization is conditioned upon the approval of the OTS and the WDFI, the OTS and the WDFI approval, as well as any other regulatory approvals, do not constitute a recommendation or endorsement of the reorganization by the OTS or the WDFI, or other regulatory agencies.

   REORGANIZATION AGREEMENT

        The reorganization will be accomplished under the reorganization agreement, which is attached as Exhibit A. The following discussion is qualified in its entirety by reference to the reorganization agreement.

        The reorganization and the establishment of the stock holding company will be accomplished as follows:

        * Marquette will organize the stock holding company as a wholly owned subsidiary;

        * the stock holding company will organize Marquette Interim as a wholly owned subsidiary;

        * Marquette Interim will merge with and into Marquette, with Marquette as the surviving entity;

        *    in connection with the merger:

             * all of the issued and outstanding shares of Marquette common stock will automatically be converted by operation of law into an equal number of shares of stock holding company common stock;

             * all of the issued and outstanding shares of Marquette Interim will automatically be converted by operation of law into an equal number of shares of the common stock of Marquette;

             * each outstanding option to purchase shares under Marquette's stock option plan will automatically be converted by operation of law into an option with identical price, terms and conditions to purchase an identical number of shares of the stock holding company common stock instead of Marquette common stock;

             * each outstanding award under Marquette's management recognition plan will automatically be converted into an award with identical terms and conditions to receive an identical number of shares of the stock holding company common stock instead of Marquette common stock; and

             * the Marquette stock option plan and management recognition plan will automatically be continued by operation of law as plans of the stock holding company.


   As a result, Marquette will become the wholly owned subsidiary of the stock holding company, and the stock holding company will become the majority owned subsidiary of Marquette Financial.

        The following diagram shows Marquette's current mutual holding company structure:


              [   Marquette Financial,  ]
              [         M.H.C.          ]


                               56% of Marquette common stock

              [  Marquette Savings   ]          44% of Marquette       [                        ]
              [      Bank, S.A.      ]            common stock         [  Minority stockholders ]
              [                      ]                                 [                        ]

              The following diagram shows Marquette's proposed mutual holding company structure following completion of the reorganization:

        [  Marquette Financial,  ]
        [         M.H.C.         ]

                               56% of stock holding company
                                     common stock

              [  Marquette Capital Holding ]          44% of stock holding company        [                        ]
              [       Company, Inc.        ]                  common stock                [  Minority stockholders ]
              [                            ]                                              [                        ]

                               100% of Marquette common stock


              [  Marquette Savings  ]
              [     Bank, S.A.      ]

              The board of directors of Marquette presently intends to capitalize the stock holding company with up to $750,000, if the OTS approves of this amount.

        After the reorganization, Marquette will continue its existing business and operations as a wholly owned subsidiary of the stock holding company and the consolidated capitalization, assets, liabilities, and form of consolidated financial statements of the stock holding company immediately following the reorganization will be substantially the same as those of Marquette immediately before consummation of the reorganization. The articles and bylaws of Marquette will continue in effect, and will not be affected by the reorganization. The officers and directors and the principal executive officers of Marquette before the reorganization will be the same after the reorganization. The name "Marquette Savings Bank, S.A." will continue to be utilized. The corporate existence of Marquette will not be affected by the reorganization.

   EFFECTIVE DATE

        The effective date of the reorganization will be the latest date of approval by the OTS and the WDFI and upon which the articles of combination are endorsed by the WDFI and the OTS. Although Marquette does not anticipate any significant delays in obtaining this endorsement of the articles of combination, the effects of any delays on holders of Marquette's common stock cannot be determined at this time. Although the reorganization is conditioned upon the approval of the WDFI and OTS, this approval, as well as any other regulatory approval, does not constitute a recommendation or endorsement of the reorganization by the WDFI, the OTS, or other regulatory agencies.

   OPTIONAL EXCHANGE OF STOCK CERTIFICATES

        After the effective date, stock certificates evidencing shares of Marquette common stock will represent, by operation of law, the same number of shares of the stock holding company's common stock. Former holders of Marquette common stock will not be required to exchange their Marquette common stock certificates for stock holding company common stock certificates, but will have the option to do so. DO NOT SEND YOUR STOCK CERTIFICATES TO MARQUETTE AT THIS TIME. Any stockholder desiring more information about the exchange may request additional information from Marquette by writing to Mr. Gary J. Sparza, Secretary of Marquette, at 10533 West National Avenue, West Allis, Wisconsin 53227.

   DISSENTERS' RIGHTS

        The rights of Marquette stockholders are governed by Chapter 215 of the Wisconsin Statutes, which is silent on dissenters' rights. However, the WBCL addresses dissenters' rights. Section 215.60(16) of the Wisconsin Statutes provides that provisions of the WBCL not in conflict with Chapter 215 of the Wisconsin Statutes are applicable.

        The following discussion of dissenters' rights under the WBCL is not complete and is qualified in its entirety by reference to the provisions of Sections 180.1301 to 180.1331 of the WBCL, a copy of which is attached to this proxy statement/prospectus as Exhibit D. MARQUETTE STOCKHOLDERS MUST FOLLOW THE PROCEDURAL REQUIREMENTS OF SECTIONS 180.1301 TO 180.1331 OF THE WBCL EXACTLY OR RISK LOSING THE RIGHT TO DISSENT AND DEMAND PAYMENT OF THE FAIR VALUE OF THEIR COMMON STOCK. MARQUETTE STOCKHOLDERS SHOULD READ EXHIBIT D FOR ALL STATUTORY PROVISIONS RELATING TO DISSENTERS' RIGHTS.

        Any stockholder or beneficial stockholder who desires to assert dissenters' rights must:

        * before the vote is taken at the special meeting regarding* approval of the reorganization agreement, deliver to Marquette written notice that complies with Section 180.0141 of the WBCL of the stockholder's intent to demand payment for the stockholder's shares of common stock; and

        * not vote these shares in favor of approval of the reorganization agreement.

        A record stockholder may assert dissenters' rights as to fewer than all the shares registered in that stockholder's name only if that stockholder dissents with respect to all shares beneficially owned by any one person and notifies Marquette in writing of the name and address of each person on whose behalf that stockholder asserts dissenters' rights. Any beneficial stockholder may assert dissenters' rights as to shares held on its behalf only if the beneficial stockholder submits to Marquette the record stockholder's written consent to dissent not later than the time the beneficial stockholder asserts dissenters' rights regarding all shares for which it is the beneficial stockholder. All notices to Marquette must be sent or delivered to Mr. Gary Sparza, Secretary, at 10533 West National Avenue, West Allis, Wisconsin 53227.

        Not more than 10 days after approval of the reorganization agreement by Marquette stockholders, Marquette must send to each person who has satisfied the requirements for asserting dissenters' rights a written notice that complies with Section 180.0141 of the WBCL which must:

        *    state where written demand for payment must be sent,

        *    state where and when stock certificates must be deposited,

        * state the extent to which the transfer of uncertificated shares will be restricted after the payment demand is received,

        * provide a form for demanding payment that includes the date of the first announcement to news media or to stockholders of the terms of the proposed reorganization, which was July 28, 1999, and requires that the stockholder or beneficial stockholder asserting dissenters' rights certify whether that stockholder acquired beneficial ownership of its shares before that date,

        * set a date, which must be at least 30 but not more than 60 days after the date on which the dissenters' notice is delivered, by which Marquette must receive the payment demand, and

        * be accompanied by a copy of Sections 180.1301 to 180.1331 of the WBCL.

        A stockholder or beneficial stockholder who receives a dissenters' notice and wishes to exercise dissenters' rights must submit a payment demand certifying whether beneficial ownership was acquired before July 28, 1999, and must deposit the applicable stock certificates under the dissenters' notice. A STOCKHOLDER OR BENEFICIAL STOCKHOLDER WHO DOES NOT DEMAND PAYMENT IN THIS MANNER WILL NOT BE ENTITLED TO PAYMENT FOR THEIR COMMON STOCK. Upon receipt of an appropriate payment demand and the stock certificates from a dissenting stockholder who certified that beneficial ownership was acquired before July 28, 1999, Marquette will pay the dissenting stockholder, if that stockholder has complied with Section 180.1323 of the WBCL, Marquette's estimate of the fair value of the dissenting stockholder's common stock plus accrued interest, if any, from the date the reorganization is consummated. Upon receipt of the payment demand and the stock certificates from a dissenting stockholder who did not certify that beneficial ownership was acquired before July 28, 1999, Marquette may choose to withhold payment required by Section
   180.1325 of the WBCL from the dissenting stockholder and must offer to purchase the dissenting stockholder's shares at a price based upon Marquette's estimate of the fair value of the dissenting stockholder's common stock plus accrued interest, if any.

        The payment must be accompanied by all of the following:

        * Marquette's latest available financial statements, audited and including footnote disclosure, if available, including a balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders' equity for that year and the latest available interim financial statements, if any,

        *    Marquette's estimate of the fair value of the common stock,

        *    an explanation of how interest was calculated,

        * a statement of the dissenting stockholder's right to demand payment under Section 180.1328 of the WBCL if dissatisfied with the payment, and

        *    A copy of Sections 180.1301 to 180.1331 of the WBCL.

        Within 30 days after receipt of the payment or offer, the dissenting stockholder must either accept the payment or offer or notify Marquette in writing of the stockholder's estimate of the fair value of the common stock and accrued interest and demand payment of the stockholder's estimate less any payment previously received. If Marquette fails to make payment to a person within 60 days after the date set for demanding payment, the person may notify Marquette in writing of the person's own estimate of the fair value of the person's common stock and accrued interest and demand payment of the stockholder's estimate. If a dissenting stockholder and Marquette cannot agree as to the fair value of the common stock, Marquette must, within 60 days after receiving the payment demand, commence a special proceeding in the Circuit Court of Milwaukee County, Wisconsin to determine the fair value of the common stock and accrued interest. If Marquette fails to commence this proceeding within 60 days, Marquette must pay to each dissenting stockholder whose demand remains unsettled the amount each dissenting stockholder demands as fair value. See "The Reorganization - Conditions to the Reorganization."

        If a Marquette stockholder validly perfects its rights to dissent from the reorganization and becomes entitled to a redemption of its common stock for fair value under the WBCL, Marquette would incur adverse federal income tax consequences if it redeems the stockholder's common stock. Under the Internal Revenue Code, savings associations like Marquette are governed by special tax rules. For many years, savings associations were permitted to deduct from taxable income, as a bad debt deduction, a percentage of their taxable income without consideration of their actual loan loss experience. These deductions have accumulated and are commonly referred to as Marquette's untaxed bad debt reserve. The repurchase of common stock from a stockholder that is not pro rata to all stockholders would require Marquette, in most cases, to record taxable income in excess of the amount of the price paid by Marquette to repurchase the common stock. Marquette would incur a tax liability in excess of 50 percent of the purchase price for the common stock it buys back, assuming a marginal tax rate of 35 percent.

        The reorganization agreement provides, as a condition to completing the reorganization, that no stockholder validly exercise dissenters' rights. Marquette's board of directors has discretion to waive this dissenters' rights condition. A stockholder who validly exercises dissenters' rights may cause this condition to completion of the reorganization not to be satisfied, which could result in the reorganization being abandoned. Marquette's board of directors would consider terminating the reorganization by assessing the cost of the adverse tax consequences associated with any potential bad debt recapture relative to the advantages of restructing under the stock holding company form of ownership.

   TAX CONSEQUENCES

        Marquette will receive an opinion of its special counsel, Schiff Hardin & Waite, Chicago, Illinois, as to the United States federal and Wisconsin state income tax consequences of the reorganization. This opinion of counsel provides substantially that:

        * the merger of Marquette Interim with and into Marquette will constitute a reorganization under Section 368 of the Internal Revenue Code, and the stock holding company, Marquette and Marquette Interim each will be a "party to a reorganization" within the meaning of Section 368(b), if the merger of Marquette Interim with and into Marquette qualifies as a statutory merger under applicable law and if after the transaction Marquette will hold substantially all of the assets of Marquette Interim and Marquette stockholders exchange solely for stock holding company voting stock at least 80 percent of the combined voting power of all classes of Marquette stock entitled to vote and at least 80 percent of all other classes of Marquette stock;


        * no gain or loss will be recognized by Marquette stockholders on the exchange of Marquette common stock solely for the stock holding company common stock;

        * no gain or loss will be recognized by the stock holding company on the receipt by it of Marquette common stock solely in exchange for stock holding company common stock;

        * the tax basis of the stock holding company common stock received by Marquette's stockholders will be the same as the basis of Marquette common stock surrendered in exchange;

        * the holding period of the stock holding company common stock to be received by Marquette stockholders will include the holding period of Marquette common stock surrendered in exchange;

        * Marquette common stock was held as a capital asset on the date of the exchange; and

        * no gain or loss will be recognized by Marquette stockholders as a result of conversion of their option to purchase common stock into options to purchase stock holding company common stock.

        This opinion will not be binding on the Internal Revenue Service and Wisconsin Department of Revenue, and there can be no assurance that the IRS will not contest the conclusions. The opinion may be based in part upon factual assumptions and representations made, and certificates delivered, by Marquette, Marquette Financial and stockholders, officers and other persons, which representations and certificates Schiff Hardin & Waite will assume to be true, correct and complete. If these representations or certificates are inaccurate, the opinion could be adversely affected.

        Each Marquette stockholder should consult his own tax counsel as to specific federal, state and local tax consequences of the reorganization, if any, to that stockholder.

   CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

        Marquette common stock is registered under Section 12 of the Securities Exchange Act of 1934, as administered by the OTS. Upon consummation of the reorganization, the stock holding company common stock will be registered under the Section 12 of the Exchange Act as administered by the Securities and Exchange Commission. The Exchange Act will apply to the stock holding company to the same degree that it currently applies to Marquette, except that the powers, functions and duties to administer and enforce the Exchange Act requirements regarding periodic and other reports, proxies, tender offers, and short swing profits, and other requirements of the Exchange Act that are vested in the OTS regarding securities of insured savings associations, including Marquette, are vested in the SEC regarding securities of business corporations, including the stock holding company.

   CONDITIONS TO THE REORGANIZATION

        The reorganization agreement describes conditions to the completion of the reorganization, including:

        * approval of the reorganization agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Marquette common stock;

        * receipt of a ruling from the IRS or an opinion of tax counsel that the reorganization will be treated as a non-taxable transaction under the Internal Revenue Code and that no gain or loss will be recognized by the stockholders of Marquette upon the exchange of Marquette common stock solely for the stock holding company common stock;

        * receipt of all required regulatory approvals, including those from the OTS, the WDFI and any other regulatory agencies; and

        *    valid exercise of dissenters' rights by a stockholder.

   Marquette's board of directors has discretion to waive the condition regarding dissenters' rights.

        Marquette Financial, which owns a majority of the outstanding shares of Marquette common stock, intends to vote its shares in favor of the reorganization agreement. Marquette has received an opinion of tax counsel that the reorganization will be deemed to constitute a non-taxable transaction under the Code and that no gain or loss will be recognized by the stockholders of Marquette upon the exchange of Marquette common stock solely for the stock holding company common stock.

   AMENDMENT, TERMINATION OR WAIVER

        Written amendment of the reorganization agreement may occur at any time if the amendment is not materially adverse to Marquette.

        The reorganization agreement may be terminated:

        * at the election of any party to the reorganization agreement if any condition of any party under the reorganization agreement is neither satisfied nor able to be satisfied and is not waived; or

        * before the effective date by the mutual consent of the boards of directors of these parties.

   In the event of termination of the reorganization agreement, no party will have any further liability or obligation to any other party under the reorganization agreement.

        Any terms or conditions of the reorganization agreement may be legally waived at any time by the party which is entitled to said benefit.

   BUSINESS OF THE STOCK HOLDING COMPANY

        GENERAL. The stock holding company currently has no business activities and is not expected to engage in any business activity other than to hold all of the voting stock of Marquette immediately after the reorganization. In the future, however, the stock holding company may pursue other investment opportunities, including possible diversification through mergers and acquisitions. Until the stock holding company pursues other investment opportunities, the competitive conditions to be faced by the stock holding company will be the same as those faced by Marquette.

        PROPERTY. The stock holding company initially is not expected to own or lease real or personal property. Instead, it intends to utilize the premises, equipment and furniture of Marquette and will pay a rental fee to Marquette.

        LEGAL PROCEEDINGS. The stock holding company is not a party to any legal proceeding.

        EMPLOYEES. The stock holding company presently does not intend to employ any persons other than its management. It will utilize the support staff of Marquette from time to time. If the stock holding company acquires other savings institutions or pursues other lines of business, it may hire additional employees at that time.

   MANAGEMENT OF THE STOCK HOLDING COMPANY

        DIRECTORS. The directors of the stock holding company are, and upon consummation of the reorganization will continue to be, the same persons who are the present directors of each of Marquette and Marquette Financial. The three-year terms of the stock holding company's directors will be staggered to provide for the election of approximately one-third of the board members each year, like those relating to Marquette.

        EXECUTIVE OFFICERS. The executive officers of the stock holding company are, and upon consummation of the reorganization will continue to be, the same persons who are the present the executive officers of each of Marquette and Marquette Financial.

        REMUNERATION. Until the stock holding company becomes actively involved in additional businesses, no compensation will be paid to its directors and officers in addition to compensation paid to them by Marquette. However, the stock holding company may determine that separate and additional compensation is appropriate in the future.

        EMPLOYEE BENEFIT PLANS. As the directors and officers of the stock holding company will not initially be compensated by the stock holding company but will continue to be compensated by Marquette, no separate plans for directors and officers of the stock holding company are anticipated at this time. The stock holding company will assume Marquette's stock option plan and Marquette's management recognition plan, which will continue to cover directors, officers and employees of Marquette on the same terms as under the plans as maintained by Marquette. Marquette will continue to maintain its other benefit programs.

        INDEMNIFICATION OF OFFICERS AND DIRECTORS. OTS regulations provide for the indemnification of directors, officers and employees against legal and other expenses incurred in defending lawsuits brought or threatened against them by reason of their performance as a director, officer, or employee. Indemnification may be made to the person only if final judgment on the merits is in his favor or in case of settlement, final judgment against him, or final judgment in his favor, other than on the merits, if a majority of the disinterested directors of the stock holding company determine that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interests of the stock holding company or its stockholders. If a majority of the disinterested directors of the stock holding company concludes that in connection with an action any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses arising from defense or settlement of the action. The stock holding company is required to give the OTS at least 60 days notice of its intention to make indemnification, and no indemnification shall be made if the OTS objects to the stock holding company in writing. The bylaws of the stock holding company reflect the OTS regulations on indemnification. The stock holding company plans to obtain insurance coverage for its directors and officers.

        To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the stock holding company, the stock holding company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable. In addition, federal banking regulations restrict the stock holding company from indemnifying officers and directors for civil monetary penalties or judgments resulting from administrative or civil actions instituted by any federal banking agency, or any other liability or legal expense regarding any administrative proceeding or civil action instituted by any federal banking agency, which results in a final order or settlement in which that person is assessed a civil money penalty, removed from office or prohibited from participating in the conduct of the affairs of an insured depository institution, or required to cease and desist from or take actions.

   COMPARISON OF STOCKHOLDERS RIGHTS AND ANTI-TAKEOVER PROVISIONS

        INTRODUCTION. As a result of the reorganization, holders of Marquette common stock will become stockholders of the stock holding company. The rights of these stockholders will be governed by federal law and OTS regulations and by the federal stock charter and bylaws of the stock holding company, as well as any conditions the OTS might impose in approving the reorganization. The rights of Marquette stockholders are governed by Chapter 215 of the Wisconsin Statutes and the articles and bylaws of Marquette. Differences arise from this change of governing law and the distinctions between Marquette's articles and bylaws and the stock holding company's charter and bylaws. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes significant differences. The charter and bylaws of the stock holding company are attached as Exhibits B and C and should be reviewed for more information.

        A number of provisions in the articles and bylaws of Marquette and the charter and bylaws of the stock holding company deal with matters of corporate governance and the rights of stockholders. The following discussion is a general summary and comparison of these provisions and other statutory and regulatory provisions, some of which might be deemed to have potential antitakeover effects.

        ISSUANCE OF CAPITAL STOCK. Marquette's articles authorize the issuance of 3,000,000 shares of common stock, par value $.01 per share. The articles of the stock holding company authorize the issuance of 10,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of serial preferred stock, no par value per share. Following the reorganization, there will be the same number of shares of the holding company common stock outstanding as there were shares of Marquette common stock outstanding immediately before the reorganization.

        PAYMENT OF DIVIDENDS. The board of Marquette may declare and pay dividends, according to the orders and rules of the WDFI. However,

   Marquette has never paid any cash dividends on its capital stock. See "Dividend Policy."

        OTS regulations impose limitations upon all capital distributions by savings associations, including cash dividends, payments to repurchase or otherwise acquire shares, payments to stockholders of another association in a cash-out merger and other distributions charged against capital. The regulations establish three tiers of associations. A Tier 1 Association exceeds all fully phased-in capital requirements before and after the proposed capital distribution and has not been advised by the OTS that it is in need of more than normal supervision. This association could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of:

        * 100 percent of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio," the excess capital over its fully phased-in capital requirements, at the beginning of the calendar year, or

        * 75 percent of its net reserve over the most recent four-quarter period.

   Any additional capital distributions would require prior regulatory approval. In computing the association's permissible percentage of capital distributions, previous distributions made during the prior four quarter period must be included. As of March 31, 1999, Marquette met the requirements of a Tier 1 Association. If Marquette's capital fell below its fully phased-in requirement or the OTS notified it that it was in need of more than normal supervision, its ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any association, which would otherwise be permitted by regulation, if the OTS determines that this distribution would constitute an unsafe or unsound practice. Moreover, under the OTS prompt corrective action regulations, Marquette would be prohibited from making any capital distribution if, after the distribution, Marquette would have a:

        *    total risk-based capital ratio of less than 8 percent,

        *    Tier 1 risk-based capital ratio of less than 4 percent, or

        * leverage ratio of less than 4 percent or has a leverage ratio that is less than 3 percent if the association is rated composite 1 under the UFIRS rating system in the most recent examination of the association and is not experiencing or anticipating significant growth.

        Effective April 1, 1999, the OTS revised its capital distribution regulation. Under the revised regulation, institutions that are not subsidiaries of a savings and loan holding company can qualify for a capital distribution without a notice or application to OTS, if they meet specified conditions, including retaining a well-capitalized designation following the distribution and having CAMEL and compliance ratings of 1 or 2. Other institutions either have to notify OTS or obtain the OTS' approval, depending on the condition of the institution and the amount and nature of the capital distribution, but these institutions may now file a schedule of proposed capital distributions for a year at a time, rather than filing separate notices.

        The board of the stock holding company may declare and pay dividends on its outstanding shares of common stock out of funds legally available, as permitted by its charter and OTS regulations. The stock holding company board without stockholder approval can issue preferred stock with dividend rights. If preferred stock is issued, the holders may have priority over common stockholders regarding dividends.

        After the reorganization, the stock holding company's principal source of income will initially consist of its equity in the earnings, if any, of Marquette. Although there will not be the above dividend restrictions regarding dividend payments to its stockholders on the stock holding company, the restrictions on Marquette's ability to pay dividends to the stock holding company will continue in effect.

        The payment of future cash dividends by Marquette, and by the stock holding company, will continue to depend upon Marquette's earnings, financial condition and capital requirements, as well as regulatory considerations. The declaration of dividends by Marquette or the stock holding company is in the discretion of the board of directors of these organizations.

        SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of Marquette's stockholders may be called by the Chairperson of the Board or the President. At the written request of the holders of at least ten percent of the common stock entitled to vote at the meeting or of a majority of the board of directors, a special meeting will be called to be held within 60 days after the delivery of this request. Special meetings of the stock holding company's stockholders may be called by the Chairman of the Board, the President or a majority of the board of directors and shall be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of at least ten percent of all outstanding capital stock entitled to vote at said meetings.

        CUMULATIVE VOTING. Cumulative voting entitles a stockholder to cast a number of votes in the election of directors equal to the number of the stockholder's shares of common stock multiplied by the number of directors to be elected, and to distribute the votes among one or more of the nominees to be elected. The articles of Marquette do not provide for cumulative voting. The charter of the stock holding company states that cumulative voting for the election of directors is not permitted. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of stockholders may elect all directors of Marquette and the stock holding company, precluding minority stockholder representation on Marquette's and the stock holding company's boards of directors. Because Marquette Financial owns a majority of Marquette common stock, and will own a majority of the common stock of the stock holding company, Marquette Financial is able to elect all of the directors of Marquette's board of directors, and after the reorganization will be able to elect all of the members of the stock holding company's board of directors.

        RIGHTS OF STOCKHOLDERS TO DISSENT. Stockholders of Marquette may assert dissenters' rights regarding business combinations involving Marquette if a Marquette stockholder does not vote in favor of the business combination and complies with the requirements of the WBCL. Stockholders of Marquette may assert dissenters' rights in connection with the reorganization. See "- Dissenters' Rights." Management believes that the OTS may require that the stock holding company provide dissenters' rights similar to those applicable to federal savings associations, although the stock holding company will not provide these rights if the OTS does not require it to do so. Stockholders of a federal thrift have dissenters' rights combinations of the association if the stockholder has not voted in favor of the combination and complies with the procedural requirements of federal regulations. A stockholder of the association does not have dissenters' rights, if, generally, the stockholder receives cash and/or securities listed on a national securities exchange in exchange for association securities in the combination, and the association's stock is listed on a national securities exchange or stockholder approval of the combination is not required.

        RESTRICTIONS IN THE STOCK HOLDING COMPANY'S CHARTER AND BYLAWS.
   A number of provisions of the stock holding company's charter and bylaws deal with matters of corporate governance and rights of stockholders. The following discussion is a general summary of provisions of the stock holding company's charter and bylaws and other statutory and regulatory provisions relating to stock ownership and transfers, and business combinations, which might be deemed to have potential anti-takeover effects. These provisions may have the effect of discouraging a future takeover attempt or change of control which is not approved by the board of directors but which a majority of individual stock holding company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who desire to participate in the a transaction may not have an opportunity to do so. These provisions will also render the removal of the current board of directors or management of the stock holding company more difficult. The following description of the material provisions of the charter and bylaws of the stock holding company is necessarily general and reference should be made in each case to the charter and bylaws, which are attached as Exhibits B and C.

        LIMITATION ON VOTING RIGHTS. The charter of the stock holding company provides that, for a period of five years from the effective date of Marquette's mutual-to-stock conversion, no person, other than Marquette Financial, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of equity security of the stock holding company. Each share beneficially owned in violation of this percentage limitation will not be counted as shares entitled to vote, will not be voted by any person or counted as voting shares in connection with any matter submitted to stockholders for a vote. The limitation does not apply to a transaction in which the stock holding company forms a holding company without change in the beneficial ownership interest of its stockholders; the purchase of shares by underwriters in connection with a public offering; or the purchase of shares by a tax-qualified employee stock benefit plan. Also, during this five-year period, stockholders may not cumulate their votes for election of directors.

        LIMITATION ON CALLING SPECIAL MEETINGS OF STOCKHOLDERS. During this five-year period, special meetings of stockholders relating to changes in control of the stock holding company or amendments to its charter will be called only at the direction of the board of directors.

        MUTUAL HOLDING COMPANY OWNERSHIP. So long as Marquette Financial is in existence, Marquette Financial must own at least a majority of the outstanding voting stock of Marquette, and following the reorganization, of the stock holding company. Marquette Financial currently is able to elect Marquette's directors and direct the affairs and business operations of Marquette, and after the reorganization, will be able to elect the stock holding company's directors and direct the affairs and business operations of the stock holding company.

        AMENDMENT OF THE BYLAWS AND CHARTER. Marquette's bylaws may be amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of all votes cast at a stockholders meeting or by the affirmative vote of at least two-thirds of the directors present at a directors meeting where a quorum is present. The stock holding company's bylaws may be amended by a majority vote of the votes cast at a stockholders meeting or by a majority vote of the authorized board of directors. Amendment of each of the Marquette and stock holding company bylaws requires applicable regulatory approval. In general, the stock holding company charter may not be amended without proposal by the board, approval by a majority of the votes of the stockholders eligible to be cast at a stockholders meeting, unless a higher vote is required, and approval or preapproval by the OTS.

   REGULATION OF THE STOCK HOLDING COMPANY

        The stock holding company will be registered with and will be examined and supervised by the OTS. The operations of the stock holding company will be governed by the HOLA and regulations promulgated by the OTS. The stock holding company will be regulated as a mutual holding company within the meaning of the HOLA. The activities of a mutual holding company are generally limited to those permitted for multiple savings and loan holding companies and bank holding companies, namely, activities closely related to banking. The stock holding company will have broader powers than its parent mutual holding company, including the ability to invest in service corporations. The powers and restrictions relating to the stock holding company are discussed in detail below.

        Under Section 10(o) of the HOLA, a mutual holding company, including the stock holding company, may engage only in:

        *    investing in the stock of a savings association;

        * acquiring a mutual association through the merger of the association into a savings association subsidiary of the holding company or an interim savings association subsidiary of the holding company;

        * merging with or acquiring another holding company, one of whose subsidiaries is a savings association;

        * investing in a corporation the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations have their home offices;

        * furnishing or performing management services for a savings association subsidiary of the holding company;

        * holding, managing, or liquidating assets owned or acquired from a savings association subsidiary of the company;

        * holding or managing properties used or occupied by a savings association subsidiary of the company;

        *    acting as trustee under a deed of trust;

        * any activity that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the BHC Act, unless the Director of the OTS, by regulation, prohibits or limits any activity for savings and loan holding companies, or in which multiple savings and loan holding companies were authorized by regulation to directly engage on March 5, 1987; and

        * purchasing, holding, or disposing of stock acquired relating to a qualified stock issuance if the purchase of the stock by the holding company is approved by the Director of the OTS.

   If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from the merger or acquisition may only invest in assets and engage in activities listed above, and it has a period of two years to cease any non-conforming activities and divest any non-conforming investments.

        In addition to the activities described above, the stock holding company may utilize its authority under Section 10(o)(5) of the HOLA and 12 C.F.R. 575.10(a)(6) to acquire subsidiaries engaged in any activity authorized under 12 C.F.R. Part 559, namely, a service corporation, or activities approved for service corporations of state-chartered savings associations in the state where the stock holding company's subsidiary has its home office.

        The HOLA prohibits a savings and loan holding company, directly or indirectly, from:

        * acquiring control, as defined under the HOLA, of a savings association or a savings and loan holding company without prior OTS approval;

        * acquiring or retaining more than 5 percent of the voting shares of a savings association or a savings and loan holding company which is not a subsidiary, with particular exceptions;

        * acquiring through merger, consolidation or the purchase of assets, another savings association or any association holding company, or acquiring all or substantially all of the assets of any association or holding company without prior OTS approval; or

        *    acquiring control of an institution not insured by the FDIC.

   A savings and loan holding company may not acquire as a separate subsidiary an insured institution that has its principal office outside of the state where the principal office of its subsidiary institution is located, except in the case of emergency acquisitions approved by the FDIC, if the holding company controlled, as defined, the insured institution as of March 5, 1987, or if the laws of the state in which the insured institution to be acquired is located specifically authorize a savings institution chartered by that state to be acquired by a savings institution chartered by the state where the acquiring savings institution or savings and loan holding company is located, or by a holding company that controls the state chartered institution. No director or officer of a savings and loan holding company or person owning or controlling more than 25 percent of the holding company's voting shares may, except with the prior approval of the OTS, acquire control of any savings association that is not a subsidiary of the holding company. If the OTS approves said acquisition, the activities limitations that apply to multiple savings and loan holding companies, in the absence of supervisory exceptions, will apply to any holding company controlled by said officer, director or person.

        The stock holding company is restricted in all but a few cases in terms of activity applicable to its mutual holding company parent. Following is a summary of key OTS regulatory provisions applicable to the stock holding company.

        * The stock holding company has the same restrictions as its mutual holding company parent for pledges of stock of the savings association subsidiary in that the proceeds of any loan secured by the savings association's stock must be infused into the savings association to increase the association's capital.

        * The stock holding company has the same dividend waiver restrictions as those imposed on the savings association subsidiary. In waiving any dividend paid by the stock holding company, the mutual holding company will be required to follow the same procedures it currently follows in waiving dividends paid by the savings association.

        * The stock holding company has the same restrictions concerning indemnification and employment contracts as those imposed on its mutual holding company parent.

        * The stock holding company must be federally chartered. The requirements for the stock holding company's federal charter are described in OTS regulations, and the stock holding company's bylaws must follow the model bylaws for federal stock savings associations. See "- Comparison of Stockholders Rights and Anti-takeover Provisions."

        * The stock holding company will have the restrictions on the issuance of securities by savings association subsidiaries. Generally, the stock holding company may not issue stock to the public, whether by way of a merger or otherwise, without affording the mutual members a priority subscription right to purchase the stock.

        * All stock offerings by the stock holding company must receive prior OTS approval.

        * The stock holding company must own 100 percent of the stock of the subsidiary savings association.

        * The stock holding company will be permitted to engage in stock repurchase programs provided it complies with OTS regulations relating to repurchases by subsidiary savings associations. Absent unusual circumstances, for purposes of the three year restriction on repurchases, the OTS will generally permit the stock holding company to 'tack on' or include the period that the shares initially issued by the savings association were outstanding.

        * In the event of a mutual-to-stock conversion of the mutual holding company, minority stockholders of the stock holding company would be able to exchange their shares for shares of the converted mutual holding company in the same manner that minority stockholders of a subsidiary savings association currently are able. The OTS will continue to use the "fair and reasonable" standard in evaluating the terms of the exchange.

   DESCRIPTION OF CAPITAL STOCK OF THE STOCK HOLDING COMPANY

        The stock holding company is authorized to issue 10,000,000 shares of common stock having a par value of $.01 per share and 2,000,000 shares of serial preferred stock, no par value per share.

        COMMON STOCK. The stock holding company currently will issue a number of shares common stock equal to the number of shares of Marquette common stock outstanding immediately before the reorganization, and will issue no shares of preferred stock in the reorganization. Each share of the common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock.

        The common stock of the stock holding company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any government agency.

        DIVIDENDS. The payment of dividends by the stock holding company may be limited by law and applicable regulations. The holders of the stock holding company common stock will be entitled to receive and share equally in the dividends as may be declared by the board of directors of the stock holding company out of funds legally available. If the stock holding company issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock regarding dividends.

        VOTING RIGHTS. The holders of the stock holding company common stock will possess exclusive voting rights in the stock holding company. They will elect the stock holding company's board of directors and act on other matters as are required to be presented to them under OTS Rules and Regulations or as are otherwise presented to them by the board of directors. If the stock holding company issues preferred stock, holders of the preferred stock may also possess voting rights.

        LIQUIDATION. In the event of any liquidation, dissolution or winding up of Marquette, the stock holding company, as holder of Marquette's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Marquette, including all deposit accounts and accrued interest, all assets of Marquette available for distribution. In the event of liquidation, dissolution or winding up of the stock holding company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, for distributions to holders of any class or series of stock having preference over the common stock, in cash or in kind, the assets of the stock holding company available for distribution. If preferred stock is issued, the holders may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        PREEMPTIVE RIGHTS. Holders of the stock holding company common stock will not be entitled to preemptive rights with respect to any shares which may be issued.

        PREFERRED STOCK. None of the shares of the stock holding company's authorized preferred stock will be issued in the reorganization. This stock may be issued with the preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting authority of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

   ACCOUNTING TREATMENT

        The reorganization will be treated similar to a pooling of interests for financial accounting purposes. Therefore, the consolidated capitalization, assets, liabilities, income and financial statements of the stock holding company immediately following the reorganization will be substantially the same as those of Marquette immediately before the consummation of the reorganization, all of which will be shown on the stock holding company's books at their historical recorded values. Since the reorganization will not result in a change in consolidated financial statements, this document does not include consolidated financial statements of Marquette or the stock holding company.

                            STOCKHOLDER PROPOSALS

        If the reorganization is not completed, any stockholder proposal intended for inclusion in Marquette's proxy statement and proxy card relating to Marquette's 2000 annual meeting of stockholders must be received by the Secretary of Marquette by February 23, 2000, under the proxy soliciting regulations of the SEC.

                     WHERE YOU CAN FIND MORE INFORMATION

        This proxy statement is also a prospectus of the stock holding company delivered in compliance with the Securities Act. A registration statement under the Securities Act has been filed by the stock holding company with the SEC regarding the shares of common stock offered. This proxy statement/prospectus does not contain all the information in the registration statement, parts of which are omitted under SEC rules and regulations. The registration statement may be inspected and copied at the public rooms of the SEC in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at (800) SEC-0330 for more information on the public reference rooms. Copies of all or any part of the registration statement may be obtained upon payment of a fee prescribed by the SEC. The SEC also maintains a web site at http://www.sec.gov that contains SEC filings. The registration statement contains more information about the stock holding company and the common stock offered.

        Marquette also has filed with the OTS an application to form a mid-tier holding company on Form H-(e)1. This proxy statement/ prospectus does not contain all the information contained in this application, parts of which are omitted under the rules and regulations of the OTS. This application may be inspected at the offices of the OTS without charge, namely, at the principal office of the OTS in Washington, D.C. and at the office of the Regional Director of the Central Region of the OTS located in Chicago, Illinois. Copies of all or any part of the application may be obtained upon payment of a fee prescribed by the OTS.

        For more information about the stock holding company and the common stock offered, reference is made to the registration statement and the application, including their exhibits. The summaries or descriptions of documents, statutes or regulations in this proxy statement/prospectus do not purport to be complete. Reference is made to the copies of documents attached to this proxy statement/prospectus or otherwise filed as part of the registration statement or the application and to statutes or regulations for a full and complete statement of their provisions, and the summaries and descriptions are qualified in their entirety by this reference.

        The proxy statement has been filed by Marquette with the OTS under the Exchange Act. Marquette also has filed reports and other information with the OTS under the Exchange Act. This information can be inspected and copied at the OTS.

                            FINANCIAL INFORMATION

        Marquette's 1999 Annual Report to Stockholders was previously furnished to stockholders and includes Marquette's financial statements for the fiscal year ended March 31, 1999. These financial statements include consolidated statements of financial condition, income, changes in stockholders' equity and cash flows. Any present Marquette stockholder who did not receive this Annual Report or requires another copy will be furnished with a copy without charge upon request to Mr. Gary J. Sparza, Secretary of Marquette, at 10533 West National Avenue, West Allis, Wisconsin 53227.

                         FORWARD-LOOKING STATEMENTS

        Particular statements in this proxy statement/prospectus constitute "forward-looking statements" within the meaning of Section 21E under the Exchange Act. Forward-looking statements may be made regarding Marquette's pricing and fee trends, credit quality and outlook, new business results, expansion plans, and anticipated expenses. Marquette intends these forward-looking statements to be within the safe harbor created by the Exchange Act and is including this statement to avail itself of these safe harbor provisions. Forward-looking statements, which are based on assumptions and describe future plans, strategies and expectations of Marquette, are identified by statements containing words and phrases, including "may," "project," "are confident," "should be," "will be," "predict," "believe," "plan," "expect," "estimate," "anticipate" and similar expressions. These forward-looking statements reflect Marquette's current views regarding future events and financial performance, but are conditioned upon many uncertainties and factors relating to Marquette's operations and business environment, which could change at any time and which could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

        There are inherent difficulties in predicting factors that may affect the accuracy of forward-looking statements. Potential risks and uncertainties that may affect Marquette's operations, performance, development and business results include the following:

        * the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which Marquette's subsidiary bank operates;

        * changes in the legislative and regulatory environment that result in increased competition or operating expenses;

        * changes in interest rates and changes in monetary and fiscal policies;

        * increased competition from other financial and non-financial institutions;

        * factors that may affect Marquette's ability, or the ability of its customer or suppliers, to achieve year 2000 readiness in a timely manner, including the ability of its vendors, clients, counter-parties and customers to complete their year 2000 renovation efforts on a timely basis and in manner that allows them to continue normal business operations or furnish products, services or data to Marquette without disruption, and Marquette's ability to accurately evaluate the year 2000 readiness of its vendors, clients, counter-parties and customers in this regard and, where necessary develop and implement effective contingency plans;

        * the competitive impact of technological advances in the conduct of the banking business; and

        * other risks disclosed from time to time in Marquette's filings with the OTS.

   These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on these statements. Marquette does not assume any obligation to update or revise any forward-looking statements after the date on which they are made.

                                LEGAL MATTERS

        The validity of the stock holding company common stock to be issued in the reorganization will passed upon for the stock holding company by Schiff Hardin & Waite, Chicago, Illinois.

                                                                EXHIBIT A
                                                                ---------

                        MARQUETTE SAVINGS BANK, S.A.

                    AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 14, 1999, is entered into by and among MARQUETTE SAVINGS BANK, S.A., a Wisconsin chartered stock savings association (the "Association"), MARQUETTE CAPITAL HOLDING COMPANY, INC., a federally-chartered capital stock corporation (the "Stock Holding Company"), and MARQUETTE INTERIM FEDERAL SAVINGS BANK, a to-be-formed interim federal stock savings bank ("Interim").

        The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of the Association will be reorganized into the stock holding company form of ownership. The result of such reorganization will be that immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Association will be held by the Stock Holding Company, and the holders of the issued and outstanding shares of common stock of the Association will become the holders of the issued and outstanding shares of common stock of the Stock Holding Company.

        The Association has determined to undertake the reorganization for several business purposes. As a savings association, the Association cannot repurchase its stock in the open market without incurring significant adverse tax consequences. By reorganizing under a Stock Holding Company structure, the Stock Holding Company, unlike the Association, can repurchase its stock in the open market without adverse tax consequences. The Board of Directors of the Association has determined that having the ability to repurchase shares in the open market is important in that it provides liquidity for the shares, since the Stock Holding Company would be making a market in its shares, provides the Association with the opportunity to take advantage of the current price for its stock in the marketplace and gives the Association another technique for managing its capital. In addition, having the Stock Holding Company gives the Association added flexibility in structuring mergers and acquisitions and conducting its operations.

        The reorganization of the Association will be accomplished by the following steps: (1) the formation by the Association of the Stock Holding Company as a wholly owned subsidiary of the Association, (2) the formation by the Stock Holding Company of Interim as a wholly owned subsidiary of the Stock Holding Company and (3) the merger of Interim with and into the Association, with the Association as the surviving savings association. Under the terms of the merger: (i) each of the issued and outstanding shares of common stock of the

   Association shall be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Stock Holding Company and (ii) each of the issued and outstanding shares of common stock of Interim shall automatically be converted by operation of law into an equal number of issued and outstanding shares of common stock of the Association. Notwithstanding any other provision herein, at any time prior to the Effective Date, the Association shall be entitled to revise the structure of the merger or other transactions contemplated hereby or the manner of effecting such transactions; provided, that each of the transactions comprising such revised structure or manner shall not, as a result of such revision, subject any of the stockholders of the Association to adverse tax consequences. This agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

        NOW, THEREFORE, in order to consummate the transaction contemplated by this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:

                                  ARTICLE I

                       MERGER OF INTERIM WITH AND INTO
                     THE ASSOCIATION AND RELATED MATTERS
                     -----------------------------------

        1.1 On the Effective Date, Interim shall merge with and into the Association (the "Merger"). As a result of the Merger, the separate existence of Interim shall cease, and all the rights, franchises and property interests of Interim shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, be deemed to be transferred to the Association, which shall hold and enjoy same, in the same manner and to the same extent as Interim. The Association shall be deemed to be a continuation of Interim.

        1.2 Following the Merger, the existence of the Association shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a savings association organized under Chapter 215 of the Wisconsin Statutes. The Articles of Incorporation and Bylaws of the Association, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

        1.3 From and after the Effective Date, and subject to the actions of the Board of Directors of the Association, the business presently conducted by the Association shall continue to be conducted by it, as a wholly owned subsidiary of Stock Holding Company, and the present directors and officers of the Association shall continue in their present positions. The home office of the Association in existence immediately prior to the Effective Date shall continue to be the home office of the Association from and after the Effective Date.

                                  ARTICLE II

                             CONVERSION OF STOCK
                             -------------------

        2.1 The terms and conditions of the Merger, and mode of carrying the same into effect, and the manner and basis of converting the common stock of the Association into common stock of the Stock Holding Company pursuant to this Agreement shall be as follows.

             A. On the Effective Date, each share of common stock, par value $0.01 per share, of the Association issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of common stock, par value $0.01 per share, of the Stock Holding Company (the "Stock Holding Company Common Stock"). Each share of common stock of Interim issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and become one share of common stock, $0.01 par value per share, of the Association and shall not be further converted into shares of the Stock Holding Company. Accordingly, from and after the Effective Date, all of the issued and outstanding shares of common stock of the Association shall be held by the Stock Holding Company.

             B. On the Effective Date, the Marquette Savings Bank, S.A. 1998 Stock Option and Incentive Plan (the "Stock Option Plan") and the Marquette Savings Bank, S.A. Management Development and Recognition Plan (the "MRP") (collectively, the "Benefit Plans") shall automatically, by operation of law, be continued as Benefit Plans of the Association. Each option to purchase shares of the Association's common stock under the Stock Option Plan outstanding at that time shall be automatically converted into an identical option, with identical price, terms and conditions, to purchase an identical number of shares of Stock Holding Company Common Stock in lieu of shares of the Association common stock. Similarly, each award under the MRP for Association common stock outstanding at that time shall be automatically converted into an identical award, with identical terms and conditions, to receive an identical number of shares of Stock Holding Company in lieu of shares of the Association common stock.

             C. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of the Association common stock, shall, upon surrender of the same to the designated agent of the Association, be entitled to receive in exchange therefor a certificate or certificates representing the number of the whole shares of Stock Holding Company Common Stock into which the shares therefore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Section 2.1. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of Association common stock shall be automatically deemed for all purposes to evidence ownership of the equal number of whole shares of Stock Holding Company Common Stock. Former holders of shares of Association common stock shall not be required to exchange their Association common stock certificates for new certificates evidencing the same number of shares of Stock Holding Company Common Stock. If in the future the Stock Holding Company determines to effect an exchange of stock certificates, instructions shall be sent to all holders of record of Stock Holding Company Common Stock.

             D. All shares of Stock Holding Company Common Stock into which shares of the Association common stock shall have been converted pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

             E. On the Effective Date, the holders of certificates formerly representing the Association common stock outstanding on the Effective Date shall cease to have any rights with respect to the stock of the Association common stock, and their sole rights shall be with respect to the Stock Holding Company Common Stock into which their shares of the Association common stock shall have been converted by the Merger.

                                 ARTICLE III

                                 CONDITIONS
                                 ----------

        3.1 The obligations of the Association, Stock Holding Company and Interim to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions.

             A. To the extent required by applicable law, the holders of the outstanding shares of the Association common stock shall, at a meeting of the stockholders of the Association duly called, have approved this Agreement by the affirmative vote of two-thirds of the shares of the Association common stock.

             B. Any and all approvals from the OTS, the Wisconsin Department of Financial Institutions, Division of Savings Institutions (the "WDFI") and the Securities and Exchange Commission and any other governmental agencies having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Stock Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

             C. The Association shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its tax advisers to the effect that the Merger shall be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the stockholders of the Association upon the exchange of the Association common stock held by them or it, as the case may be, solely for Stock Holding Company Common Stock.

             D. No shareholder of the Association shall have validly exercised dissenters' rights of appraisal, provided however, that the board of directors of the Association shall have discretion to waive this condition.

                                 ARTICLE IV

                                 TERMINATION
                                 -----------

        4.1 This Agreement may be terminated at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement also may be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

        4.2 In the event of the termination of this Agreement pursuant to any of the foregoing provisions, no party shall have any further liability or obligation of any nature to any other party under this Agreement.

                                  ARTICLE V

                          EFFECTIVE DATE OF MERGER
                          ------------------------

        5.1 Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in
   Article III, the parties hereto shall cause to be filed with the OTS and the WDFI Articles of Combination and such certificates or further documents as shall be required by the OTS and the WDFI, and with such other federal regulatory agencies as may be required. Upon approval by the OTS and the WDFI and endorsement of such Articles of Combination by the OTS and the WDFI, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of endorsement of the Articles of Combination by the OTS and the WDFI, provided that the date of endorsement is the same date, but if the date of endorsement is not the same date then the Effective Date shall be the later of the date of endorsement of the Articles of Combination by the OTS or the WDFI, as the case may be.

                                 ARTICLE VI

                                MISCELLANEOUS
                                -------------

        6.1 Any of the terms or conditions of this Agreement, which legally may be waived, may be waived at any time by any party hereto that is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

        6.2 Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Association, the Stock Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Association, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Association, Stock Holding Company or their stockholders.

        6.3 This Agreement shall be governed by and construed under the laws of the United States and, where applicable, the laws of the State of Wisconsin.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.


                            MARQUETTE SAVINGS BANK, S.A.

                            By:  /s/ Richard A. Knisbeck
                                 -------------------------------------
                                 Richard A. Knisbeck
                                 President and Chief Executive Officer


                            MARQUETTE CAPITAL HOLDING COMPANY, INC.
                            (In formation)

                            By:  /s/ Richard A. Knisbeck
                                 -------------------------------------
                                 Richard A. Knisbeck
                                 President and Chief Executive Officer

                            MARQUETTE INTERIM FEDERAL SAVINGS BANK
                            (In formation)

                            By:  /s/ Richard A. Knisbeck
                                 -------------------------------------
                                 Richard A. Knisbeck
                                 President and Chief Executive Officer

                                                                EXHIBIT B
                                                                ---------


                            FEDERAL STOCK CHARTER

                   MARQUETTE CAPITAL HOLDING COMPANY, INC.


             Section 1. Corporate Title. The full corporate title of the MHC subsidiary holding company is Marquette Capital Holding Company, Inc.

             Section 2. Domicile. The domicile of the MHC subsidiary holding company shall be in the city of West Allis, in the state of Wisconsin.

             Section 3. Duration. The duration of the MHC subsidiary holding company is perpetual.

             Section 4. Purpose and Powers. The purpose of the MHC subsidiary holding company is to pursue any or all of the lawful objectives of a federal mutual holding company chartered under Section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision (the "Office").

             Section 5. Capital Stock. The total number of shares of all classes of the capital stock that the MHC subsidiary holding company has the authority to issue is 12,000,000, of which 10,000,000 shares shall be common stock, par value $.01 per share, and of which 2,000,000 shares shall be serial preferred stock, no par value per share. The shares may be issued from time to time as authorized by the board of directors without further approval of its shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par or stated value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the MHC subsidiary holding company. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the MHC subsidiary holding company), labor or services actually performed for the MHC subsidiary holding company, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the MHC subsidiary holding company, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the MHC subsidiary holding company that is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

             Except for shares issued in the initial organization of the MHC subsidiary holding company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons (except for shares issued to Marquette Financial, MHC, the parent mutual holding company (the "Mutual Holding Company")), of the MHC subsidiary holding company other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

             Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors, unless the charter otherwise provides that there shall be no such cumulative voting; PROVIDED, That this restriction on voting separately by class or series shall not apply:

                  (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

                  (ii) To any provision that would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the MHC subsidiary holding company with another corporation or the sale, lease or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the MHC subsidiary holding company if the preferred stock is exchanged for securities of such other corporation; PROVIDED, That no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office or the Federal Deposit Insurance Corporation;

                  (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. As amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving savings association in a merger or consolidation for the MHC subsidiary holding company, shall not be considered to be such an adverse change.

             A description of the different classes and series (if any) of the MHC subsidiary holding company's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series (if any) of capital stock are as follows:

             A. Common Stock. Except as provided in this Section 5 (or in any supplementary sections hereto) the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder.

             Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

             In the event of any liquidation, dissolution, or winding up of the MHC subsidiary holding company, the holders of the common stock (and the holders of any class or series of stock to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the MHC subsidiary holding company available for distribution remaining after: (i) payment or provision for payment of the MHC subsidiary holding company's debts and liabilities; (ii) distributions or provisions for distributions in settlement of any liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the MHC subsidiary holding company.
   Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

             B. Preferred Stock. The MHC subsidiary holding company may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

             (a) The distinctive serial designation and the number of shares constituting such series;

             (b) The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

             (c) The voting powers, full or limited, if any, of shares of such series;

             (d) Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

             (e) The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the MHC subsidiary holding company;

             (f) Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

             (g) Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the MHC subsidiary holding company and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

             (h) The price or other consideration for which the shares of such series shall be issued; and

             (i) Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

             Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

             The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

             Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the MHC subsidiary holding company shall file with the Secretary to the Office a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

             Section 6. Preemptive Rights. Holders of the capital stock of the MHC subsidiary holding company shall not be entitled to preemptive rights with respect to any shares of the MHC subsidiary holding company which may be issued.

             Section 7. Directors. The MHC subsidiary holding company shall be under the direction of a board of directors. The authorized number of directors, as stated in the MHC subsidiary holding company's bylaws, shall not be fewer than five nor more than fifteen, except when a greater number is approved by the Director of the Office, or his or her delegate.

             Section 8. Certain Provisions Applicable for Five Years. Notwithstanding anything contained in the MHC subsidiary holding company's charter or bylaws to the contrary, for a period of five years from the date of the Bank's reorganization into a Mutual Holding Company, the following provisions shall apply:

             A. Beneficial Ownership Limitation. No person, other than the Mutual Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of any class of any equity security of the MHC subsidiary holding company. This limitation shall not apply to a transaction in which the MHC subsidiary holding company forms a holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under 574.3(c)(1)(vii) of the Office's regulations.

             In the event shares are acquired in violation of this
   Section 8, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

             For the purposes of this Section 8, the following definitions apply:

             (1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the MHC subsidiary holding company.

             (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

             (3) The term "acquire" includes every type of acquisition, whether affected by purchase, exchange, operation of law or otherwise.

             (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

             B. Cumulative Voting Limitation. Stockholders shall not be permitted to cumulate their votes for election of directors.

             C. Call for Special Meeting. Special meetings of stockholders relating to changes in control of the MHC subsidiary holding company or amendments to its charter shall be called only upon direction of the board of directors.

        Section 9.     Amendment of Charter.  Except as provided in
   Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is proposed by the board of directors of the MHC subsidiary holding company, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Office.





                            Attest:____________________________________
                                   Secretary of the MHC subsidiary
                                    holding company


                            By:________________________________________
                                President or Chief Executive Officer of
                                 the MHC subsidiary holding company


                            Attest:____________________________________
                                   Secretary of the Office of Thrift
                                    Supervision

                            By:________________________________________
                                 Director of the Office of Thrift
                                  Supervision


                            Effective Date:____________________________

                                                                EXHIBIT C
                                                                ---------

                                   BYLAWS

                   MARQUETTE CAPITAL HOLDING COMPANY, INC.

                           ARTICLE I - HOME OFFICE

             The home office of Marquette Capital Holding Company, Inc. (the "Subsidiary Holding Company") shall be at 10533 West National Avenue, West Allis, in the County of Milwaukee, in the State of Wisconsin.

                          ARTICLE II - SHAREHOLDERS

             SECTION 1. PLACE OF MEETINGS. All annual and special meetings of shareholders shall be held at the home office of the Subsidiary Holding Company or at such other convenient place as the board of directors may determine.

             SECTION 2. ANNUAL MEETING. A meeting of the shareholders of the Subsidiary Holding Company for the election of directors and for the transaction of any other business of the Subsidiary Holding Company shall be held annually within 150 days after the end of the Subsidiary Holding Company's fiscal year on the second Wednesday of August, if not a legal holiday, and if a legal holiday, then on the next day following which is not a legal holiday, at 10:00, or at such other date and time within the 150-day period as the board of directors may determine.

             SECTION 3. SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes, unless otherwise prescribed by the regulations of the Office of Thrift Supervision ("Office"), may be called at any time by the chairman of the board, the president, or a majority of the board of directors, and shall be called by the chairman of the board, the president, or the secretary upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of the Subsidiary Holding Company entitled to vote at the meeting. Such written request shall state the purpose or purposes of the meeting and shall be delivered to the home office of the Subsidiary Holding Company addressed to the chairman of the board, the president, or the secretary.

             SECTION 4. CONDUCT OF MEETINGS. Annual and special meetings shall be conducted in accordance with the most current edition of Robert's Rules of Order unless otherwise prescribed by regulations of the Office or these bylaws or the board of directors adopts another written procedure for the conduct of meetings. The board of directors shall designate, when present, either the chairman of the board or president to preside at such meetings.

             SECTION 5. NOTICE OF MEETINGS. Written notice stating the place, day, and hour of the meeting and the purpose(s) for which the meeting is called shall be delivered not fewer than 20 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the chairman of the board, the president, or the secretary, or the directors calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the mail, addressed to the shareholder at the address as it appears on the stock transfer books or records of the Subsidiary Holding Company as of the record date prescribed in Section 6 of this Article II with postage thereon prepaid. When any shareholders' meeting, either annual or special, is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than 30 days or of the business to be transacted at the meeting, other than an announcement at the meeting at which such adjournment is taken.

             SECTION 6. FIXING OF RECORD DATE. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of shareholders. Such date in any case shall be not more than 60 days and, in case of a meeting of shareholders, not fewer than 10 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment.

             SECTION 7. VOTING LISTS. At least 20 days before each meeting of the shareholders, the officer or agent having charge of the stock transfer books for shares of the Subsidiary Holding Company shall make a complete list of the shareholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address and the number of shares held by each. This list of shareholders shall be kept on file at the home office of the Subsidiary Holding Company and shall be subject to inspection by any shareholder of record or such shareholder's agent at any time during usual business hours for a period of 20 days prior to such meeting. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection by any shareholder of record or any shareholder's agent during the entire time of the meeting. The original stock transfer book shall constitute prima facie evidence of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders.

             In lieu of making the shareholder list available for inspection by shareholders as provided in the preceding paragraph, the board of directors may elect to follow the procedures prescribed in
   Section 552.6(d) of the Office's regulations as now or hereafter in effect.

             SECTION 8. QUORUM. A majority of the outstanding shares of the Subsidiary Holding Company entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares is represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to constitute less than a quorum. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number of shareholders voting together or voting by classes is required by law or the charter. Directors, however, are elected by a plurality of the votes cast at an election of directors.

             SECTION 9. PROXIES. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his or her duly authorized attorney in fact. Proxies may be given telephonically or electronically as long as the holder uses a procedure for verifying the identity of the shareholder. Proxies solicited on behalf of the management shall be voted as directed by the shareholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid more than eleven months from the date of its execution except for a proxy coupled with an interest.

             SECTION 10. VOTING OF SHARES IN THE NAME OF TWO OR MORE PERSONS. When ownership stands in the name of two or more persons, in the absence of written directions to the Subsidiary Holding Company to the contrary, at any meeting of the shareholders of the Subsidiary Holding Company, any one or more of such shareholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose names shares of stock stand, the vote or votes to which those persons are entitled shall be cast as directed by a majority of those holding such and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

             SECTION 11. VOTING OF SHARES OF CERTAIN HOLDERS. Shares standing in the name of another corporation may be voted by any officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian, or conservator may be voted by him or her, either in person or by proxy, without a transfer of such shares into his or her name. Shares standing in the name of a trustee may be voted by him or her, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name. Shares held in trust in an IRA or Keogh Account, however, may be voted by the Subsidiary Holding Company if no other instructions are received. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

             A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

             Neither treasury shares of its own stock held by the Subsidiary Holding Company nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Subsidiary Holding Company, shall be voted at any meeting, or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

             SECTION 12. NO CUMULATIVE VOTING. Shareholders shall not be entitled to cumulate their votes for election of directors.

             SECTION 13. INSPECTORS OF ELECTION. In advance of any meeting of shareholders, the board of directors may appoint any persons other than nominees for office as inspectors of election to act at such meeting or any adjournment. The number of inspector shall be either one or three. Any such appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board or the president may, or on the request of not fewer than 10 percent of the votes represented at the meeting shall, make such appointment at the meeting. If appointed at the meeting, the majority of the votes present shall determine whether one or three inspectors are to be appointed. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment by the board of directors in advance of the meeting or at the meeting by the chairman of the board or the president.

             Unless otherwise prescribed by regulations of the Office, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions in any way arising in connection with the rights to vote; counting and tabulating all votes or consents; determining the result; and such acts as may be proper to conduct the election or vote with fairness to all shareholders.

             SECTION 14. NOMINATING COMMITTEE. The board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Subsidiary Holding Company.
   No nominations for director except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the Subsidiary Holding Company at least five days prior to the date of the annual meeting. Upon delivery, such nominations shall be posted in a conspicuous place in each office of the Subsidiary Holding Company. Ballots bearing the names of all the persons nominated by the nominating committee and by shareholders shall be provided for use at the annual meeting. However, if the nominating committee shall fail or refuse to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any shareholder entitled to vote and shall be voted upon.

             SECTION 15. NEW BUSINESS. Any new business to be taken up at the annual meeting shall be stated in writing and filed with the secretary of the Subsidiary Holding Company at least five days before the date of the annual meeting, and all business so stated, proposed, and filed shall be considered at the annual meeting; but no other proposal shall be acted upon at the annual meeting. Any shareholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the secretary at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors, and committees; but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated and filed as herein provided.

             SECTION 16. INFORMAL ACTION BY SHAREHOLDERS. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if consent in writing, setting forth the action so taken, shall be given by all of the shareholders entitled to vote with respect to the subject matter.

                      ARTICLE III - BOARD OF DIRECTORS

             SECTION 1. GENERAL POWERS. The business and affairs of the Subsidiary Holding Company shall be under the direction of its board of directors. The board of directors shall annually elect a chairman of the board and a president from among its members and shall designate, when present, either the chairman of the board or the president to preside at its meetings.

             SECTION 2. NUMBER AND TERM. The Board of Directors shall consist of five members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. One class shall be elected by ballot annually.

             SECTION 3. REGULAR MEETINGS. A regular meeting of the board of directors shall be held without other notice than this bylaw following the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

             Directors may participate in a meeting by means of a conference telephone or similar communications device through which all persons participating can hear each other at the same time. Participation by such means shall constitute presence in person for all purposes.

             SECTION 4. QUALIFICATION. Each director shall at all times be the beneficial owner of not less than 100 shares of capital stock of the Subsidiary Holding Company unless the Subsidiary Holding Company is a wholly owned subsidiary of a holding company.

             SECTION 5. SPECIAL MEETINGS. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the president, or one-third of the directors. The persons authorized to call special meetings of the board of directors may fix any place, within the Subsidiary Holding Company's normal lending territory, as the place for holding any special meeting of the board of directors called by such persons.

   Members of the board of directors may participate in special meetings by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person for all purposes.

             SECTION 6. NOTICE. Written notice of any special meeting shall be given to each director at least 24 hours prior thereto when delivered personally or by telegram or at least five days prior thereto when delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the mail so addressed, with postage prepaid if mailed, when delivered to the telegraph company if sent by telegram or when the Subsidiary Holding Company receives notice of delivery if electronically transmitted. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

             SECTION 7. QUORUM. A majority of the number of directors fixed by Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors; but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 6 of this Article III.

             SECTION 8. MANNER OF ACTING. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by regulation of the Office or by these bylaws

             SECTION 9. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

             SECTION 10. RESIGNATION. Any director may resign at any time by sending a written notice of such resignation to the home office of the Subsidiary Holding Company addressed to the chairman of the board or the president. Unless otherwise specified, such resignation shall take effect upon receipt thereof by the chairman of the board or the president. More than three consecutive absences from regular meetings of the board of directors, unless excused by resolution of the board of directors, shall automatically constitute a resignation, effective when such resignation is accepted by the board of directors.

             SECTION 11. VACANCIES. Any vacancy occurring on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected to serve until the next election of directors by the shareholders. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

             SECTION 12. COMPENSATION. Directors, as such, may receive a stated salary for their services. By resolution of the board of directors, a reasonable fixed sum, and reasonable expenses of attendance, if any, may be allowed for actual attendance at each regular or special meeting of the board of directors. Members of either standing or special committees may be allowed such compensation for attendance at committee meetings as the board of directors may determine.

             SECTION 13. PRESUMPTION OF ASSENT. A director of the Subsidiary Holding Company who is present at a meeting of the board of directors at which action on any Subsidiary Holding Company matter is taken shall be presumed to have assented to the action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless he or she shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Subsidiary Holding Company within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a director who voted in favor of such action.

             SECTION 14. REMOVAL OF DIRECTORS. At a meeting of shareholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of the charter or supplemental sections thereto, the provisions of this section shall apply, in respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole.


                 ARTICLE IV - EXECUTIVE AND OTHER COMMITTEES

             SECTION 1. APPOINTMENT. The board of directors, by resolution adopted by a majority of the full board, may designate the chief executive officer and two or more of the other directors to constitute an executive committee. The designation of any committee pursuant to this Article IV and the delegation of authority shall not operate to relieve the board of directors, or any director, of any responsibility imposed by law or regulation.

             SECTION 2. AUTHORITY. The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee; and except also that the executive committee shall not have the authority of the board of directors with reference to: the declaration of dividends; the amendment of the charter or bylaws of the Subsidiary Holding Company, or recommending to the shareholders a plan of merger, consolidation, or conversion; the sale, lease, or other disposition of all or substantially all of the property and assets of the Subsidiary Holding Company otherwise than in the usual and regular course of its business; a voluntary dissolution of the Subsidiary Holding Company; a revocation of any of the foregoing; or the approval of a transaction in which any member of the executive committee, directly or indirectly, has any material beneficial interest.

             SECTION 3. TENURE. Subject to the provisions of section 8 of this article IV, each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until a successor is designated as a member of the executive committee.

             SECTION 4. MEETINGS. Regular meetings of the executive committee may be held without notice at such times and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day's notice stating the place, date, and hour of the meeting, which notice may be written or oral. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

             SECTION 5. QUORUM. A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

             SECTION 6. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the members of the executive committee.

             SECTION 7. VACANCIES. Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

             SECTION 8. RESIGNATIONS AND REMOVAL. Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the Subsidiary Holding Company. Unless otherwise specified, such resignation shall take effect upon its receipt; the acceptance of such resignation shall not be necessary to make it effective.

             SECTION 9. PROCEDURE. The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting held next after the proceedings shall have occurred.

             SECTION 10. OTHER COMMITTEES. The board of directors may by resolution establish an audit, loan, or other committee composed of directors as they may determine to be necessary or appropriate for the conduct of the business of the Subsidiary Holding Company and may prescribe the duties, constitution, and procedures thereof.


                            ARTICLE V - OFFICERS

             SECTION 1. POSITIONS. The officers of the Subsidiary Holding Company shall be a president, one or more vice presidents, a secretary, and a treasurer or comptroller, each of whom shall be elected by the board of directors. The board of directors also may designate the chairman of the board as an officer. The offices of the secretary and treasurer or comptroller may be held by the same person and a vice president may also be either the secretary or the treasurer or the comptroller. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors also may elect or authorize the appointment of such other officers as the business of the Subsidiary Holding Company may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

             SECTION 2. ELECTION AND TERM OF OFFICE. The officers of the Subsidiary Holding Company shall be elected annually at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until a successor has been duly elected and qualified or until the officer's death, resignation, or removal in the manner hereinafter provided. Election or appointment of an officer, employee, or agent shall not of itself create contractual rights. The Board of Directors may authorize the Subsidiary Holding Company to enter into an employment contract with any officer in accordance with regulations of the Office; but no such contract shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 3 of this Article V.

             SECTION 3. REMOVAL. Any officer may be removed by the board of directors whenever in its judgment the best interests of the Subsidiary Holding Company will be served thereby, but such removal, other than for cause, shall be without prejudice to any contractual rights, if any, of the person so removed.

             SECTION 4. VACANCIES. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise, may be filled by the board of directors for the unexpired portion of the term.

             SECTION 5. REMUNERATION. The remuneration of the officers shall be fixed from time to time by the board of directors.


             ARTICLE VI - CONTRACTS, LOANS, CHECKS, AND DEPOSITS

             SECTION 1. CONTRACTS. To the extent permitted by regulations of the Office, and except as otherwise prescribed by these bylaws with respect to certificates for shares, the Board of Directors may authorize any officer, employee or agent of the Subsidiary Holding Company to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Subsidiary Holding Company. Such authority may be general or confined to specific instances.

             SECTION 2. LOANS. No loans shall be contracted on behalf of the Subsidiary Holding Company and no evidence of indebtedness shall be issued in its name unless authorized by the Board of Directors. Such authority may be general or confined to specific instances.

             SECTION 3. CHECKS, DRAFTS, ETC. All checks, drafts, or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the Subsidiary Holding Company shall be signed by one or more officers, employees, or agents of the Subsidiary Holding Company in such manner as shall from time to time be determined by the board of directors.

             SECTION 4. DEPOSITS. All funds of the Subsidiary Holding Company not otherwise employed shall be deposited from time to time to the credit of the Subsidiary Holding Company in any duly authorized depositories as the board of directors may select.


          ARTICLE VII - CERTIFICATES FOR SHARES AND THEIR TRANSFER

             SECTION 1. CERTIFICATES FOR SHARES. Certificates representing shares of capital stock of the Subsidiary Holding Company shall be in such form as shall be determined by the board of directors and approved by the Office. Such certificates shall be signed by the chief executive officer or by any other officer of the Subsidiary Holding Company authorized by the Board of Directors, attested by the secretary or an assistant secretary, and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar other than the Subsidiary Holding Company itself or one of its employees. Each certificate for shares of capital stock shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the Subsidiary Holding Company. All certificates surrendered to the Subsidiary Holding Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares has been surrendered and canceled, except that in the case of a lost or destroyed certificate, a new certificate may be issued upon such terms and indemnity to the Subsidiary Holding Company as the board of directors may prescribe.

             SECTION 2. TRANSFER OF SHARES. Transfer of shares of capital stock of the Subsidiary Holding Company shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record or by his or her legal representative, who shall furnish proper evidence of such authority, or by his attorney thereunto authorized by a duly executed power of attorney and filed with the Subsidiary Holding Company. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name the shares of capital stock stand on the books of the Subsidiary Holding Company shall be deemed by the Subsidiary Holding Company to be the owner for all purposes.


                         ARTICLE VIII - FISCAL YEAR

             The fiscal year of the Stock Holding Company shall end on the 31st day of March of each year. The appointment of accountants shall be subject to annual ratification by the shareholders.


                           ARTICLE IX - DIVIDENDS

             Subject to the terms of the Subsidiary Holding Company's charter and the regulations and orders of the Office, the board of directors may, from time to time, declare, and the Subsidiary Holding Company may pay, dividends on its outstanding shares of capital stock.


                         ARTICLE X - CORPORATE SEAL

             The board of directors shall provide a Subsidiary Holding Company seal which shall be two concentric circles between which shall be the name of the Subsidiary Holding Company. The year of incorporation or an emblem may appear in the center.

                           ARTICLE XI - AMENDMENTS

             These bylaws may be amended in a manner consistent with regulations of the Office and shall be effective after: (i) approval of the amendment by a majority vote of the authorized board of directors, or by a majority vote of the votes cast by the shareholders of the Subsidiary Holding Company at any legal meeting, and (ii) receipt of any applicable regulatory approval. When the Subsidiary Holding Company fails to meet its quorum requirements, solely due to vacancies on the board, then the affirmative vote of a majority of the sitting board will be required to amend the bylaws.


                        ARTICLE XII - INDEMNIFICATION

             The Subsidiary Holding Company shall indemnify its directors, officers and employees in accordance with the following requirements:

             SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION. (a) The following definitions apply for purposes of this Article XII:

             (i) ACTION. The term "action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal or otherwise, including any appeal or other proceeding for review;

             (ii) COURT. The term "court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought.

             (iii) FINAL JUDGMENT. The term "final judgment" means a judgment, decree or order that is not appealable or as to which the period for appeal has expired with no appeal taken.

             (iv) SETTLEMENT. The term "settlement" includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

             (b) References in this Article XII to any individual or other person, including any savings bank, shall include legal representatives, successors and assigns thereof.

             SECTION 2. INDEMNIFICATION. Subject to Sections 3 and 7 of this Article XII, the Subsidiary Holding Company shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the Subsidiary Holding Company for:

             (a) Any amount for which that person becomes liable under a judgment in such action; and

             (b) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this Article XII if he or she attains a favorable judgment in such enforcement action.

             SECTION 3.     REQUIREMENTS FOR INDEMNIFICATION.
   Indemnification shall be made to such person under Section 2 of this
   Article XII only if:

             (a)  Final judgment on the merits is in his or her favor; or


             (b)  In case of:

                  (i)  settlement;

                  (ii) final judgment against him or her; or

                  (iii) final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the Subsidiary Holding Company determines that he or she was acting in good faith within the scope of his or her employment or authority as he or she could have reasonably perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the Subsidiary Holding Company or its shareholders.

   However, no indemnification shall be made unless the Subsidiary Holding Company gives the Office at least 60 days' notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement and any disposition of the matter by a court. Such notice, a copy thereof and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director of the Office, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the Office advises the Subsidiary Holding Company in writing, within such notice period, of his or her objection thereto.

             SECTION 4. INSURANCE. The Subsidiary Holding Company may obtain insurance to protect it and its directors, officers and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts committed in their capacity as directors, officers or employees. However, the Subsidiary Holding Company may not obtain insurance that provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

             SECTION 5. PAYMENT OF EXPENSES. If a majority of the directors of the Subsidiary Holding Company concludes that, in connection with an action, any person ultimately may become entitled to indemnification under this Article XII, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys' fees, arising from the defense or settlement of such action. Nothing in this Section 5 shall prevent the directors of the Subsidiary Holding Company from imposing such conditions on a payment of expenses as they deem warranted and in the interests of the Subsidiary Holding Company. Before making advance payment of expenses under this Section 5, the Subsidiary Holding Company shall obtain an agreement that the Subsidiary Holding Company will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

             SECTION 6. EXCLUSIVENESS OF PROVISIONS. The Subsidiary Holding Company shall not indemnify any person referred to in Section 2 of this Article XII or obtain insurance referred to in Section 4 of this Article XII other than in accordance with this Article XII.

             SECTION 7. STATUTORY LIMITATIONS. The indemnification provided for in Section 2 of this Article XII is subject to and qualified by 12 U.S.C. Section 1821(k).

             SECTION 8. SUBSEQUENT LEGISLATION OR REGULATION. If law and regulations thereunder applicable to federal stock savings banks are amended to expand the indemnifications permitted to directors and officers of the Subsidiary Holding Company, then the Subsidiary Holding Company shall indemnify such persons to the extent permitted by such applicable law and regulations, as so amended.

                                                                EXHIBIT D
                                                                ---------


                       DISSENTERS' RIGHTS PROVISIONS
                  OF THE WISCONSIN BUSINESS CORPORATION LAW

                               SUBCHAPTER XIII
                             DISSENTERS' RIGHTS

   180.1301  DEFINITIONS.--In Sections 180.1301 to 180.1331:

        (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

        (1m)  "Business combination" has the meaning given in Section
   180.1130(3).

        (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under Section
   180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

        (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under Section
   180.1302 and who exercises that right when and in the manner required by Sections 180.1320 to 180.1328.

        (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in Section 180.1130(9)(a)1 to 4.

        (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

        (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

   180.1302  RIGHT TO DISSENT.--(1)  Except as provided in sub (4) and
   Section 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

             (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

                  1.  Shareholder approval is required for
                  the merger by Section 180.1103 or by the articles of incorporation.

                  2.  The issuer corporation is a
                  subsidiary that is merged with its
                  parent under Section 180.1104.

             (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

             (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

                  1.  A sale pursuant to court order.

                  2.  A sale for cash pursuant to a plan
                  by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

             (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

        (2) Except as provided in sub. (4) and Section 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

             (a) Alters or abolishes a preferential right of the shares.

             (b)  Creates, alters or abolishes a right in
             respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

             (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

             (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

             (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 180.0604.

        (3) Notwithstanding sub.(1)(a) to (c), if the issuer corporation is a statutory close corporation under Sections 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or Section 180.1803, 180.1813(1)(d) or (2)(b), 180.1815(3) or 180.1829(1)(c).

        (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

        (5) Except as provided in Section 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under Sections 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

   180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS.--(1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

        (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

             (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

             (b) Submits the consent under par.(a) with respect to all shares of which he or she is the beneficial shareholder.

   180.1320 NOTICE OF DISSENTERS' RIGHTS.--(1) If proposed corporate action creating dissenters' rights under Section 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under Sections 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

        (2)  If corporate action creating dissenters' rights under
   Section 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with Section 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in Section 180.1322.

   180.1321 NOTICE OF INTENT TO DEMAND PAYMENT.--(1) If proposed corporate action creating dissenters' rights under Section 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

             (a) Deliver to the issuer corporation before the vote is taken written notice that complies with Section 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

             (b) Not vote his or her shares in favor of the proposed action.

        (2) A shareholder or beneficial shareholder who fails to satisfy sub.(1) is not entitled to payment for his or her shares under Sections 180.1301 to 180.1331.

   180.1322 DISSENTERS' NOTICE.--(1) If proposed corporate action creating dissenters' rights under Section 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied Section 180.1321.

        (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with Section 180.0141 and shall include or have attached all of the following:

             (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

             (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

             (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

             (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

        (e) A copy of Sections 180.1301 to 180.1331.

   180.1323 DUTY TO DEMAND PAYMENT.--(1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in Section 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in Section 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under Section 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

        (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

        (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice is not entitled to payments for his or her shares under Sections 180.1301 to 180.1331.

   180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES.--(1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under Section 180.1326.

        (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

   180.1325 PAYMENT.--(1) Except as provided in Section 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with Section
   180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

        (2) The payment shall be accompanied by all of the following:

             (a) the corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

             (b) A statement of the corporation's estimate of the fair value of the shares.

             (c)  An explanation of how the interest was calculated.

             (d) A statement of the dissenter's right to demand payment under Section 180.1328 if the dissenter is dissatisfied with the payment.

             (e)  A copy of Sections 180.1301 to 180.1331.

   180.1326 FAILURE TO TAKE ACTION.--(1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under Section 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertified shares.

        (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under Section 180.1322 and repeat the payment demand procedure.

   180.1327 AFTER-ACQUIRED SHARES.--(1) A corporation may elect to withhold payment required by Section 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under Section 180.1322 (2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section
   180.1328 if the dissenter is dissatisfied with the offer.

   180.1328  PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER.--
   (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under Section 180.1325, or reject the offer under Section 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

             (a)  The dissenter believes that the amount paid under
        Section 180.1325 or offered under Section 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

             (b)  The corporation fails to make payment under
        Section 180.1325 within 60 days after the date set under
        Section 180.1322 for demanding payment.

             (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under Section 180.1322 for demanding payment.

        (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with Section 180.0141.

   180.1330  COURT ACTION.--(1)  If a demand for payment under Section
   180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under
   Section 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

        (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in Section 801.14.

        (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

             (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

             (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under Section 180.1322 (2)(c), for which the corporation elected to withhold payment under Section 180.1327.

   180.1331 COURT COSTS AND COUNSEL FEES.--(1) (a) Notwithstanding Sections 814.01 to 814.04, the court in a special proceeding brought under Section 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

             (b) Notwithstanding Sections 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 180.1328.

        (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding Sections 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

             (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with Sections 180.1320 to 180.1328.

             (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

        (3) Notwithstanding Sections 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             The registrant's Bylaws provide for the following indemnification for its officers, directors, employees and agents.

             6.01 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS. The association shall indemnify any present or former officer or director of the association to the extent permitted under Sections
   180.042 to 180.049 of the Wisconsin statutes or any present or former employee or agent of the association to the extent permitted under chapter 180 of the Wisconsin statutes.

   Item 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The exhibits and financial statements filed as part of this registration statement are as follows.

        (a)  Exhibits

             The Exhibit Index immediately precedes the attached exhibits.

        (b)  Financial Statement Schedules

             Not applicable.

        (c)  Report or Appraisal

             Not applicable.

   Item 22.  UNDERTAKINGS.

             (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

             The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.





                              POWER OF ATTORNEY

        We, the undersigned directors and executive officers of Marquette Savings Bank, S.A., appoint Richard A. Knisbeck as our true and lawful attorney-in-fact and agent, to do any and all things and acts in our names in the capacities indicated below which said Richard A. Knisbeck may deem necessary or advisable to enable Marquette Savings Bank, S.A. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but not limited to, the power and authority to sign for us or any of us in our names in the capacities indicated below the registration statement and any and all amendments, including post-effective amendments, thereto; and we hereby ratify and confirm all that said Richard A. Knisbeck shall do or cause to be done by virtue hereof.






































                                     -2-





                                 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Allis, state of Wisconsin, on January 18, 2000.

                                                                 MARQUETTE SAVINGS BANK, S.A.

                                                                 By:   /s/ Richard A. Knisbeck
                                                                    --------------------------------------------
                                                                     Richard A. Knisbeck, President
                                                                        and Chief Executive Officer



     By: /s/ Richard A. Knisbeck                                 By: /s/ Gary J. Sparza
         --------------------------------------------               --------------------------------------------
            Richard A. Knisbeck, President, Chief                   Gary J. Sparza, Senior Vice President
              Executive Officer, Chairman of the                       and Secretary
              Board and Director
              (Principal Executive Officer)

     Date: January 18, 2000                                      Date: January 18, 2000


     By: /s/ Thomas X. Gatlin
         --------------------------------------------
           Thomas X. Gatlin
             Treasurer and Controller
             (Principal Financial and Accounting Officer)

     Date:  January 18, 2000


     By:                                                         By:
        --------------------------------------------                --------------------------------------------
        Frederick L. Berndt, Director                               Don M. Janke, Director


     Date:  _____________________, 2000                          Date: _________________________________, 2000



     By: /s/ Rhody J. Megal                                      By: /s/ Joseph H. Morgan
         --------------------------------------------              --------------------------------------------
         Rhody J. Megal, Director                                    Joseph H. Morgan, Director

     Date:  January 18, 2000                                     Date:  January 18, 2000








                                                               -3-





                                EXHIBIT INDEX
    Exhibit
    Number       Description of Document
    -------      -----------------------

    2.1 Agreement and Plan of Reorganization (incorporated herein by reference to Exhibit A of proxy statement/prospectus)

    3.1*         Articles of Incorporation of Marquette Savings Bank,
                 S.A.
    3.2*         Bylaws of Marquette Savings Bank, S.A.

    5.1          Opinion of Schiff Hardin & Waite

    8.1          Tax Opinion of Schiff Hardin & Waite

    10.1*        Salary Continuation Agreement between Marquette
                 Savings Bank, S.A. and Don M. Janke, Chairman of the
                 Board

    10.2* Employment Agreement between Marquette Savings Bank, S.A. and Richard A. Knisbeck, Salary Continuation Agreement and Amendment to Salary Continuation Agreement
    10.3* Employment Agreement between Marquette Savings Bank, S.A. and Gary J. Sparza, Salary Continuation Agreement and Amendment to Salary Continuation Agreement

    10.4* Employment Agreement between Marquette Savings Bank, S.A. and Thomas X. Gatlin

    10.5         Marquette Savings Bank, S.A. 1998 Stock Option and
                 Incentive Plan

    10.6 Marquette Savings Bank, S.A. Management Development and Recognition Plan
    13**         Marquette Savings Bank, S.A. 1999 Annual Report to
                 Stockholders

    21*          List of Subsidiaries

    23.1 Consent of Schiff Hardin & Waite (contained in its opinion filed as Exhibit 5.1).

    24.1 Power of Attorney (incorporated herein by reference to the signature page of this registration statement).
    99.1 Form of proxy to be distributed to stockholders of Marquette Savings Bank, S.A.


   * Previously filed as an Exhibit to the Form 10-KSB for the fiscal year ended March 31, 1998 of Marquette Savings Bank, S.A. under the same Exhibit Number.





   ** Previously filed as an Exhibit to the Form 10-KSB for the fiscal year ended March 31, 1999 of Marquette Savings Bank, S.A. under the same Exhibit Number.